                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 33-62741



EBP HealthPlans (LOGO)

                          EMPLOYEE BENEFIT PLANS, INC.

                                 435 FORD ROAD
                          MINNEAPOLIS, MINNESOTA 55426

                               September 20, 1995

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Meeting") of Employee Benefit Plans, Inc. ("EBP") to be held on October 19, 1995, at 9:00 a.m., local time, at the IDS Tower, 80 South Eighth Street, 50th Floor, Minneapolis, Minnesota 55402.

     At the Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, as amended (the "Merger Agreement") pursuant to which Gemini Acquisition Corp., a wholly-owned subsidiary of First Financial Management Corporation ("FFMC"), will be merged with and into EBP (the "Merger"), with EBP remaining as the surviving corporation and thus becoming a wholly-owned subsidiary of FFMC. The terms of the Merger Agreement provide that holders of the common stock, par value $.01 per share, of EBP ("EBP Common Stock") will receive, for each share of EBP Common Stock owned immediately prior to the effective time of the Merger, 0.1975 of a share (the "Conversion Ratio") of common stock, par value $.10 per share, of FFMC ("FFMC Common Stock"). At the Meeting you will also be asked to consider and vote on a proposal to permit the EBP Board of Directors to adjourn the Meeting in its discretion, including an adjournment to obtain a quorum and/or solicit additional EBP stockholder votes to approve the Merger Agreement (the "Adjournment Proposal").

     Please carefully review and consider the accompanying Notice of Special Meeting of Stockholders and Proxy Statement and Prospectus which contain information about EBP and FFMC and more fully describe the proposed Merger and certain related matters. The affirmative vote of the holders of a majority of the outstanding shares of EBP Common Stock will be necessary for approval and adoption of the Merger Agreement. Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting.

     THE BOARD OF DIRECTORS OF EBP HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE ADJOURNMENT PROPOSAL AS BEING IN THE BEST INTERESTS OF EBP AND ITS STOCKHOLDERS AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE ADJOURNMENT PROPOSAL. THE BOARD OF DIRECTORS OF EBP HAS RECEIVED A WRITTEN OPINION FROM EBP'S FINANCIAL ADVISOR, LEHMAN BROTHERS INC., THAT, AS OF MAY 12, 1995 AND AS OF THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS, AND SUBJECT TO CERTAIN ASSUMPTIONS, FACTORS AND LIMITATIONS SET FORTH IN THE WRITTEN OPINION, THE CONVERSION RATIO TO BE OFFERED TO THE STOCKHOLDERS OF EBP IN THE MERGER WAS AND IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS.

     If the Merger Agreement is approved and adopted and the Merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of EBP Common Stock. Please do not send your share certificates until you receive these materials.

     IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the Meeting in person, you may, if you wish, vote personally on all matters brought before the Meeting even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ William E. Sagan

                                          William E. Sagan
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                          EMPLOYEE BENEFIT PLANS, INC.
                                 435 FORD ROAD
                          MINNEAPOLIS, MINNESOTA 55426
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 19, 1995

To the Stockholders of Employee Benefit Plans, Inc.:

     Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of Employee Benefit Plans, Inc., a Delaware corporation ("EBP"), will be held on October 19, 1995, at 9:00 a.m., local time, at the IDS Tower, 80 South Eighth Street, 50th Floor, Minneapolis, Minnesota 55402, for the following purposes:

          1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 12, 1995, as amended (the "Merger Agreement") among First Financial Management Corporation, a Georgia corporation ("FFMC"), Gemini Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FFMC ("SubCorp") and EBP. Pursuant to the Merger Agreement, among other things, (a) SubCorp will be merged with and into EBP, with EBP remaining as the surviving corporation and thus becoming a wholly-owned subsidiary of FFMC (the "Merger") and (b) each stockholder of EBP will receive, in exchange for each of his or her outstanding shares of common stock, par value $.01 per share, of EBP owned immediately prior to the effective time of the Merger, 0.1975 of a share of common stock, par value $.10 per share, of FFMC.

          2. To consider and vote on a proposal to permit the EBP Board of Directors to adjourn the Meeting in its discretion, including an adjournment to obtain a quorum and/or solicit additional EBP stockholder votes to approve and adopt the Merger Agreement (the "Adjournment Proposal").

          3. To vote upon such procedural or other matters as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors of EBP has fixed the close of business on September 13, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only stockholders of record at such time will be entitled to notice of, and to vote at, the Meeting.

     A form of Proxy and a Proxy Statement and Prospectus containing more detailed information with respect to the matters to be considered at the Meeting accompany this notice.

     THE BOARD OF DIRECTORS OF EBP RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE ADJOURNMENT PROPOSAL.

     IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY, IF YOU WISH, VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE MEETING EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          By Order of the Board of Directors,

                                          /s/ Timothy W. Kuck

                                          Timothy W. Kuck
                                          Secretary
September 20, 1995

     HOLDERS OF EBP COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                         PROXY STATEMENT AND PROSPECTUS

               PROXY STATEMENT                                   PROSPECTUS
        EMPLOYEE BENEFIT PLANS, INC.               FIRST FINANCIAL MANAGEMENT CORPORATION
                435 FORD ROAD                           3 CORPORATE SQUARE, SUITE 700
        MINNEAPOLIS, MINNESOTA 55426                       ATLANTA, GEORGIA 30329

     This Proxy Statement and Prospectus and the accompanying notice and form of proxy are being furnished to the stockholders of Employee Benefit Plans, Inc., a Delaware corporation ("EBP") in connection with the solicitation of proxies by the Board of Directors of EBP from holders of EBP's outstanding shares of common stock, $.01 par value ("EBP Common Stock"), for use at a special meeting of stockholders of EBP to be held on October 19, 1995, at the IDS Tower, 80 South Eighth Street, 50th Floor, Minneapolis, Minnesota 55402 at 9:00 a.m., local time, and at any adjournments or postponements thereof (the "Meeting").

     At the Meeting, the EBP stockholders will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 12, 1995, as amended (the "Merger Agreement") among First Financial Management Corporation, a Georgia corporation ("FFMC"), Gemini Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of FFMC ("SubCorp") and EBP. Under the Merger Agreement, EBP will become a wholly-owned subsidiary of FFMC through a merger of EBP with SubCorp (the "Merger"), and each outstanding share of EBP Common Stock will be converted into and exchanged for the right to receive 0.1975 of a share of FFMC common stock, $.10 par value ("FFMC Common Stock"). The Merger Agreement is attached to this Proxy Statement and Prospectus as Annex A and is incorporated herein by reference. At the Meeting, EBP stockholders will also be asked to consider and vote on a proposal to permit the EBP Board of Directors to adjourn the Meeting in its discretion, including an adjournment to obtain a quorum and/or solicit additional EBP stockholder votes to approve and adopt the Merger Agreement (the "Adjournment Proposal").

     The Board of Directors of EBP knows of no business that will be presented at the Meeting other than the matters described in this Proxy Statement and Prospectus. If any procedural or other matters properly come before the Meeting, proxies will be voted in accordance with the discretion of the proxy holders.

     This Proxy Statement and Prospectus serves as the proxy statement of EBP and is first being mailed, with the accompanying form of proxy, to the stockholders of EBP on or about September 20, 1995.

     FFMC has filed a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering 1,817,664 shares of FFMC Common Stock issuable in connection with the Merger. This Proxy Statement, along with the materials which are incorporated by reference, also constitutes the Prospectus of FFMC filed as part of the Registration Statement.

     THE DESCRIPTION OF ALL DOCUMENTS IN THIS PROXY STATEMENT AND PROSPECTUS IS QUALIFIED BY REFERENCE TO THE TEXT OF THOSE DOCUMENTS, INCLUDING BUT NOT LIMITED TO, THOSE DOCUMENTS ATTACHED AS ANNEXES TO THIS PROXY STATEMENT AND PROSPECTUS.

     On September 18, 1995, the last trading day prior to the date of this Proxy Statement and Prospectus, the last sale prices of FFMC Common Stock and EBP Common Stock as reported on the New York Stock Exchange were $94.50 per share and $18.50 per share, respectively. EBP stockholders are urged to obtain current quotes for FFMC Common Stock.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement and Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer, or solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement and Prospectus nor any distribution of the securities offered pursuant to this Proxy Statement and Prospectus shall create an implication that there has been no change in the affairs of EBP or FFMC since the date of this Proxy Statement and Prospectus.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS IS SEPTEMBER 19, 1995.

                             AVAILABLE INFORMATION

     FFMC and EBP are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") relating to their respective businesses, financial statements and other matters. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material may be inspected and copied at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005 where FFMC Common Stock and EBP Common Stock are listed.

     FFMC has filed a Registration Statement under the Securities Act with the SEC covering the FFMC Common Stock to be issued in connection with the Merger. This Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. With respect to statements made in this Proxy Statement and Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected at the public reference facilities of the SEC listed above.

     THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. FFMC AND EBP WILL PROVIDE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM A COPY OF THIS PROXY STATEMENT AND PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, COPIES OF ALL SUCH DOCUMENTS (OTHER THAN THE EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) WITHIN ONE BUSINESS DAY OF SUCH REQUEST. REQUESTS FOR INFORMATION PERTAINING TO FFMC SHOULD BE DIRECTED TO FIRST FINANCIAL MANAGEMENT CORPORATION, 3 CORPORATE SQUARE, SUITE 700, ATLANTA, GA 30329, ATTN: RANDOLPH L.M. HUTTO, TELEPHONE: (404) 321-0120. REQUESTS FOR INFORMATION PERTAINING TO EBP SHOULD BE DIRECTED TO EMPLOYEE BENEFIT PLANS, INC., 435 FORD ROAD, MINNEAPOLIS, MN 55426, ATTN: TIMOTHY W. KUCK, TELEPHONE: (612) 546-4353. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN OCTOBER 12, 1995 (FIVE BUSINESS DAYS BEFORE THE DATE OF THE MEETING).

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by FFMC with the SEC (File No. 1-10442) pursuant to the Exchange Act are incorporated herein by reference: (1) FFMC's Annual Report on Form 10-K for the year ended December 31, 1994; (2) FFMC's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995; (3) FFMC's Current Reports on Form 8-K dated November 4, 1994 (reporting the proposed acquisition of Western Union Financial Services, Inc. and related assets ("Western Union")), November 15, 1994 (confirming consummation of the acquisition of Western Union and reflecting various adjustments in the Stock Purchase Agreement with respect to the acquisition of Western Union), March 28, 1995 (providing updated pro forma financial information regarding FFMC's acquisition of Western Union), June 9, 1995 (filing certain additional material contracts), June 12, 1995 (reporting FFMC's agreement to merge with a subsidiary of First Data Corporation ("First Data")), July 25, 1995 (providing historical financial data for First Data and CESI Holdings, Inc.), and September 11, 1995 (providing updated pro forma financial information with respect to the proposed merger of FFMC with a subsidiary of First Data); and (4) the description of FFMC's Common Stock contained in its Registration Statement on Form 8-A, filed on January 16, 1990, as updated by Item 2, Part II to FFMC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1990 and information contained in Note I to the financial statements included in FFMC's Annual Report on Form 10-K for the year ended December 31, 1993.

     The following documents filed by EBP with the SEC (File No. 1-10947) pursuant to the Exchange Act are incorporated herein by reference: (1) the consolidated financial statements included in EBP's 1994 Annual Report to Stockholders and incorporated by reference into EBP's Annual Report on Form 10-K for the year ended December 31, 1994; (2) EBP's Annual Report on Form 10-K for the year ended December 31, 1994; (3) EBP's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995; and (4) the description of EBP's Common Stock contained in its Registration Statement on Form 8-A, filed on December 3, 1991.

     All documents filed by FFMC and EBP pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and Prospectus and prior to the date of the Meeting, and all such documents filed by FFMC after the date of this Proxy Statement and Prospectus and prior to the date the offering made pursuant to this Proxy Statement and Prospectus is terminated (including without limitation the Joint Proxy Statement/Prospectus of FFMC and First Data in connection with the proposed merger of FFMC with a subsidiary of First Data included as part of a Registration Statement on Form S-4 filed by First Data), shall be deemed to be incorporated by reference and to be a part of this Proxy Statement and Prospectus from the date of the filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

                               TABLE OF CONTENTS

SUMMARY...............................................................................     1
  The Companies.......................................................................     1
  The Merger..........................................................................     1
  The Meeting.........................................................................     2
  EBP Reasons for the Merger; Recommendation of EBP's Board of Directors..............     2
  Merger Consideration................................................................     2
  No Appraisal Rights.................................................................     3
  Certain Terms of the Merger.........................................................     3
     Conditions to the Merger.........................................................     3
     Termination......................................................................     3
  Tax Consequences....................................................................     3
  Comparison of Stockholder Rights....................................................     4
  Market Prices.......................................................................     4
  Opinion of EBP's Financial Advisor..................................................     4
  Interests of Certain Persons in the Merger..........................................     4
  Governmental and Regulatory Requirements............................................     5
  Selected Historical Consolidated Financial Data.....................................     6
  Pro Forma Combined Financial Data...................................................     7
  Comparative Per Share Data..........................................................     7
THE MEETING...........................................................................    10
  General.............................................................................    10
  Record Date and Shares Entitled to Vote.............................................    10
  Vote Required; Security Ownership of Management.....................................    10
  Adjournment Proposal................................................................    10
  Voting, Solicitation and Revocation of Proxies......................................    11
  Solicitation of Proxies.............................................................    11
  No Appraisal Rights Under Delaware Law..............................................    12
THE MERGER............................................................................    13
  Background of the Merger............................................................    13
  EBP Reasons for the Merger; Recommendation of the Board of Directors of EBP.........    18
  Opinion of EBP's Financial Advisor..................................................    20
  FFMC Reasons for the Merger.........................................................    29
  The Merger Agreement................................................................    30
  Merger Consideration................................................................    30
  Treatment of EBP Stock Options and Debentures.......................................    30
  Conditions to the Merger............................................................    31
  Effective Time and Termination......................................................    31
  Amendment...........................................................................    32
  Representations, Warranties, Covenants and Agreements...............................    33
  Governmental and Regulatory Requirements............................................    33
  Expenses............................................................................    34
  Resale of FFMC Common Stock.........................................................    34
  Interests of Certain Persons in the Merger..........................................    34
  Tax Consequences....................................................................    36
  Accounting Treatment................................................................    37
BUSINESS OF EBP.......................................................................    38
BUSINESS OF FFMC......................................................................    38
  General.............................................................................    38
  Proposed Merger of FFMC with First Data Corporation.................................    38
FFMC MANAGEMENT AND PRINCIPAL STOCKHOLDERS............................................    40

EBP VOTING STOCK AND PRINCIPAL HOLDERS................................................    41
COMPARISON OF RIGHTS OF HOLDERS OF FFMC COMMON STOCK AND HOLDERS OF EBP COMMON
  STOCK...............................................................................    42
  Limitation of Liability of Directors................................................    42
  Indemnification of Officers and Directors...........................................    42
  Directors...........................................................................    43
  Dividends and Distributions.........................................................    44
  Special Stockholder Meetings; Action Without a Meeting..............................    44
  Stockholder Proposals...............................................................    45
  Stockholder Inspection Rights.......................................................    45
  Amendment of the Articles of Incorporation and Bylaws...............................    45
  Appraisal Rights....................................................................    46
  Anti-Takeover Provisions............................................................    46
  Stockholder Approval of Mergers and Asset Sales.....................................    47
FFMC CAPITAL STOCK....................................................................    47
  FFMC Common Stock...................................................................    48
  FFMC Preferred Stock................................................................    48
LEGAL MATTERS.........................................................................    48
EXPERTS...............................................................................    48
OTHER MATTERS.........................................................................    49
ANNEX A -- MERGER AGREEMENT
ANNEX B -- FAIRNESS OPINION

                                    SUMMARY

     The following summary is intended to highlight certain information contained elsewhere in this Proxy Statement and Prospectus. This summary is not a complete statement of all material information presented elsewhere herein and is qualified in its entirety by the more detailed information contained elsewhere herein and in the accompanying annexes and the documents referred to herein. Stockholders are urged to read this Proxy Statement and Prospectus and the accompanying annexes in their entirety. As used in this Proxy Statement and Prospectus, the terms "FFMC" and "EBP" refer to such corporations, respectively, and, except where the context otherwise requires, such entities and their respective subsidiaries. All information concerning FFMC included in the Proxy Statement and Prospectus has been provided by FFMC, and all information concerning EBP included in this Proxy Statement and Prospectus has been provided by EBP. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement and Prospectus.

THE COMPANIES

     First Financial Management Corporation, a Georgia corporation ("FFMC"), is a worldwide leader in information services, offering a vertically integrated set of data processing, storage and management products for the capture, manipulation and distribution of data. Services include merchant and consumer payment services (involving credit cards, debit cards, checks and nonbank money transfers); debt collection and accounts receivable management; data imaging, micrographics and electronic database management; health care claims processing and integrated management and cost containment services; and the development and marketing of data communications and information processing systems, including in-store marketing programs and systems for supermarkets. Gemini Acquisition Corp., a Delaware corporation ("SubCorp"), is a newly formed subsidiary of FFMC formed for purposes of effecting the Merger. The principal executive offices of FFMC and SubCorp are at 3 Corporate Square, Suite 700, Atlanta, Georgia 30329 and the telephone number is (404) 321-0120.

     On June 13, 1995, FFMC and First Data Corporation, a Delaware corporation ("First Data"), announced the execution of an Agreement and Plan of Merger dated as of June 12, 1995 (the "First Data Agreement") pursuant to which FDC Merger Corp., a wholly-owned subsidiary of First Data, would merge with and into FFMC (the "First Data Merger") and each share of FFMC Common Stock, including any such shares acquired by EBP stockholders pursuant to the Merger Agreement, would be converted into 1.5859 shares of the $.01 par value common stock of First Data ("First Data Common Stock"). If the First Data Merger is consummated, FFMC would become a wholly-owned subsidiary of First Data. It is anticipated that the Merger will become effective before the effective date of the First Data Merger. HOWEVER, BASED ON THE RECORD DATES FOR THE MERGER AND THE FIRST DATA MERGER, EBP STOCKHOLDERS WILL NOT HAVE AN OPPORTUNITY TO VOTE ON THE FIRST DATA MERGER. THE FIRST DATA MERGER IS SUBJECT TO A NUMBER OF CONDITIONS, AND THERE CAN BE NO ASSURANCE THAT ALL CONDITIONS WILL BE SATISFIED OR WAIVED OR THAT THE FIRST DATA MERGER WILL BE CONSUMMATED. See "Business of FFMC -- Proposed Merger of FFMC with First Data Corporation."

     Employee Benefit Plans, Inc., a Delaware corporation ("EBP"), through its subsidiaries EBP HealthPlans, Inc. and EBPLife Insurance Company, provides managed health care products and services to companies throughout the United States. EBP's products and services include health insurance coverages, benefit plan design and consulting, claims administration and processing, medical cost management programs, health care provider networks, and a managed pharmacy program. EBP tailors the delivery of its managed health care products and services to meet the needs of customers in specific geographic areas of the United States. EBP's customers are primarily small and medium sized companies seeking to minimize their health care costs while providing quality medical benefit plans to their employees. EBP provides its managed health care products and services to more than 2,100 customers with approximately 1.1 million members. EBP's principal executive office is at 435 Ford Road, Minneapolis, Minnesota 55426 and the telephone number is (612) 546-4353.

THE MERGER

     Under the terms of the Merger Agreement, EBP will merge with SubCorp and will thus become a wholly-owned subsidiary of FFMC. After the Merger, EBP will remain as the surviving corporation in the

Merger. Subject to the approval of the stockholders of EBP and the satisfaction or waiver of conditions precedent to the Merger but no later than the third business day after such approval and satisfaction or waiver of conditions (the "Closing Date"), the Merger will become effective at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware, unless a different effective time is specified in the certificate of merger (the "Effective Time"). Assuming that the Merger Agreement is approved at the Meeting and all other conditions to the Merger are satisfied or waived, it is anticipated that the Effective Time will occur on the date of the Meeting, or as soon thereafter as practicable.

THE MEETING

     The Meeting will be held on October 19, 1995 at 9:00 a.m., local time, at the IDS Tower, 80 South Eighth Street, 50th Floor, Minneapolis, Minnesota 55402. The purpose of the Meeting is to consider and vote upon proposals to approve and adopt the Merger Agreement and approve the Adjournment Proposal. Holders of shares of EBP Common Stock entitled to vote will also consider and vote upon any procedural or other matters as may properly come before the Meeting or any adjournments thereof.

     Only holders of record of EBP Common Stock at the close of business on September 13, 1995 (the "Record Date") will be entitled to notice of and to vote at the Meeting. At the close of business on such date, there were 8,479,603 shares of EBP Common Stock outstanding. The affirmative vote of a majority of the outstanding shares of EBP Common Stock will be necessary for approval and adoption of the Merger Agreement. Abstentions, failures to vote and broker non-votes will have the same effect as votes against approval and adoption of the Merger Agreement. Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote thereon. Abstentions will have the same effect as votes against the Adjournment Proposal. Broker non-votes and failures to vote with respect to the Adjournment Proposal will not have the effect of a vote for or against the matter. Directors and executive officers of EBP and their affiliates held in the aggregate approximately 5.0% of the outstanding shares of EBP Common Stock as of the Record Date. See "The Meeting."

     Representatives of EBP's independent auditors, Arthur Andersen LLP, will be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

     No vote of the stockholders of FFMC is required to approve the Merger Agreement or the Adjournment Proposal.

EBP REASONS FOR THE MERGER; RECOMMENDATION OF EBP'S BOARD OF DIRECTORS

     EBP's Board of Directors (including all eight independent directors) has approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, EBP and its stockholders. Accordingly, EBP's Board of Directors recommends that EBP's stockholders vote FOR approval and adoption of the Merger Agreement. In approving the Merger Agreement, EBP's directors considered, among other things, EBP's financial condition, the financial terms and tax consequences of the Merger, and an opinion from Lehman Brothers Inc. ("Lehman Brothers") regarding the fairness, from a financial point of view, of the Conversion Ratio (defined below) to be offered to the stockholders of EBP. The nine directors of EBP are not affiliated with FFMC or First Data. The Board of Directors of EBP has also approved the Adjournment Proposal and recommends that EBP's stockholders vote FOR approval of the Adjournment Proposal. See "The Merger -- Background of the Merger," " -- EBP Reasons for the Merger; Recommendation of the Board of Directors of EBP" and "-- Opinion of EBP's Financial Advisor."

MERGER CONSIDERATION

     At the Effective Time, each outstanding share of EBP Common Stock will be converted into and exchanged for the right to receive 0.1975 of a share of FFMC Common Stock (the "Conversion Ratio") and cash in lieu of any fractional shares of FFMC Common Stock to which an EBP stockholder would be entitled (collectively, the "Merger Consideration"). The Conversion Ratio was negotiated by EBP and FFMC based on the relative valuations of EBP Common Stock and FFMC Common Stock. See "The Merger -- Background of the Merger." If the First Data Merger is consummated, each outstanding share of FFMC Common Stock, including any such shares acquired by EBP stockholders pursuant to the Merger Agreement, would be converted into 1.5859 shares of First Data Common Stock. See "Business of FFMC -- Proposed Merger of FFMC with First Data Corporation."

NO APPRAISAL RIGHTS

     Because EBP Common Stock is listed on the New York Stock Exchange (the "NYSE"), holders of EBP Common Stock are not entitled to appraisal rights under Delaware law. See "The Meeting -- No Appraisal Rights under Delaware Law."

CERTAIN TERMS OF THE MERGER

     CONDITIONS TO THE MERGER. The obligations of FFMC, EBP and SubCorp to consummate the Merger are subject to the prior satisfaction of various conditions, including, among others, (a) approval of the Merger Agreement by EBP's stockholders; (b) FFMC's Registration Statement for the FFMC Common Stock to be issued in the Merger having become effective under the Securities Act and no stop order having been issued or having become pending or threatened; (c) EBP and FFMC each having received an opinion from Sutherland, Asbill & Brennan, counsel for FFMC, as to the tax consequences of the Merger; and (d) the shares of FFMC Common Stock to be issued in the Merger having been authorized for listing on the NYSE upon official notice of issuance. In addition, neither FFMC nor EBP is obligated to complete the Merger unless certain additional conditions have been satisfied. See "The Merger -- Conditions to the Merger."

     Certain of the conditions to the Merger may not be waived by the parties, including the approval of EBP's stockholders and the effectiveness of the Registration Statement. Although the receipt of the tax opinion of Sutherland, Asbill & Brennan may be waived by the parties, FFMC and EBP intend, in the event such opinion is not or cannot be delivered (which is not presently contemplated) but the parties nonetheless desire to consummate the Merger, to file with the Commission a post-effective amendment to the Registration Statement and to resolicit the approval of the Merger Agreement by the stockholders of EBP pursuant to an amended Proxy Statement and Prospectus.

     TERMINATION. The Merger Agreement may be terminated prior to the filing of the certificate of merger in certain circumstances, including (a) by mutual action of the FFMC and EBP Boards of Directors; (b) by FFMC or EBP if any of certain conditions to their respective obligations has not been satisfied or waived (or by their nature cannot be cured or eliminated) prior to the Closing Date; (c) by FFMC or EBP if any general suspension of, or limitation on, trading on the NYSE has continued for a period of 15 days or a bank moratorium in the United States has continued for a period of 15 days; (d) if the Merger has not been consummated by October 31, 1995; or (e) in certain circumstances involving a Competing Transaction. See "The Merger -- Effective Time and Termination."

     Under certain circumstances, if the Merger Agreement is terminated, EBP may be obligated to pay FFMC liquidated damages in the amount of $3,000,000 or FFMC's out-of-pocket expenses reasonably incurred in connection with the Merger, up to a maximum of $1,000,000. See "The Merger -- Effective Time and Termination."

TAX CONSEQUENCES

     No ruling of the Internal Revenue Service is being sought in connection with the Merger, but it is anticipated that the Merger will not result in a taxable transaction for holders of shares of EBP Common Stock except to the extent of cash received in lieu of fractional shares of FFMC Common Stock. The parties' obligation to consummate the Merger is subject to receipt of an opinion from Sutherland, Asbill & Brennan, as to the federal income tax consequences to EBP and its stockholders as described above. This condition will be satisfied through an update of the opinion previously issued by Sutherland, Asbill & Brennan and described in "The Merger -- Tax Consequences." If the First Data Merger is consummated, the exchange of shares of FFMC Common Stock for First Data Common Stock is not expected to result in a taxable transaction for holders of shares of FFMC Common Stock except to the extent of cash received in lieu of fractional shares of First Data Common Stock. See "The Merger -- Tax Consequences."

COMPARISON OF STOCKHOLDER RIGHTS

     If the Merger is consummated, holders of shares of EBP Common Stock will become holders of FFMC Common Stock which will result in their rights as stockholders being governed by Georgia law. A discussion of the material differences between the rights of holders of EBP Common Stock and holders of FFMC Common Stock is set forth in "Comparison of Rights of Holders of FFMC Common Stock and Holders of EBP Common Stock." Consummation of both the Merger and the First Data Merger will result in the rights of holders of EBP Common Stock being governed by the First Data Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (the "DGCL"). See "Business of FFMC -- Proposed Merger of FFMC with First Data Corporation."

MARKET PRICES

     FFMC Common Stock is quoted on the NYSE under the symbol "FFM." EBP Common Stock is quoted on the NYSE under the symbol "EBP." The following table shows the last sale price per share of EBP Common Stock and FFMC Common Stock as reported by the NYSE (a) on May 10, 1995, the last full trading day prior to EBP's announcement of negotiations with respect to a possible acquisition of EBP; (b) on May 12, 1995, the last full trading day prior to the announcement of execution of the Merger Agreement; (c) on June 12, 1995, the last full trading day prior to the announcement of execution of the First Data Agreement; and (d) on September 18, 1995. The table also indicates, as of such dates, the market value on an equivalent per share basis of EBP Common Stock computed by applying the Conversion Ratio to the market value of FFMC Common Stock on such dates.

                                                                                   EQUIVALENT MARKET
                                                                                    VALUE PER SHARE
                                                     EBP              FFMC              OF EBP
                                                 COMMON STOCK     COMMON STOCK       COMMON STOCK
                                                 ------------     ------------     -----------------
May 10, 1995...................................    $  9.375         $ 74.625            $ 14.74
May 12, 1995...................................    $ 12.375         $ 74.250            $ 14.66
June 12, 1995..................................    $ 14.625         $ 76.750            $ 15.16
September 18, 1995.............................    $ 18.500         $ 94.500            $ 18.66

     EBP STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTES FOR FFMC COMMON STOCK.

OPINION OF EBP'S FINANCIAL ADVISOR

     Lehman Brothers has rendered a written opinion to EBP, dated September 19, 1995, that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such opinion, the Conversion Ratio to be offered to the stockholders of EBP in the Merger is fair, from a financial point of view, to such stockholders. The opinion of Lehman Brothers is attached as Annex B to this Proxy Statement and Prospectus. EBP stockholders are urged to read the opinion in its entirety for a description of the procedures followed, factors considered, and limitations on the review undertaken therewith. See "The Merger -- Opinion of EBP's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of EBP's management and Board of Directors have interests in the Merger in addition to their interests solely as stockholders of EBP. Those interests relate to, among other things, provisions in the Merger Agreement or other agreements regarding settlement of all outstanding performance share awards (through the issuance of 58,000 shares of EBP Common Stock), compensation for past services and for services, including post-closing services, in connection with the Merger to executive officers (up to a maximum of $750,000), severance benefits to executive officers (totalling a maximum of approximately $2.9 million) and indemnification of EBP's officers and directors. Two of EBP's executive officers have each entered into an Option and Stock Agreement with FFMC, under which FFMC will purchase at the Effective Time of the Merger an aggregate of 60,000 restricted shares of EBP Common stock for $14.70 per share, and will cause EBP to repurchase stock options for the purchase of an aggregate of 165,000 shares of EBP Common Stock for $14.70 per share less the applicable exercise price. EBP's Board of Directors has approved the acceleration of the exercisability of all outstanding stock options under EBP's stock option plans at the

Effective Time, other than 20,000 options granted to EBP's independent directors in June 1995. See "The Merger -- Interests of Certain Persons in the Merger."

GOVERNMENTAL AND REGULATORY REQUIREMENTS

     FFMC and EBP are not aware of any governmental or regulatory requirements for consummation of the Merger other than compliance with applicable federal and state securities laws, compliance with state insurance laws, and the expiration or the termination of the waiting periods applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules and regulations thereunder. Under the HSR Act, certain acquisition transactions, such as the Merger, may not be consummated unless required information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified waiting period requirements have been satisfied. On June 2, 1995, FFMC and EBP each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger. The applicable waiting period for the Merger was terminated on June 12, 1995. Termination of the waiting period under the HSR Act permits consummation of the Merger without violating the HSR Act provision prohibiting such consummation prior to expiration of the waiting period. Under Oklahoma law, the acquisition of control of EBPLife Insurance Company by FFMC requires approval by the Oklahoma Insurance Department prior to the Effective Time. This approval was granted on September 1, 1995. See "The Merger -- Governmental and Regulatory Requirements."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data for FFMC and EBP. Such information should be read in conjunction with FFMC's and EBP's audited consolidated financial statements and notes and the unaudited interim financial information of FFMC and EBP incorporated by reference herein. Unaudited historical interim financial data for FFMC and EBP include all adjustments (all of a normal recurring nature) that FFMC and EBP, respectively, consider necessary for a fair presentation of the consolidated operating results for such interim periods. Results for the 1995 interim period are not necessarily indicative of results for the full year.

     During each of the periods presented below, FFMC and EBP have made various acquisitions, accounted for as purchases, which affect the comparability of the data presented. FFMC's per share data have been restated to reflect a 3-for-2 split of FFMC Common Stock in March 1992. During 1992, EBP changed its fiscal year ending May 31 to a calendar year ending December 31. This change resulted in a shortened fiscal period of seven months (June 1, 1992 to December 31, 1992). EBP has not paid cash dividends on its common stock.

                                                                                         FOR OR AT THE
                                                                                       SIX MONTHS ENDED
                                     FOR OR AT THE YEAR ENDED DECEMBER 31,                 JUNE 30,
                             ------------------------------------------------------   -------------------
                               1990       1991       1992         1993     1994(B)      1994       1995
                             --------   --------   --------     --------   --------   --------   --------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA)            (UNAUDITED)
FFMC
INCOME STATEMENT DATA:
Revenues...................  $  816.3   $1,057.5   $1,508.4     $1,759.6   $2,207.5   $  978.8   $1,466.3
Income from continuing
  operations(a)............      47.7       62.7       21.4(c)     131.8      160.2       63.7       79.9
BALANCE SHEET DATA:
Total assets...............  $1,105.2   $1,297.0   $1,571.7     $1,645.9   $3,135.7   $1,760.1   $3,111.6
Long-term debt, including
  current portion..........     207.8      152.1      158.7         17.3       62.3       23.8      232.6
Convertible debentures.....     166.8         --         --           --      447.1         --      447.1
Shareholders' equity.......     600.7      997.6    1,124.9      1,253.5    1,429.8    1,325.5    1,554.0
PER SHARE INFORMATION:
Income from continuing
  operations:
  Primary..................  $   1.17   $   1.32   $   0.35(c)  $   2.12   $   2.56   $   1.02   $   1.25
  Fully diluted............      1.10       1.23       0.35(c)      2.12       2.56       1.02       1.25
Cash dividends declared....      0.07       0.07       0.10         0.10       0.10       0.05       0.05

---------------

(a) In 1992, FFMC disposed of one of its two business segments which is reflected in discontinued operations in 1992 and prior periods.
(b) In November 1994, FFMC acquired Western Union Financial Services, Inc. for $893.2 million of cash consideration and assumption of pension obligations.
(c) Includes an after tax loss on the sale of a business of $64.7 million, or a loss of $1.07 per share.

                                                            FOR OR AT                             FOR OR AT
                                                               THE            FOR OR AT            THE SIX
                                   FOR OR AT THE           SEVEN MONTHS     THE YEAR ENDED       MONTHS ENDED
                                YEAR ENDED MAY 31,            ENDED          DECEMBER 31,          JUNE 30,
                            ---------------------------    DECEMBER 31,    ----------------    ----------------
                             1990      1991       1992         1992         1993      1994      1994      1995
                            ------    ------     ------    ------------    ------    ------    ------    ------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)        (UNAUDITED)
EBP
INCOME STATEMENT DATA:
Revenues.................   $ 97.8    $165.7     $218.6       $142.7       $251.6    $237.1    $118.2    $119.6
Net income (loss)........     (2.5)     15.0       (3.7)(b)      (0.4)(c)     5.7      10.8       9.0       3.7
BALANCE SHEET DATA:
Total assets.............   $ 77.8    $193.8(a)  $229.9       $223.1       $207.0    $183.8    $197.2    $188.5
Long-term debt, including
  current portion........      7.8      76.9(a)    81.3         80.1         66.7      56.9      64.5      56.3
Shareholders' equity.....     33.7      68.9       68.6         69.2         75.5      78.3      78.7      87.0
PER SHARE INFORMATION:
Income (loss) from
  continuing operations:
  Primary................   $(0.43)   $ 1.99     $(0.45)      $(0.05)      $ 0.67    $ 1.30(d) $ 1.08    $ 0.45
  Fully diluted..........    (e)       (e)        (e)          (e)          (e)       (e)      $ 1.04     (e)

---------------
(a) During the year ended May 31, 1991, EBP issued $69 million face amount of 6 3/4% convertible subordinated debentures, due in 2006.
(b) Amount included an $11.3 million charge to increase EBP's accrued legal reserves, substantially all of which related to the legal fees and expenses (excluding settlement costs) anticipated to be incurred in the defense of certain litigation matters outside of the ordinary course of business. These matters were settled and dismissed in subsequent periods.
(c) Amount included a $5.4 million charge for settlement of EBP's securities litigation. Legal fees and expenses for the defense of this matter had previously been accrued in the year ended May 31, 1992.
(d) Includes extraordinary gain on early debt retirement of $0.12 per share.
(e) Primary and fully diluted earnings per share are substantially the same for these periods.

PRO FORMA COMBINED FINANCIAL DATA

     No pro forma financial information for the Merger is presented as the anticipated impact is not material to FFMC. FFMC's Current Report on Form 8-K dated September 11, 1995, which is incorporated herein by reference, provides pro forma financial information with respect to the First Data Merger.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain per share data of FFMC Common Stock and EBP Common Stock. No pro forma combined per share data for the Merger is presented as the anticipated impact is not material to FFMC. This data should be read in conjunction with the consolidated financial statements of FFMC and EBP and the notes thereto incorporated herein by reference. EBP equivalent combined per share amounts are calculated by applying the Conversion Ratio to the FFMC historical per share amounts such that the equivalent combined per share amounts are equated to one share of EBP Common Stock.

                                                                                                EBP
                                                                      FFMC         EBP       EQUIVALENT
                                                                   HISTORICAL   HISTORICAL   COMBINED
                                                                   ----------   ----------   ---------
Income From Continuing Operations:
  Year ended December 31, 1994...................................    $ 2.56       $ 1.18(a)   $  0.51
  Six Months ended June 30, 1995.................................      1.25         0.45         0.25
Cash Dividends Declared:
  Year ended December 31, 1994...................................    $ 0.10           --      $  0.02
  Six Months ended June 30, 1995.................................      0.05           --         0.01
Book Value:
  December 31, 1994..............................................    $23.23       $ 9.26      $  4.59
  June 30, 1995..................................................     24.33        10.27         4.81
Tangible Book Value:
  December 31, 1994..............................................    $(9.47)      $ 5.79      $ (1.87)
  June 30, 1995..................................................     (8.42)        6.91        (1.66)

---------------
(a) Excludes extraordinary gain on early debt retirement of $0.12 per share.

     The following table sets forth certain per share data of First Data Common Stock and pro forma combined per share data after giving effect to the First Data Merger and certain acquisitions by First Data and FFMC in 1994 and 1995 -- see Note (a). The data should be read in conjunction with the consolidated financial statements of FFMC and First Data and notes thereto and the Pro Forma Combined Financial Statements and notes thereto contained in FFMC's Current Reports on Form 8-K dated July 25, 1995 and September 11, 1995, which are incorporated herein by reference. The equivalent pro forma combined per share of EBP Common Stock represents the First Data/FFMC pro forma combined amounts multiplied by 0.3132 (the First Data Merger conversion ratio of 1.5859 multiplied by the Merger Conversion Ratio of 0.1975). THE FIRST DATA MERGER IS SUBJECT TO A NUMBER OF CONDITIONS, AND THERE CAN BE NO ASSURANCE THAT ALL CONDITIONS WILL BE SATISFIED OR WAIVED OR THAT THE FIRST DATA MERGER WILL BE CONSUMMATED. See "Business of FFMC -- Proposed Merger of FFMC with First Data Corporation."

                                                                       FIRST         EQUIVALENT PRO
                                                                       DATA/         FORMA COMBINED
                                                                        FFMC          PER SHARE OF
                                                       FIRST DATA    PRO FORMA            EBP
                                                       HISTORICAL     COMBINED        COMMON STOCK
                                                       -----------   ----------     ----------------
Income From Continuing Operations:
  Year ended December 31, 1992.......................    $  1.30       $ 0.80            $ 0.25
  Year ended December 31, 1993.......................       1.56         1.46              0.46
  Year ended December 31, 1994.......................       1.87         1.63(b)           0.51(b)
  Six Months ended June 30, 1995.....................       0.94         0.83(b)           0.26(b)
Cash Dividends Declared:
  Year ended December 31, 1992.......................    $  0.21       $ 0.21(c)         $ 0.07
  Year ended December 31, 1993.......................       0.12         0.12(c)           0.04
  Year ended December 31, 1994.......................       0.12         0.12(c)           0.04
  Six Months ended June 30, 1995.....................       0.06         0.06(c)           0.02
Book Value:(d)
  December 31, 1994..................................    $  9.43       $13.82            $ 4.33
  June 30, 1995......................................      14.81        15.06              4.72
Tangible Book Value:(d)
  December 31, 1994..................................    $ (1.37)      $(4.36)           $(1.37)
  June 30, 1995......................................      (2.07)       (3.56)            (1.12)

---------------


(a) The First Data/FFMC pro forma combined income from continuing operations per share gives effect to the First Data Merger under pooling of interests accounting as if the Merger had occurred at January 1, 1992, combining the results of First Data and FFMC for the periods presented. For the year ended December 31, 1994 and the six months ended June 30, 1995 the First Data/FFMC pro forma combined income from continuing operations also gives effect to First Data's acquisition of CESI Holdings, Inc. in March 1995 and FFMC's acquisition of Western Union Financial Services, Inc. in November 1994 as if such acquisitions, accounted for as purchases, had taken place January 1, 1994.

    The comparative per common share data in this table exclude the effect of
    (i) potential increased revenues or operating synergies and cost savings which may be achieved upon combining the resources of First Data and FFMC;
    (ii) investment banking, legal and miscellaneous transaction costs of the First Data Merger, currently estimated to be $52.3 million on an after-tax basis; (iii) costs associated with termination benefits of certain employees of FFMC, currently estimated to be $143.1 million on an after-tax basis; and
    (iv) costs associated with the integration and consolidation of the companies which are not presently estimable. Had the impact of (a)(ii) and
    (a)(iii) been included at June 30, 1995, pro forma combined and equivalent pro forma combined book value would have been $14.44 per share and $4.52 per share, respectively, and pro forma combined and equivalent pro forma combined tangible book value would have been $(4.18) and $(1.31) per share, respectively.


(b) The pro forma combined and equivalent pro forma combined income from continuing operations per share, giving effect only to the First Data Merger and not including the pro forma effect of the acquisitions of CESI Holdings, Inc. and Western Union Financial Services, Inc., are $1.75 and $0.55, respectively, for the year ended December 31, 1994 and $0.86 and $0.27, respectively, for the six months ended June 30, 1995. This information is consistent with the method of presentation above for the years ended December 31, 1992 and 1993.


(c) The First Data/FFMC pro forma combined cash dividends declared represent First Data historical cash dividends declared. No assurance can be given that equivalent dividends will be paid in the future. The amount of future dividends payable by First Data will depend upon the earnings and financial condition of First Data and other relevant factors, including, without limitation, applicable governmental regulations and policies and debt covenant restrictions.


(d) The dilutive impact of outstanding stock options is estimated to be less than 3% and the assumed conversion of FFMC's senior convertible debentures is anti-dilutive. The December 31, 1994 First Data/FFMC pro forma combined amounts include the shares of First Data Common Stock issued for the acquisition of CESI Holdings, Inc.

                                  THE MEETING

GENERAL

     This Proxy Statement and Prospectus is being furnished to stockholders of EBP in connection with the solicitation of proxies by the EBP Board of Directors for use at the special meeting of EBP's stockholders (the "Meeting") to be held on October 19, 1995, at 9:00 a.m., local time, at the IDS Tower, 80 South Eighth Street, 50th Floor, Minneapolis, Minnesota 55402, and at any adjournments or postponements thereof. This Proxy Statement and Prospectus also constitutes the Prospectus with respect to the shares of FFMC Common Stock issuable in connection with the Merger.

     At the Meeting, holders of shares of EBP Common Stock will consider and vote upon proposals to approve and adopt the Merger Agreement and to approve the Adjournment Proposal. If the Merger is consummated, each outstanding share of EBP Common Stock will be converted into and exchanged for the right to receive
0.1975 of a share of FFMC Common Stock.

RECORD DATE AND SHARES ENTITLED TO VOTE

     The Board of Directors of EBP has established the close of business on September 13, 1995 (the "Record Date") as the date for determining EBP stockholders entitled to notice of and to vote at the Meeting. Only holders of record of shares of EBP Common Stock as of the Record Date will be entitled to vote at the Meeting. As of the Record Date, 8,479,603 shares of EBP Common Stock were outstanding and held of record by approximately 290 holders. Holders of record of EBP Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Meeting.

VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT

     The affirmative vote of the holders of a majority of all outstanding shares of EBP Common Stock is required to approve and adopt the Merger Agreement. Abstentions, failures to vote and broker non-votes will have the same effect as votes against the approval and adoption of the Merger Agreement. Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote thereon. Abstentions will have the same effect as votes against the Adjournment Proposal. Broker non-votes and failures to vote with respect to the Adjournment Proposal will not have the effect of a vote for or against the matter. Directors and executive officers of EBP and their affiliates held in the aggregate approximately 5.0% of the outstanding shares of EBP Common Stock as of the Record Date.

     The presence, in person or by proxy, of the holders of a majority of the shares of EBP Common Stock outstanding as of the Record Date is necessary to constitute a quorum for the transaction of business at the Meeting. If a quorum is not obtained at the Meeting, the Meeting may be adjourned and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Approval of the Adjournment Proposal will permit the EBP Board of Directors to adjourn the Meeting, whether or not a quorum is present, including an adjournment to obtain a quorum and/or solicit additional EBP stockholder votes to approve and adopt the Merger Agreement.

ADJOURNMENT PROPOSAL

     The proxies solicited pursuant to this Proxy Statement and Prospectus include the authority to adjourn the Meeting for purposes of obtaining a quorum and/or soliciting additional votes to approve and adopt the Merger Agreement. If the Board of Directors of EBP elects to adjourn the Meeting, EBP stockholders intending to vote against the Merger have a disincentive to vote for the Adjournment Proposal.

VOTING, SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is enclosed with this Proxy Statement and Prospectus. All shares of EBP Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the approval and adoption of the Merger Agreement and approval of the Adjournment Proposal.

     EBP STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE MEETING. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Any EBP stockholder who has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) delivering to the Secretary of EBP prior to the Meeting either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Meeting and voting in person, regardless of whether a proxy has previously been given. A proxy will not be revoked for death or intervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary of EBP. Presence at the Meeting will not revoke a stockholder's proxy unless the stockholder votes in person.

     Participants in EBP's Employee Stock Ownership Plan ("ESOP") are entitled to instruct the trustee of the ESOP how to vote all shares of EBP Common Stock allocated to participants' accounts under the ESOP. Each participant will receive a voting instruction card to direct the trustee to vote that participant's allocated shares. If a participant does not timely return a completed voting instruction card, the trustee will vote the shares allocated to that participant in the same proportion as the allocated shares which are timely voted by other ESOP participants. The trustee of the ESOP will vote the unallocated shares of Common Stock held by the ESOP in the same proportion as the shares allocated to the participants' accounts.

     Participants in EBP's 401(k) Retirement and Savings Plan (the "401(k) Plan") with an allocation of shares of EBP Common Stock in the EBP Stock Fund (the "Stock Fund") are entitled to instruct the trustee of the 401(k) Plan how to vote the participants' shares of EBP Common Stock. Each participant will receive a voting instruction card to direct the trustee to vote that participant's allocated shares. If a participant does not timely return a completed voting instruction card, the trustee will vote the shares allocated to that participant in the same proportion as the allocated shares which are timely voted by other Stock Fund participants.

     Stockholders of EBP should be aware that, under Delaware law, a stockholder who votes to approve the Merger Agreement may be deemed to have ratified the terms of the Merger, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Merger in a subsequent legal proceeding. EBP may use a stockholder's affirmative vote in favor of the Merger as a defense to any subsequent challenge to the Merger. An abstention, in and of itself, will not be considered such a ratification; however, no assurance can be given as to the effect that such abstention would have on a stockholder's right to challenge the Merger.

SOLICITATION OF PROXIES

     EBP will bear the cost of the solicitation of proxies from its stockholders, except that FFMC and EBP will share equally the cost of printing and filing this Proxy Statement and Prospectus. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of EBP may solicit proxies from stockholders personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Georgeson & Company Inc. will assist in the solicitation of proxies by EBP. For its services, Georgeson & Company Inc. will be paid a fee of approximately $8,000, plus reimbursement of reasonable out-of-pocket expenses. EBP has also agreed to indemnify Georgeson & Company Inc. against any loss, damage, expense, liability or claim arising out of the solicitation of proxies, except for any loss, damage, expense, liability or claim arising out of the negligence or misconduct of

Georgeson & Company Inc. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and EBP will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

NO APPRAISAL RIGHTS UNDER DELAWARE LAW

     Because EBP Common Stock is listed on the NYSE, holders of EBP Common Stock are not entitled to appraisal rights under Delaware law.

     IF THE MERGER AGREEMENT IS APPROVED AND ADOPTED AND THE MERGER IS CONSUMMATED, HOLDERS OF EBP COMMON STOCK WILL BE SENT A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR SURRENDERING THEIR CERTIFICATES REPRESENTING SHARES OF EBP COMMON STOCK. HOLDERS OF EBP COMMON STOCK SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THESE MATERIALS.

                                   THE MERGER

     This section of the Proxy Statement and Prospectus describes certain aspects of the Merger. It does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement and Prospectus as Annex A and is incorporated herein by reference. Capitalized terms used herein without definition have the meaning attributed thereto in the Merger Agreement. Stockholders are urged to read carefully this Proxy Statement and Prospectus and the Merger Agreement in their entirety.

BACKGROUND OF THE MERGER

     In March 1993, Stephen D. Kane, currently a Vice Chairman of FFMC, telephoned William E. Sagan, Chief Executive Officer of EBP, to inquire whether EBP would be interested in conducting preliminary discussions concerning possible strategic transactions. Mr. Sagan informed Mr. Kane that EBP was not then contemplating any mergers or other strategic transactions, but that he would be willing to meet with FFMC. In April 1993, FFMC signed a confidentiality agreement with EBP and representatives of EBP and FFMC met in Minneapolis to provide FFMC non-public information about EBP. After completing its due diligence review of EBP, FFMC informed EBP that, based on its concerns about pending litigation involving EBP and the possible effects of federal health care reform initiatives, FFMC was not interested in pursuing further discussions with EBP.

     The pending litigation involving EBP that was of concern to FFMC was settled by August 1994, and the possibility of significant federal health care reforms had by then become less likely. In addition, the price of EBP Common Stock decreased subsequent to FFMC's due diligence review of EBP, which, in FFMC's judgment, increased the likelihood that a transaction could be effected in a price range acceptable to both parties. On August 1, 1994, Mr. Kane telephoned Mr. Sagan and expressed FFMC's renewed interest in discussing a possible merger with EBP. On August 3, 1994, Mr. Sagan discussed FFMC's renewed inquiry with James B. Lockhart, a director and Chairperson of the Finance Committee of the Board of Directors of EBP. Patrick H. Thomas, Chairman of the Board, President and Chief Executive Officer of FFMC, and Mr. Kane met with Mr. Sagan in Minneapolis on August 4, 1994 to discuss FFMC's renewed interest. Thereafter, during August 1994, Mr. Sagan had several discussions about FFMC with the independent directors of EBP. At a meeting of the EBP Board of Directors on August 24, 1994, Messrs. Sagan and Lockhart formally informed the directors of FFMC's renewed expression of interest. Because EBP desired to determine the level of FFMC's interest before expending significant management resources with further due diligence by FFMC, EBP requested that FFMC express its level of interest in writing. On August 26, 1994, Mr. Kane sent a letter to Mr. Sagan stating FFMC's desire to discuss a possible stock for stock acquisition of EBP on a basis which would provide approximately $17 to $20 in value of FFMC Common Stock for each share of EBP Common Stock. This indication of interest was conditioned on FFMC's satisfactory due diligence review of EBP and was non-binding on both parties except as to confidentiality restrictions. Based on the closing price of $11.50 per share for EBP Common Stock on the NYSE on August 25, 1994, this potential transaction represented a purchase premium of between 48% and 74%.

     After EBP received the August 26, 1994 letter from FFMC, Mr. Lockhart telephoned Mr. Kane to discuss the process of proceeding with preliminary discussions and conducting the additional due diligence review requested by FFMC. On September 6, 1994, FFMC signed a new confidentiality agreement and on September 9, 1994, FFMC sent EBP a request to provide FFMC updated non-public information about EBP.

     At that time, the independent directors of EBP increased their leadership role in the discussions with FFMC. Mr. Sagan is the only inside director of EBP. Mr. Lockhart, who is a shareholder of the firm of Popham, Haik, Schnobrich & Kaufman, Ltd. ("PHS&K"), EBP's principal outside counsel, is considered an independent director of EBP. The remaining seven independent directors of EBP are not employed by and do not have any significant business relationships with EBP or its affiliates. None of EBP's directors is affiliated with either FFMC or First Data. At a Board meeting on September 14, 1994, the independent directors discussed FFMC's renewed expression of interest and request to update its due diligence review. After considering whether exploratory discussions with FFMC would be in the best interests of EBP stockholders, the independent directors of EBP instructed EBP's senior management to proceed with FFMC's due diligence investigation. At that September 14, 1994 meeting, the independent directors also authorized the Finance Committee of the Board to retain an investment banking firm to assist the Board in evaluating EBP's long-term strategic plan as well as the possible acquisition of EBP.

     On September 16, 1994, Mr. Kane sent a letter to Mr. Sagan about the planned due diligence meeting in Minneapolis later that month. On September 30 and October 1, 1994, Mr. Kane and several other representatives of FFMC met in Minneapolis with Mr. Sagan and other representatives of EBP. During early October 1994, EBP continued to provide requested information to FFMC.

     At the direction of the Finance Committee of the EBP Board of Directors, in October 1994, Timothy W. Kuck, Chief Financial Officer of EBP, with assistance from PHS&K and Schiff Hardin & Waite ("SH&W"), counsel to the independent directors of EBP, interviewed potential investment banking firms. Mr. Kuck reported to the members of the EBP Finance Committee with respect to these interviews. After a presentation by Lehman Brothers Inc. ("Lehman Brothers") and a discussion at a meeting of the EBP Finance Committee on October 25, 1994, the Finance Committee approved the retention of Lehman Brothers to serve as financial advisor to EBP.

     During the summer and fall of 1994, EBP's senior management prepared a long-term strategic plan for consideration by the EBP Board of Directors. The long-term strategic plan, as summarized in EBP's 1994 Annual Report, represented EBP's five-year strategy for growing EBP in the competitive health care industry.

     Mr. Kane telephoned Mr. Sagan on October 7, 1994 to inform EBP that FFMC had concluded its due diligence and that it was interested in discussing a possible stock for stock acquisition of EBP on a basis which would provide approximately $16 to $17 in value of FFMC Common Stock for each share of EBP Common Stock. Based on the closing price of $11.50 per share for EBP Common Stock on the NYSE on October 7, 1994, this potential transaction represented a purchase premium of between 39% and 48%. During the October 7, 1994 discussion, FFMC informed EBP that, given the general decline in the market price range of EBP Common Stock from mid-July through early October 1994 (and similar declines in the market price ranges of companies in EBP's industry generally), FFMC did not believe that the value of EBP Common Stock was as high as had been suggested in FFMC's August 26, 1994 letter.

     In a letter to EBP dated October 12, 1994, FFMC proposed a transaction involving approximately $17 in value of FFMC Common Stock for each share of EBP Common Stock, subject to the negotiation of an acceptable purchase agreement. FFMC's October 12, 1994 letter also stated that FFMC's proposal would remain open only through 9:00 a.m. on the following Monday, October 17, 1994, less than three business days after its receipt. FFMC and EBP did not discuss the establishment of either a conversion ratio in connection with FFMC's proposal or a measurement period for determining the value of FFMC Common Stock.

     On October 12, 1994, representatives of EBP's Board of Directors, senior management of EBP and SH&W discussed the FFMC letter. At that time, EBP's Board of Directors had not yet retained a financial advisor and EBP's management had not completed, and the EBP Board of Directors had not reviewed, EBP's long-term strategic plan. In light of the then recent failure of the Clinton Administration's health care reform proposals, the EBP Board of Directors considered it critical for the long-term strategic plan to be completed and for the Board to assess that plan fully before it could seriously entertain a proposal such as FFMC's. In addition, because the parties had not yet engaged in substantive discussions regarding a transaction, there was some concern on the part of the EBP Board of Directors as to whether the parties would be able to reach a definitive agreement. After considering FFMC's proposal, and with advice from counsel, members of the EBP Board of Directors concluded that accepting FFMC's proposal within the short time period imposed by FFMC was not realistic and would not be in the best interests of EBP's stockholders. However, the independent directors determined that EBP would complete the engagement of a financial advisor, which had previously been authorized by the Board, and complete its long-term strategic plan for review by the Board of Directors. On October 13, 1994, EBP sent FFMC a letter to that effect.

     At a meeting of the EBP Board of Directors on November 8, 1994, EBP's senior management presented the final proposed long-term strategic plan for EBP. The focus of the long-term strategic plan was growth through the acquisition of health maintenance organizations, physician provider networks, insurance compa-nies and other third party administrators. On November 9, 1994, EBP and Lehman Brothers signed an engagement agreement for Lehman Brothers to serve as financial advisor to EBP.

     In December 1994, Lehman Brothers interviewed EBP's senior management to learn more about EBP and its long-term strategic plan. During December 1994 and early January 1995, FFMC expressed to Lehman Brothers its interest in discussing a possible stock for stock transaction with EBP which would result in an approximate 50% premium to the stockholders of EBP. With an average closing price of $9.11 per share for EBP Common Stock on the NYSE during the period December 15, 1994 through January 15, 1995, a 50% premium would have resulted in an acquisition value of approximately $13.70 per share. The independent directors did not believe the premium offered was sufficient and requested Lehman Brothers to send a letter on January 16, 1995 informing FFMC that EBP was not interested in negotiating a transaction at that premium threshold. FFMC telephoned Lehman Brothers later in January 1995 to express its continued interest but FFMC did not indicate a willingness to increase its premium threshold.

     At a meeting of the EBP Board of Directors on March 8, 1995, Lehman Brothers summarized for the Board its financial review of EBP and EBP's long-term strategic plan. This summary covered, among other factors, industry trends, historical and prospective price/earnings multiples and stock price performance of EBP and comparable companies, and various aspects of EBP's long-term strategic plan. In connection with the long-term strategic plan, Lehman Brothers discussed the risks inherent in implementing the plan, including EBP's lack of experience in acquiring and managing health maintenance organizations and physician provider networks, the extremely competitive environment for acquiring entities of both of these types, the likely dilutive effect of such acquisitions on EBP's near-term earnings, the changing and competitive environment of the health care industry and, most critically, the potential negative impact on EBP Common Stock that could result if the implementation of EBP's long-term strategic plan was not completely successful. Lehman Brothers also discussed the opportunities and difficulties associated with other strategic alternatives for EBP and summarized various background financial and operating information about FFMC. The EBP independent directors also discussed the recent resignation of an executive officer of EBP and the need for the Board to review the overall staffing of EBP's senior management as a part of EBP's long-term strategic plan. After considering the factors discussed with Lehman Brothers and the actions and managerial and financial resources which would be necessary for EBP to successfully implement its long-term strategic plan in a manner that would significantly improve its stock price, including the risk that the plan might not be successful, the EBP independent directors concluded that seeking an acquisition at a fair price was likely to be in the best interests of EBP's stockholders and instructed Lehman Brothers to contact FFMC to determine the level of FFMC's interest in a possible acquisition transaction. For a more complete description of the factors that led to this decision, see "-- EBP Reasons for the Merger; Recommendation of the Board of Directors of EBP" below.

     At the meeting on March 8, 1995, the EBP Board of Directors also appointed Duncan H. Cocroft and Robert W. Fischer, two independent directors of EBP, to serve as a Special Committee of the EBP Board of Directors to work with Lehman Brothers in negotiating a possible acquisition of EBP by FFMC, including the best possible price for the stockholders of EBP.

     On March 17, 1995, Lehman Brothers contacted FFMC to inform FFMC of the EBP Board of Directors' interest in a possible acquisition and to request a meeting with FFMC. On March 21, 1995, FFMC sent a letter to EBP requesting an update of various due diligence documents. Representatives of Lehman Brothers and FFMC met in Atlanta on April 11, 1995. After discussing various terms of a potential transaction, FFMC offered to pursue negotiation of a possible stock for stock acquisition of EBP on a basis which would provide approximately $10 to $12 in value of FFMC Common Stock for each share of EBP Common Stock. Based on the closing price of $8.50 per share of EBP Common Stock on the NYSE on April 10, 1995, a value of $10 to $12 would have represented a purchase premium of between 18% and 41%. At the direction of the EBP independent directors, Lehman Brothers told FFMC that the EBP Board was seeking a higher valuation. Lehman Brothers discussed these negotiations with the EBP Special Committee and had further telephone discussions with FFMC later that week and during the latter part of April 1995. During that time, Morgan Stanley & Co. Incorporated ("Morgan Stanley") also contacted Lehman Brothers in their capacity as financial advisor to FFMC in the proposed transaction.

     At a meeting of the EBP Board of Directors on April 26, 1995, EBP's Special Committee reported on the status of the negotiations with FFMC and that EBP and FFMC had not reached agreement on price. On April 26, 1995, another investment banking firm contacted Lehman Brothers about a company that might be interested in acquiring EBP. Shortly thereafter, that company signed a confidentiality agreement with EBP and EBP provided it with non-public information about EBP. That company has not expressed any further interest in acquiring EBP.

     On May 2, 1995, Messrs. Sagan and Kane, Mr. M. Tarlton Pittard, a Vice Chairman of FFMC, and Mr. Terry R. Wade, a Senior Vice President of FFMC, met in New York to discuss FFMC's interest in having Mr. Sagan continue in a senior management position if a merger were to occur. On May 3, 1995, the members of the EBP Special Committee, Mr. Sagan and representatives of Lehman Brothers, FFMC and Morgan Stanley met in New York to discuss a possible merger transaction. The EBP Special Committee and representatives of FFMC reached tentative agreement that the conversion ratio would produce approximately $14.75 in value of FFMC Common Stock for each share of EBP Common Stock, based on the respective prices of such stock on the NYSE at that time, subject to resolution of other material merger terms. Based on the closing price of $8.625 per share of EBP Common Stock on the NYSE on May 2, 1995, a value of $14.75 would have represented a purchase premium of approximately 71%. Although the EBP Special Committee proposed a floating conversion ratio and a price "collar" arrangement to limit the impact of market price fluctuations in FFMC Common Stock, FFMC was not willing to agree to either approach. The parties deferred discussion with respect to other material terms of a merger transaction, including matters such as closing conditions, break-up fee and arrangements for the continuation of employment by EBP senior management.

     At a meeting of the EBP Board of Directors on May 4, 1995, the EBP Special Committee and Lehman Brothers updated the EBP Board on the status of the negotiations with FFMC. After discussion of the proposed transaction terms, all of the EBP independent directors concluded that the transaction was likely to be in the best interests of the stockholders of EBP, provided that FFMC presented EBP with a definitive merger agreement on acceptable terms and that the consummation of the merger was not subject to material conditions. At that meeting, in light of Lehman Brothers' prior advice regarding EBP's strategic alternatives and potential valuation and the Board's conclusion based upon the EBP Special Committee's negotiations with FFMC that FFMC would not increase its offer, and subject to receiving a formal fairness opinion from Lehman Brothers, the EBP independent directors preliminarily approved the price recommended by the EBP Special Committee, which would provide approximately $14.75 in value of FFMC Common Stock for each share of EBP Common Stock, based on the respective prices of such stock on the NYSE at that time. The EBP independent directors instructed Lehman Brothers to seek to negotiate additional limitations on the payment of a break-up fee so that the fee would be payable by EBP only under circumstances involving a competing transaction or a withdrawal by the EBP Board of Directors of its recommendation of the Merger with FFMC.

     On May 5, 1995, representatives of EBP, FFMC, Lehman Brothers and Morgan Stanley, and the independent actuarial consultants for EBP and FFMC, met in Minneapolis to complete FFMC's due diligence review of EBP. On May 8, 1995, representatives of EBP and Lehman Brothers met with representatives of FFMC in Atlanta to conduct a due diligence review of FFMC. The EBP Board of Directors had been able to tentatively reach agreement regarding a conversion ratio before completing its due diligence review of FFMC because EBP had become increasingly familiar with the business of FFMC during the previous two years and because the valuation of FFMC used in determining the Conversion Ratio was based upon the public trading value of FFMC Common Stock. However, EBP's proceeding with the Merger was subject to the satisfactory conclusion of the due diligence review, and the results of that review were conveyed to the EBP Board of Directors at its May 12, 1995 meeting.

     On May 6, 1995, Sutherland, Asbill & Brennan ("SA&B"), counsel to FFMC, provided EBP and its counsel with an initial draft of the Merger Agreement. The Special Committee, Mr. Sagan and representatives of SH&W and PHS&K reviewed the Merger Agreement draft by telephone on May 7, 1995. At the request of the Special Committee, Mr. Kuck and SH&W met with representatives of FFMC and SA&B on May 8, 9 and 10, 1995 in Atlanta to negotiate the remaining terms of a definitive Merger Agreement. During these negotiations, FFMC agreed to modify the conditions to the closing of the Merger and limit the payment of the break-up fee to circumstances involving a competing transaction or a withdrawal by the EBP Board of Directors of its recommendation of the Merger with FFMC. However, the final terms of a merger transaction were not reached at that time. On May 8, 1995, EBP and Lehman Brothers signed an addendum to Lehman Brothers' engagement agreement as financial advisor relating to fees payable to Lehman Brothers in connection with the FFMC transaction.

     On May 10 and 11, 1995, before the Merger Agreement was completed, the price and trading volume in EBP Common Stock began to increase. EBP reviewed the market activity and the status of the merger negotiations and, after conferring with counsel and the NYSE, issued a press release on May 11, 1995 announcing that EBP was in negotiations with a potential acquirer.

     The EBP Board of Directors met on May 12, 1995 to review the proposed final draft of the Merger Agreement and the resolution of outstanding issues. At that meeting, the EBP Board of Directors reviewed the proposed transaction, the progression of negotiations with FFMC and various related issues. In particular, the Board considered each of the issues described under "-- EBP Reasons for the Merger; Recommendation of the Board of Directors of EBP." At the meeting, representatives of Lehman Brothers reviewed developments in the health care industry and the financial aspects of the transaction and informed the directors that Lehman Brothers was prepared to deliver its fairness opinion concerning the proposed merger with FFMC. The trading price of FFMC's Common Stock fluctuated during the negotiations and generally increased, closing at prices ranging from $72.875 on May 1, 1995 to $74.75 on May 11, 1995. EBP was concerned about the increase in price of FFMC Common Stock because it preferred not to agree on a conversion ratio based upon too high a trading price for FFMC Common Stock, and FFMC and EBP had a difficult time agreeing upon either a fixed value for FFMC's Common Stock or a measurement period on which to base a conversion ratio. As a result, the conversion ratio as discussed on May 12 was a negotiated number based on the ratio of (i) a value for EBP Common Stock of $14.75 per share to
(ii) a value of FFMC Common Stock of $74.4375 per share based on the average of two recent trading prices for FFMC Common Stock, $74.00 and $74.875, resulting in a conversion ratio of 0.1982. After considering the analysis and presentation of Lehman Brothers and advice from SH&W, all of the EBP independent directors
(i) approved, subject to the resolution of the management retention issues described below, the Merger Agreement with such changes as the executive officers of EBP deemed appropriate upon advice of counsel to the Special Committee, (ii) determined that the Merger is fair to and in the best interests of EBP and its stockholders and (iii) recommended approval and adoption of the Merger Agreement by the stockholders of EBP. See "-- EBP Reasons for the Merger; Recommendation of the Board of Directors of EBP" and "-- Interests of Certain Persons in the Merger."

     At the meeting of the EBP Board of Directors on May 12, 1995, the independent directors also concluded that it was critical to EBP to ensure that Messrs. Sagan and Kuck remain employed by EBP through closing of the Merger. The Board of Directors reached this conclusion after considering the need to retain experienced senior executives and the limited number of senior management personnel employed by EBP, highlighted by a recent resignation of one of its senior executive officers. After discussion with FFMC on May 13 and 14, 1995, during which FFMC concurred with these objectives so long as the compensation arrangements required employment for a period of time after the Closing, the EBP independent directors agreed that EBP would provide Messrs. Sagan and Kuck the bonus arrangements described under "-- Interests of Certain Persons in the Merger." The EBP Board of Directors believed that these bonus arrangements were necessary since the existing severance agreements with Messrs. Sagan and Kuck did not provide an incentive to remain employed by EBP if equal or more attractive employment opportunities were presented. See "-- Interests of Certain Persons in the Merger." As a result of the negotiations on May 13 and 14, 1995, the conversion ratio was reduced slightly (by less than one-half percent) to
0.1975 to reflect the after-tax cost of the bonus arrangements with Messrs. Sagan and Kuck and on May 14 the definitive Merger Agreement was delivered. Based on the closing price of $74.25 per share of FFMC Common Stock on May 12, 1995 (the last trading day prior to public announcement of the Merger Agreement) and the closing price of $8.50 per share of EBP Common Stock on May 9, 1995 (the last trading day prior to the rise in price and volume for EBP Common Stock), as reported on the NYSE, this Conversion Ratio represented a purchase premium of approximately 73%. The Conversion Ratio of 0.1975 applied to the $74.4375 per share valuation of FFMC Common Stock yields a value of $14.70 per share of EBP Common Stock. Lehman Brothers then delivered its written opinion that the Conversion Ratio to be offered to the stockholders of EBP was fair, from a financial point of view, to such stockholders. See "-- Opinion of EBP's Financial Advisor" for a discussion of the analytical methodologies employed and factors considered by Lehman Brothers. See Annex B for a copy of the Lehman Brothers opinion, as updated to reflect Lehman Brothers' investigation of First Data Corporation ("First Data"), which sets forth the assumptions made and matters considered in, and the limitations on, the review undertaken by Lehman Brothers.

     On June 13, 1995, after approval of the Merger Agreement by the Board of Directors of EBP, FFMC announced the execution of an Agreement and Plan of Merger (the "First Data Agreement") with First Data pursuant to which FFMC would become a wholly-owned subsidiary of First Data (the "First Data Merger"). If the First Data Merger is consummated, each outstanding share of FFMC Common Stock, including any such shares acquired by EBP stockholders pursuant to the Merger Agreement, would be converted into 1.5859 shares of the $.01 par value common stock of First Data ("First Data Common Stock"). The EBP Special Committee asked Lehman Brothers to update its opinion in light of the proposed First Data Merger. At a meeting of the EBP Board of Directors on July 25, 1995, Lehman Brothers reviewed the financial terms of the First Data Merger and its potential impact on the Merger, provided an oral opinion that the Conversion Ratio to be offered to EBP stockholders was fair, from a financial point of view, to such stockholders, and confirmed its May 12, 1995 opinion. Lehman Brothers also stated that it was prepared to provide a written opinion to that effect as of the date of this Proxy Statement and Prospectus. The independent directors, following review, reaffirmed the Board's original action taken on May 12, 1995 to recommend the approval and adoption of the Merger Agreement by EBP stockholders. The Board of Directors also appointed Mr. Lockhart as an additional member of the Special Committee in order to recognize his extensive past assistance to the Special Committee and to formalize his future increased role on behalf of the Board in analyzing the implications of the First Data Merger on the Merger. In addition, the independent directors authorized an amendment to the Merger Agreement extending the termination date under the Merger Agreement from September 30, 1995 to October 31, 1995.

EBP REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF EBP

     The independent directors of EBP have unanimously approved the Merger Agreement and the transactions contemplated thereby and have determined that such transactions are in the best interests of EBP's stockholders. The Board of Directors of EBP recommends that the stockholders of EBP vote FOR the approval and adoption of the Merger Agreement. In reaching these conclusions, the Board of Directors of EBP considered, among other things, information concerning the financial performance and condition of EBP and FFMC; EBP's and FFMC's current business operations and prospects and potential synergies associated with the combination of FFMC and EBP since both companies are medical claims administrators; the opinion of Lehman Brothers, EBP's financial advisor; the proposed terms and structure of the transaction; and the terms of the Merger Agreement. Sources of possible operating cost savings and synergies include (i) the consolidation of corporate, administrative and support functions, (ii) enhanced purchasing power with respect to vendors, (iii) the likely elimination of public reporting obligations of EBP and (iv) other unspecified opportunities (it being recognized that such opportunities were likely in a combination of complementary businesses but that, until the Merger is completed or nearly completed, many of those opportunities could not be identified with specificity). Following the June 13, 1995 announcement of the First Data Merger and a subsequent presentation by Lehman Brothers at a meeting of the Board of Directors on July 25, 1995, the Board reaffirmed its original action recommending the approval and adoption of the Merger Agreement by EBP stockholders.

     In approving the Merger Agreement, the EBP Board of Directors sought to maximize the value of EBP Common Stock and deliver a fair value to EBP stockholders. The nature of, and rapid change being experienced by, the managed health care industry requires substantial investments in capital and technology systems, such as the need to develop sophisticated computer systems to process and adjudicate claims and the need to compete with new or merged organizations formed to deliver competitive health care services, such as HMO look-alikes, exclusive provider organizations (EPOs) and point-of-service (POS) arrangements. In addition, as a result of industry consolidation, EBP's management and Board recognized the need to expand its managed health care activities through significant acquisitions. EBP's management had developed a long-term strategic plan addressing these issues, which the Board believed could yield favorable results for EBP stockholders but would require significant capital investment and had various attendant risks. While the long-term strategic plan was being developed and evaluated, FFMC approached EBP regarding a possible strategic transaction. Several months later, and following negotiations with FFMC, an agreement was reached on all material terms of a merger to the satisfaction of the independent directors whereby the final Conversion Ratio would produce approximately $14.70 in value of FFMC Common Stock for each share of EBP Common Stock, based on the respective prices of such stock on the NYSE shortly before the public announcement of the Merger. In view of the factors considered, the EBP independent directors concluded that the terms of the Merger Agreement, as ultimately negotiated with FFMC, were more favorable and entailed less risk to EBP stockholders than pursuing EBP's long-term strategic plan. Set forth below is a more detailed discussion of the material factors which the independent directors of EBP considered in reaching the decision that the terms of the Merger are fair to, and in the best interests of, EBP stockholders:

          (i) The health care industry is continuing to rapidly consolidate. Although EBP's operations are national in scope and EBP is well-known in its industry, its relatively small size and market share in major markets places it at a disadvantage to increasingly larger competitors. As a result, combining with a larger participant in the health care industry or initiating an aggressive expansion program (see paragraph (ii) below) was viewed by the Board as being critical to EBP's continued success and the best interests of its stockholders.

          (ii) If EBP did not combine with a larger organization, in order to provide a level of value to EBP's stockholders equivalent or greater than that offered by FFMC's proposal, EBP would have to achieve its long-term strategic plan over the next three years. Since the strategic plan required substantial expansion by EBP through acquisitions of both managed care providers (an area in which EBP currently does not have a substantial presence) and third party administrators in transactions that were likely to be costly and initially dilutive, the Board concluded that the level of success was not sufficiently certain to outweigh a combination with a larger organization providing the same or greater stockholder value.

          (iii) The Board believed that an expansion and updating of EBP's claims administration system, including computer hardware and software, was now necessary. This would have involved a lengthy and capital intensive process.

          (iv) The implementation of the EBP long-term strategic plan included the need for the Board to review, and probably expand, EBP's management resources and the overall staffing of EBP's senior management. A merger with FFMC would provide additional management resources to EBP.

          (v) Independent of industry-based trends, the price (as reflected by the Conversion Ratio) offered by FFMC was viewed by the Board as being favorable to EBP stockholders. When the Merger Agreement was approved by the Board, the Conversion Ratio represented a premium of approximately 73% over the closing price of EBP Common Stock on May 9, 1995, and represented a favorable price/earnings multiple.

          (vi) FFMC's proposal structure was attractive. The nature of the consideration offered by FFMC, FFMC's substantial completion of its due diligence review and FFMC's willingness to minimize conditions to closing the transaction supported the Board's recommendation that EBP stockholders approve and adopt the Merger Agreement. Because of the impact on an organization of a publicly announced transaction that is not consummated, the Board placed a high value on the fact that a transaction with FFMC was likely to close.

          (vii) The Merger Agreement contemplates the potential payment or reimbursement to FFMC of certain expenses, or payment of the $3 million break-up fee, in certain circumstances (see "-- Effective Time and Termination") and restricts EBP from soliciting offers from third parties. EBP insisted that FFMC allow EBP to respond to offers from third parties and limit payment of the break-up fee only to circumstances involving a competing merger transaction or a withdrawal by the EBP Board of Directors of its recommendation of the Merger with FFMC. FFMC accepted these changes but would not agree to eliminate the break-up fee and solicitation provisions. On balance, and because the break-up fee would be less than $0.50 per share of EBP Common Stock, the EBP independent directors concluded that these provisions did not unduly detract from the offer.

          (viii) The relative earnings, assets, cash flow, business and prospects of each of EBP and FFMC, both on a stand-alone and combined basis, and the range of values paid in acquisitions of comparable companies were additional factors which supported the Board's recommendation of the Merger to EBP stockholders.

          (ix) As set forth in detail under "-- Opinion of EBP's Financial Advisor," the comparison of EBP's and FFMC's historical stock performance -- particularly FFMC's earnings growth history -- demonstrated that EBP stockholders could benefit from the Merger. The Board's recommendation was also supported by the prospects for FFMC as a result of the Merger. As set forth in greater detail under "-- FFMC Reasons for the Merger," the Merger would present an opportunity for FFMC to further expand its managed health care products and services.

          (x) The opinion of Lehman Brothers that the Conversion Ratio to be offered to EBP's stockholders in the Merger is fair, from a financial point of view, to the stockholders of EBP was one of the factors which supported the Board's recommendation. Lehman Brothers' opinion is more fully described under "-- Opinion of EBP's Financial Advisor."

     After the June 13, 1995 announcement of the proposed First Data Merger, the EBP Special Committee asked Lehman Brothers to assist the EBP Board of Directors in its evaluation of the First Data Merger and to update Lehman Brothers' opinion. Under the First Data Merger, each share of FFMC Common Stock would be converted into 1.5859 shares of First Data Common Stock (the "First Data Conversion Ratio"). This would result in an implied conversion ratio for EBP Common Stock converting into First Data Common Stock, assuming both mergers close, of approximately 0.3132 (the "Implied Conversion Ratio"). The price (as reflected by the First Data Conversion Ratio) offered by First Data was viewed by the Board as being favorable to EBP stockholders. Based on the First Data Common Stock price of $55.75 on July 21, 1995, the implied purchase price of EBP Common Stock was $17.46, which represented a 105.4% premium over EBP's Common Stock price on May 9, 1995. The relative earnings, assets, cash flow, business and prospects of EBP, FFMC and First Data on a combined basis, and the range of values paid in acquisitions of comparable companies, were additional factors which supported the Board's continued recommendation of the Merger to EBP stockholders. The updated opinion of Lehman Brothers, prepared to reflect the First Data Merger, that the Conversion Ratio to be offered to EBP stockholders in the Merger is fair, from a financial point of view, to the stockholders of EBP, was one of the additional factors which supported this recommendation.

     In light of the complexity, diversity and interrelationships of the factors considered by the Board of Directors of EBP, the Board of Directors did not attach relative weights to such factors in reaching its conclusion to approve the Merger Agreement and recommend its adoption by EBP stockholders.

     FOR THE REASONS SET FORTH ABOVE, EBP'S BOARD OF DIRECTORS VOTED TO APPROVE THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF EBP COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF EBP'S FINANCIAL ADVISOR

     Lehman Brothers has acted as financial advisor to EBP in connection with the Merger, as described under "-- Background of the Merger." As part of its role as financial advisor to EBP, Lehman Brothers was engaged to render to the Board of Directors of EBP an opinion as to the fairness, from a financial point of view, to the stockholders of EBP of the Conversion Ratio to be offered to EBP's stockholders in the Merger. See "-- Background of the Merger."

     In connection with the evaluation of the Merger Agreement by the Board of Directors of EBP, Lehman Brothers made a presentation to the Board on May 12, 1995 with respect to the Merger and rendered a written opinion dated May 12, 1995 that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such opinion as described below, the Conversion Ratio to be offered to EBP's stockholders in the Merger is fair, from a financial point of view, to such stockholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS DATED THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS, WHICH UPDATES ITS MAY 12, 1995 OPINION TO REFLECT LEHMAN BROTHERS' INVESTIGATION OF FIRST DATA AND WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY

LEHMAN BROTHERS, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND PROSPECTUS. EBP STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

     No limitations were imposed by EBP on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that Lehman Brothers was not authorized to solicit any indication of interest from any third party with respect to the purchase of all or a part of EBP's business. Lehman Brothers was not requested to and did not make any recommendation to the Board of Directors of EBP as to the form or amount of consideration to be offered to EBP's stockholders in the Merger, which was determined through arm's-length negotiations between EBP and its financial and legal advisors and FFMC and its financial and legal advisors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to EBP, but made its determination as to the fairness, from a financial point of view, of the Conversion Ratio to be offered to EBP's stockholders on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion does not constitute a recommendation to any EBP stockholder as to how such stockholder should vote with respect to the Merger at the Meeting. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of the Board of Directors of EBP to proceed with or effect the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed the following: (i) the Merger Agreement; (ii) publicly available information concerning EBP, FFMC and First Data which Lehman Brothers believed to be relevant to its inquiry; (iii) financial and operating information with respect to the business, operations and prospects of EBP furnished to Lehman Brothers by EBP; (iv) financial and operating information with respect to the business, operations and prospects of FFMC furnished to Lehman Brothers by FFMC; (v) a trading history of EBP Common Stock, FFMC Common Stock and First Data Common Stock over the last three years, and a comparison of such trading histories with those of other companies which Lehman Brothers deemed relevant; (vi) a comparison of the historical financial results and present financial condition of EBP, FFMC and First Data with those of other companies which Lehman Brothers deemed relevant; (vii) a review of third party research analyst quarterly and annual earnings estimates for EBP, FFMC and First Data; (viii) analyses of the potential pro forma financial effects of the Merger; and (ix) a comparison of the financial terms of the Merger with the terms of certain other recent transactions which Lehman Brothers deemed relevant. In addition, Lehman Brothers had discussions with the respective managements of EBP, FFMC and First Data concerning each company's business, operations, assets, financial condition and prospects, and undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of EBP, FFMC and First Data that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of EBP, upon advice of EBP, Lehman Brothers assumed that such forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EBP as to the future financial performance of EBP. In arriving at its opinion, Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of EBP, FFMC or First Data and did not have access to any financial forecasts from FFMC or First Data. In addition, Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of EBP's business. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In connection with preparing its presentation to the EBP Board of Directors on May 12, 1995 and its written opinion dated May 12, 1995, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers assumed stable business and economic conditions and a stable competitive environment in the markets in which EBP operates. These assumptions are beyond the control of EBP. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In performing several of its analyses, Lehman Brothers considered the high, low, mean and median levels of various comparable companies and transactions. In its presentations to the EBP Board, Lehman Brothers focused upon the mean levels of these benchmarks (since those levels were viewed as being statistically the most significant), and for simplicity and clarity of presentation, only the mean levels are presented in the discussion below. Lehman Brothers does not believe, however, that focusing upon the median levels (the only other statistical measurement viewed as reliable) would have altered any of its conclusions.

     Conversion Ratio Analysis. The closing price of FFMC Common Stock on May 11, 1995 was $74.75 per share. The closing price of EBP Common Stock on May 9, 1995 was $8.50 per share. Lehman Brothers used the closing price of EBP Common Stock on May 9, 1995 of $8.50 in lieu of the actual closing prices on May 10 and 11, 1995 for this analysis and all analyses set forth below because the price and trading volume of EBP Common Stock increased by unusual amounts on May 10 and 11, prior to EBP's public announcement of a possible merger transaction on May 11, 1995. Lehman Brothers observed that this increase may have occurred due to public speculation or rumor in the market regarding a potential EBP merger. Lehman Brothers compared the historical conversion ratio of 0.1137 (derived from closing prices above) to the negotiated Conversion Ratio of 0.1975, which represented a purchase premium for shares of EBP Common Stock of 73.7%. Lehman Brothers also noted that the Conversion Ratio represented a 68.0% premium to the average conversion ratio of 0.1176 over the preceding 30 days, a 66.6% premium to the average conversion ratio of 0.1186 over the preceding 60 days, a 59.3% premium to the average conversion ratio of 0.1240 over the preceding 90 days and a 12.0% premium to the average conversion ratio of 0.1763 over the preceding 52 weeks. Lehman Brothers noted that the daily closing price of EBP Common Stock as a percentage of the daily closing price of FFMC Common Stock had declined from the beginning of 1995 through May 9, 1995. Accordingly, the premium represented by the negotiated Conversion Ratio of 0.1975 should be viewed even more favorably in light of this recent downward trend. In addition, Lehman Brothers noted that the negotiated Conversion Ratio of 0.1975 substantially exceeded the highest conversion ratio between the two companies from the beginning of 1995 through May 9, 1995 of 0.1542, which occurred on January 2, 1995. Lehman Brothers observed that at the Conversion Ratio of 0.1975, if FFMC's shares traded between $65.00 and $80.00 at the closing of the Merger, the implied value to EBP stockholders would range between $12.84 and $15.80 per share, or a 51.1% to 85.9% premium over EBP's May 9, 1995 closing price of $8.50.

     EBP Stock Price Trading Range Analysis. The closing price of EBP Common Stock on May 9, 1995 was $8.50 per share. Lehman Brothers noted that the average closing price for EBP Common Stock over the preceding 30 day, 60 day, 90 day, 180 day and 52 week periods was $8.63, $8.60, $8.77, $8.78, and $10.62, respectively. The high and low closing prices for EBP Common Stock over the preceding 52 weeks were $15.875 and $8.125 per share, respectively. The high and low closing prices for EBP Common Stock over the preceding three years was $15.875 and $7.375 per share, respectively. Based on the Conversion Ratio and the closing price of FFMC Common Stock on May 11, 1995, the purchase price to EBP stockholders as of that date would have been $14.76 per share, which Lehman Brothers treated as the implied transaction price for purposes of its analysis. Lehman Brothers noted that EBP Common Stock had closed above $14.76 only six times since May 15, 1992, all of those in May 1994. Lehman Brothers noted that EBP's stock price had been in a relatively steady decline since late July 1994 and that the purchase price of $14.76 implied by the Conversion Ratio should be viewed even more favorably in light of EBP's declining stock price over the last year.

     Analysis of Selected Publicly Traded Companies Comparable to EBP. Using publicly available information, Lehman Brothers compared selected financial data of EBP with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to those of EBP. Specifically, Lehman Brothers included in its review Emphesys Financial Group, Inc. ("Emphesys") and John Alden Financial Corporation ("John Alden"), which Lehman Brothers considered to be the two most comparable publicly traded companies because they are in the most comparable lines of business and have experienced comparable financial and operating performance in that they all have performed below Wall Street analysts' earnings expectations. Lehman Brothers also included in its review the mean financial data for managed care organizations, such as publicly traded Health Maintenance Organizations ("HMOs"), which were broken down into Tier I and Tier II HMOs (together with Emphesys and John Alden, the "EBP Comparable Companies"). Lehman Brothers did not view the comparison to Tier I HMOs and Tier II HMOs as particularly relevant based on EBP's current business and operations which are not engaged in the same business as HMOs, and the comparison was included in the presentation to EBP's board of directors for illustrative purposes only, since HMOs represent what the financial community generally believes to be the future standard for cost-effective health care delivery.

     Lehman Brothers analyzed changes in research analysts' 1995 earnings estimates for EBP, Emphesys and John Alden as of January 18, 1995, March 15, 1995 and May 11, 1995 and the impact such revisions had on these companies' stock prices and the then current multiple of the then current stock price to the then current estimated 1995 earnings (the "1995 P/E multiple"). The mean of research analysts' 1995 earnings estimates for Emphesys had been raised from $4.01 per share as of January 18, 1995 to $4.18 as of March 15, 1995, but then lowered to $3.97 as of May 11, 1995. Emphesys' closing stock price and 1995 P/E multiple decreased dramatically from $37.00 and 8.9x, respectively, as of March 15, 1995, to $25.75 and 6.5x, respectively, as of May 11, 1995. The mean of research analysts' 1995 earnings estimates for John Alden was $4.15 as of January 18, 1995 and as of March 15, 1995, but then decreased to $2.15 as of May 11, 1995. John Alden's closing stock price increased from $27.63 on January 18, 1994 to $29.38 on March 15, 1995 but then declined to $16.13 on May 11, 1995 (presumably due to John Alden's announcement of disappointing earnings results for the quarter). John Alden's 1995 P/E multiple went from 6.7x to 7.1x to 7.5x, respectively, on the same dates. A research analyst's 1995 earnings estimate for EBP (there was only one published earnings estimate) was lowered from $1.50 as of January 18, 1995 to $1.01 as of March 15, 1995 and lowered again to $0.93 as of May 11, 1995. Lehman Brothers noted that Emphesys' and John Alden's stock prices declined dramatically over these periods due to the announcements of disappointing earnings results and lowered earnings expectations for the future. EBP's stock prices remained relatively constant at $8.75, $9.00, and $8.50 on January 18, 1995, March 15, 1995 and May 11, 1995, respectively, while its 1995 P/E multiple went from 5.8x to 8.9x to 9.1x, respectively on such dates. Lehman Brothers believed that EBP's stock price did not experience the same percentage decline because (i) it had not reported a disappointing result for the first quarter of 1995 and (ii) there was only one research analyst's earnings estimate publicly available thereby limiting public dissemination of EBP's earnings prospects. Based on the experience with Emphesys and John Alden, Lehman Brothers observed that in the event EBP reported disappointing earnings in 1995, it would be reasonable to expect a decline in its stock price, thereby making the Conversion Ratio all the more attractive.

     Lehman Brothers calculated the 1995 P/E multiple for EBP and the EBP Comparable Companies. Lehman noted that, as of May 9, 1995, EBP's 1995 P/E multiple was 9.1x, which was higher than 6.5x for Emphesys and 7.5x for John Alden as of May 11, 1995. The mean 1995 P/E multiple for Tier I HMOs was 13.7x and the mean 1995 P/E multiple for Tier II HMOs was 14.7x. Based on the Conversion Ratio and FFMC's stock price of $74.75, the equivalent 1995 P/E multiple for EBP based on an implied transaction price of $14.76 per share would have been 15.9x, substantially above the 1995 P/E multiples of Emphesys and John Alden. Lehman Brothers noted that while EBP traded at a substantially higher 1995 P/E multiple than Emphesys and John Alden, EBP was not likely to trade in the near term to as high as the 15.9x 1995 P/E merger multiple, given the recent disappointing earnings releases by Emphesys and John Alden and the recent declines in these two stocks and the increasing investment community concerns over the earnings prospects of the companies in this particular sector as a whole.

     Lehman Brothers calculated the total equity value as a multiple of book value for EBP and the EBP Comparable Companies. Lehman Brothers noted that, as of May 9, 1995, EBP's total equity value as a multiple of book value was 0.87x, which was lower than 1.46x for Emphesys and 1.01x for John Alden. However, Lehman Brothers noted that based on an implied transaction price to EBP stockholders of $14.76, total equity value as a multiple of book value of 1.53x was higher than both Emphesys' and John Alden's multiples. Lehman Brothers also noted that the mean total equity value as a multiple of book value of Tier I HMOs was 3.47x and the mean of Tier II HMOs was 3.96x.

     Lehman Brothers calculated the total equity value plus net debt (total debt less cash) as a multiple of latest twelve month ("LTM") revenues for EBP and the EBP Comparable Companies. Lehman Brothers noted that, as of May 9, 1995, EBP's total equity value plus net debt as a multiple of LTM revenues was 0.44x, which was higher than 0.33x for Emphesys and 0.32x for John Alden. Lehman Brothers noted that based on an implied transaction price to EBP stockholders of $14.76, total equity value plus net debt as a multiple of LTM revenues of 0.67x represented a significantly higher multiple than both Emphesys' and John Alden's multiple. Lehman Brothers also noted that the mean total equity value plus net debt as a multiple of LTM revenues of Tier I HMOs was 0.60x and the mean of Tier II HMOs was 0.77x.

     Lehman Brothers calculated the total equity value plus net debt as a multiple of LTM earnings before taxes and interest ("EBIT") for EBP and the EBP Comparable Companies. Lehman Brothers noted that, as of May 9, 1995, EBP's total equity value plus net debt as a multiple of LTM EBIT was 5.1x, which was higher than 4.6x for Emphesys and 4.6x for John Alden. Lehman Brothers noted that based on an implied transaction price to EBP stockholders of $14.76, total equity value plus net debt as a multiple of LTM EBIT of 7.7x represented a significantly higher multiple than both Emphesys' and John Alden's multiples. Lehman Brothers also noted that the mean total equity value plus net debt as a multiple of LTM EBIT of Tier I HMOs was 8.2x and the mean of Tier II HMOs was 10.1x.

     Lehman Brothers noted that the 1994 return on equity ("ROE") for the three companies was essentially the same with EBP at 19.1%, Emphesys at 20.0%, and John Alden at 18.6%. The ROE for HMOs was not calculated by Lehman Brothers.

     Lehman Brothers noted that based on an implied transaction price to EBP stockholders of $14.76, EBP's 1995 P/E multiple, total equity value as a multiple of book value, total equity value plus net debt as a multiple of LTM revenues and total equity value plus net debt as a multiple of LTM EBIT were higher than the respective multiples of both Emphesys and John Alden.

     Analysis of Selected Comparable Transactions. Using publicly available information, Lehman Brothers: (i) compared selected financial data (including total equity market value as a multiple of both book value and LTM net income) for EBP with similar data for selected transactions in the insurance industry (the "Comparable Merger Transaction Universe") and (ii) compared the premium represented by the Conversion Ratio over the price per share of EBP Common Stock approximately one month before the announcement of the Merger and the corresponding premiums paid for the acquired companies in the Comparable Merger Transaction Universe. The Comparable Merger Transaction Universe included the following transactions in the life and health insurance industry with the acquiror listed first: Life Partners Group Inc./Lamar Financial Group Inc., USF&G Corp./Victoria Financial Corporation, CNA Financial Corp./Continental Corp., American General Corp./Western National Corp., Integon Corp./Bankers & Shippers Insurance Co. (Travelers Inc.), Conseco Capital Partners II L.P./Statesman Group, Inc., American General Corp./Franklin Life Insurance Co., Torchmark Corp./American Income Holding, Inc. GE Capital Corp./Harcourt General Insurance Cos., Metropolitan Life Insurance Co./The Travelers Inc-Group Life, Conseco Inc./The Statesman Group Inc., Associated Insurance Companies, Inc./Federal Kemper Insurance Co. (Kemper Corp.), Guardian Royal Exchange/American Ambassador Casualty Company (Allianz Group), NWNL Cos. Inc./ USLICO Corp., Fairfax Financial Holdings Ltd./Ranger Insurance Co. (Chase Enterprises), Wellpoint Health Networks, Inc./UniCARE Financial Corp., QBE Insurance Group Ltd./American Royal Insurance (Royal Insurance Holdings PLC), ACE Ltd./Corporate Officers & Directors Assurance Ltd., Alleghany Corp./Underwriters Reinsurance Co., The St. Paul Companies, Inc./Economy Fire & Casualty Co. (Kemper Corp.), State Auto Financial Corp./Milbank Insurance Co. (Royal Insurance Holdings PLC), Investors

Group (consisting of senior management, International Insurance Investors, L.P., Donaldson, Lufkin & Jenrette Merchant Banking Partners, L.P., Life Re Corp. and Consolidated Fidelity Life Insurance Co.)/ NACOLAH Holding Corp., GE Capital Corp./United Pacific Life Insurance Co., Lumbermens Mutual Casualty Co./Kemper Reinsurance/National Loss Control Service Corporation, American Premier Underwriters, Inc. (Penn Central Corp.)/Leader National Corp. (Dyson-Kissner-Moran Corp.), American Bankers Insurance Group, Inc./Voyager Life Insurance Co. (Travelers Inc.), GE Capital Corp./GNA Corp., and FFMC/ALTA Health Strategies, Inc. Lehman Brothers noted that the total equity value as a multiple of book value for EBP in the Merger (based upon the closing price of FFMC Common Stock of $74.75 on May 11, 1995) was 1.53x, which is slightly below the 1.55x for the mean of the Comparable Merger Transaction Universe. The total equity value as a multiple of LTM net income for EBP in the Merger was 10.1x which is below the 14.1x for the mean of the Comparable Merger Transaction Universe. Lehman Brothers also noted that the premium represented by the Conversion Ratio over the price per share of EBP Common Stock one month before the announcement of the Merger was 71.8%, compared with a mean, high and low of 33.0%, 89.1% and (7.4%), respectively, for the Comparable Merger Transaction Universe. Even though the mean multiples of the Comparable Merger Transaction Universe for total equity value as a multiple of book value and total equity value as a multiple of LTM net income were more than those for EBP in the Merger, Lehman Brothers observed that the 71.8% premium was more than double the mean and among the highest paid in the Comparable Merger Transaction Universe.

     Hypothetical Forward Trading Analysis. Since only one research analyst provided publicly available earnings estimates for EBP for 1995 and there were no estimates for 1996, Lehman Brothers did not perform a forward trading analysis based upon earnings estimates. For informational purposes for the EBP Board of Directors, Lehman Brothers suggested trading values that might result from various hypothetical earnings levels. This analysis, since purely hypothetical, did not factor into Lehman Brothers' opinion.

     FFMC Stock Price Trading Range Analysis. The closing price of FFMC Common Stock on May 11, 1995 was $74.75 per share. Lehman Brothers noted that the average closing price for FFMC Common Stock over the preceding 30 day, 60 day, 90 day, 180 day and 52 week periods was $73.36, $72.60, $70.95, $67.63, and
$61.55, respectively. The high and low closing prices for FFMC Common Stock over the preceding 52 weeks were $74.75 and $52.50 per share, respectively. Lehman Brothers noted that, based upon publicly available data from five Wall Street analysts who follow FFMC, the target stock price for FFMC Common Stock in the next nine to 24 months ranges from $75.00 to $90.00 per share. Of the five analysts from whom data was available, one targeted a price for FFMC Common Stock of $75.00 per share over the next 12 months, and four others targeted prices for FFMC Common Stock which ranged from $80.00 to $90.00 per share over the next nine to 24 months. Lehman Brothers noted that, if FFMC Common Stock performed according to research analysts' expectations, then the value of EBP stockholders' holdings in FFMC Common Stock following the Merger would increase.

     FFMC Stock Trading Volume Analysis. Lehman Brothers analyzed the historical daily trading volume of FFMC Common Stock over various periods so that the EBP Board of Directors could consider the opportunity for EBP stockholders who, after the Merger, chose to sell all or a portion of their FFMC Common Stock to achieve complete or partial liquidity of their holdings. The 30, 60, 90, 180 and 360 day average daily trading volume for FFMC Common Stock was approximately 157,000, 188,000, 216,000, 215,000 and 183,000 shares, respectively. Lehman Brothers noted that these volumes should represent sufficient trading levels to provide liquidity to EBP stockholders, if desired.

     Analysis of Selected Publicly Traded Companies Comparable to FFMC. Using publicly available information, Lehman Brothers compared selected financial data of FFMC with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to those of FFMC. Specifically, Lehman Brothers included in its review Automatic Data Processing, Inc., First Data Corporation, SPS Transaction Services Inc., Sungard Data Systems Inc. and Total System Services, Inc. (the "FFMC Comparable Companies"). The FFMC Comparable Companies were selected based on general business, operating and financial characteristics representative of companies in industries in which FFMC operates. Lehman Brothers calculated the multiple of the current stock price to:
(i) the estimated 1995 earnings per share (the "1995 P/E multiple") and (ii) the estimated 1996 earnings per share (the "1996 P/E multiple") for FFMC and the FFMC Comparable Companies based on estimates provided by First Call Corp. (a service company widely used by the investment community to gather earnings estimates from various research analysts). Lehman Brothers noted that, as of May 11, 1995, FFMC's 1995 P/E multiple was 24.4x, versus 23.5x for the mean of the FFMC Comparable Companies and FFMC's 1996 P/E was 20.4x, versus 19.3x for the mean of the FFMC Comparable Companies. Lehman Brothers also calculated the multiple of equity market value plus net debt (total debt less cash) to: (i) LTM Revenues and (ii) LTM earnings before interest and taxes ("EBIT"). Lehman Brothers noted that as of May 11, 1995, FFMC Common Stock traded at 2.0x LTM Revenues and 16.9x LTM EBIT, compared to 3.3x and 16.2x, respectively, for the mean of the FFMC Comparable Companies. Finally, Lehman Brothers noted that, based on Wall Street analysts' estimates, the expected five year growth rate in earnings per share for FFMC was 20.0%, compared to 17.2% for the mean of the FFMC Comparable Companies. Lehman Brothers further observed that FFMC's five year historical revenue and earnings per share growth rates of 28.2% and 21.6%, respectively, exceeded the FFMC Comparable Companies' mean values of 19.0% and 14.1%, respectively.

     Lehman Brothers also calculated the multiple of the current stock price to:
(i) LTM earnings (the "LTM multiple") and (ii) book value (the "book value multiple") for FFMC and the FFMC Comparable Companies. Lehman Brothers noted that, as of May 11, 1995, FFMC's LTM multiple was 27.8x, versus 27.9x for the mean of the FFMC Comparable Companies. Lehman also noted that, as of May 11, 1995, FFMC's book value multiple was 3.13x, versus 4.85x for the mean of the FFMC Comparable Companies. Lehman Brothers also calculated: (i) LTM EBIT (the "EBIT margin"), (ii) LTM pretax income (the "pretax margin") and (iii) LTM net income (the "net margin") as a percentage of LTM revenues for FFMC and the FFMC Comparable Companies. Lehman Brothers noted that, as of May 11, 1995, FFMC's EBIT margin was 12.0%, versus 20.5% for the mean of the FFMC Comparable Companies. Lehman also noted that, as of May 11, 1995, FFMC's pretax margin was 11.5%, versus 19.1% for the mean of the FFMC Comparable Companies. Lehman also noted that, as of May 11, 1995, FFMC's net margin was 7.0%, versus 12.0% for the mean of the FFMC Comparable Companies. Lehman Brothers noted that despite the fact that FFMC's margins were lower than the mean of the FFMC Comparable Companies, FFMC's earnings multiples (with the exception of LTM revenue and book value multiples) were higher than the mean of the respective multiples for the FFMC Comparable Companies due primarily to the fact that FFMC is a market share leader in most of its business units. Lehman Brothers concluded that this analysis of selected publicly traded companies comparable to FFMC was a positive factor in evaluating the FFMC Common Stock to be used as consideration in the Merger.

     Historical Price/Earnings Analysis. Lehman Brothers noted that while FFMC's stock price was trading near its high over the preceding 30 days, FFMC's LTM price/earnings ("P/E") multiple of 27.8x was within the LTM P/E multiple range of 22.1x to 31.5x in which its stock has traded since the beginning of 1993. Lehman Brothers further noted that FFMC's stock has steadily risen in the past as, among other factors: (i) FFMC's earnings have benefited from strategic acquisitions and (ii) FFMC has consistently met analysts' earnings expectations on a quarterly basis.

     Pro Forma Analysis. Based on an analysis of the pro forma effects of the Merger, Lehman Brothers noted that, at the Conversion Ratio, assuming no synergy savings and excluding onetime charges, the transaction is accretive to earnings per share for FFMC in both 1995 and 1996. Lehman Brothers also noted that, on a fully-diluted basis, EBP stockholders would own approximately 2.5% of FFMC after the completion of the Merger.

     In addition, at the request of EBP's Board of Directors, Lehman Brothers made a presentation to EBP's Board of Directors on July 25, 1995 regarding the impact of the First Data Merger on the Merger. In connection with preparing its presentation and updating its prior written opinion, Lehman Brothers performed a variety of financial and comparative analyses on First Data as summarized below.

     Conversion Ratio and Purchase Price Premium Analysis. On June 13, 1995 FFMC announced that it would merge with and into First Data such that each share of FFMC Common Stock would be converted into 1.5859 shares of First Data Common Stock (the "First Data Conversion Ratio"). Based on the closing price of First Data Common Stock of $55.75 on July 21, 1995, the implied purchase prices of FFMC and EBP at their negotiated conversion ratios of 1.5859 and 0.1975 were $88.41 and $17.46, respectively. This resulted in an implied conversion ratio for EBP Common Stock converting into First Data Common Stock, assuming both mergers close, of approximately 0.3132 (the "Implied Conversion Ratio"). The implied purchase price for EBP Common Stock of $17.46 represented a 105.4% premium over the closing price of EBP Common Stock on May 9, 1995, and a 43% increase in premium to EBP stockholders over the 73.7% implied premium EBP stockholders would have received as of May 11, 1995. Lehman Brothers noted that at the Implied Conversion Ratio of 0.3132, if First Data's shares traded between $50.00 and $61.00 at closing of the First Data Merger (an approximately 10% range on either side of First Data's stock price of $55.75), the implied value to EBP stockholders would range between $15.66 and $19.11 per share, or an 84.2% to 124.8% premium over EBP's May 9, 1995 closing price of $8.50. This range exceeded the implied premium and purchase price of 73.7% and $14.76, respectively, as of May 11, 1995 represented by the Merger.

     First Data Stock Price Trading Analysis. The closing price for First Data Common Stock on July 21, 1995 was $55.75 per share. Lehman Brothers noted in its presentation to the EBP Board of Directors on July 25, 1995 that the average closing prices for First Data Common Stock over the preceding 30 day, 60 day, 90 day, 180 day and 52 week periods were $57.03, $57.01, $56.80, $55.23 and $51.05, respectively. The high and low closing prices for First Data Common Stock over the preceding 52 weeks were $58.50 and $42.88, respectively. Lehman Brothers noted that the First Data share price had increased over the last 52 weeks but that the shares had traded between a $51.00-$58.50 range over the last six months and at the time of the July 25, 1995 meeting were then trading near the midpoint of such range.

     Updated Analysis of Selected Publicly Traded Companies Comparable to
EBP. As part of Lehman Brothers' presentation to EBP's Board of Directors on July 25, 1995, Lehman Brothers updated its analysis of selected publicly traded companies comparable to EBP. As discussed below, the EBP Comparable Companies were still trading in generally the same multiple ranges so that the premium that EBP was receiving in the Merger and the First Data Merger was still very favorable.

     Using publicly available information, Lehman Brothers compared selected financial data of EBP with the EBP Comparable Companies. Lehman Brothers noted that the equivalent 1995 P/E multiple for EBP of 18.8x, based on the implied purchase price of EBP common stock of $17.46 as of July 21, 1995, was significantly higher than the multiples of 6.5x and 7.9x for Emphesys and John Alden, respectively. Lehman Brothers also noted that the mean 1995 P/E multiple was 14.0x for Tier I HMOs and the mean of Tier II HMOs was 13.4x.

     Lehman Brothers calculated the total equity value as a multiple of book value for EBP and the EBP Comparable Companies. Lehman Brothers noted that the equivalent total equity value as a multiple of book value for EBP of 1.82x, based on the implied purchase price of EBP Common Stock of $17.46 as of July 21, 1995, was significantly higher than the multiples of 1.21x and 1.00x for Emphesys and John Alden, respectively. Lehman Brothers also noted that the mean total equity value as a multiple of book value was 2.98x for Tier I HMOs and the mean of Tier II HMOs was 3.19x.

     Lehman Brothers calculated the total equity value plus net debt as a multiple of LTM revenues for EBP and the EBP Comparable Companies. Lehman Brothers noted that the total equity value plus net debt as a multiple of LTM revenues for EBP of 0.87x, based on the implied purchase price of EBP Common Stock of $17.46 as of July 21, 1995, was significantly higher than the multiples of 0.30x and 0.35x for Emphesys and John Alden, respectively. Lehman Brothers also noted that the mean total equity value plus net debt as a multiple of LTM revenues was 0.89x for Tier I HMOs and the mean of Tier II HMOs was 0.64x.

     Lehman Brothers calculated the total equity value plus net debt as a multiple of LTM EBIT for EBP and the EBP Comparable Companies. Lehman Brothers noted that the equivalent total equity value plus net debt as a multiple of LTM EBIT for EBP of 10.1x, based on the implied purchase price of EBP common stock of $17.46 as of July 21, 1995, was significantly higher than 4.3x and 5.2x for Emphesys and John Alden, respectively. Lehman Brothers also noted that the mean total equity value plus net debt as a multiple of LTM EBIT was 10.9x for Tier I HMOs and the mean of Tier II HMOs was 9.3x.

     Updated Analysis of Selected Comparable Transactions. Using publicly available information, Lehman Brothers: (i) compared selected financial data (including total equity market value as a multiple of both book value and LTM net income) for EBP with similar data for the Comparable Merger Transaction Universe and (ii) compared the premium represented by the Implied Conversion Ratio over the price per share of EBP Common Stock approximately one month before the announcement of the Merger and the corresponding premiums paid for the acquired companies in the Comparable Merger Transaction Universe. Lehman Brothers noted that the total equity value as a multiple of book value for EBP in the Merger and First Data Merger (based upon the closing price of First Data Common Stock of $55.75 on July 21, 1995) was 1.82x, which is higher than the 1.55x for the mean of the Comparable Merger Transaction Universe. The total equity value as a multiple of LTM net income for EBP in the Merger and First Data Merger was 11.6x, which is below the 14.1x for the mean of the Comparable Merger Transaction Universe. Lehman Brothers also noted that the premium represented by the Implied Conversion Ratio over the price per share of EBP Common Stock one month before announcement of the Merger was 105.5%, compared with a mean, high and low of 33.0%, 89.1% and (7.4%), respectively, for the Comparable Merger Transaction Universe. Even though the mean multiple of the Comparable Merger Transaction Universe for total equity value as a multiple of LTM net income of 14.1x was more than the 11.6x for EBP in the Merger and First Data Merger, Lehman Brothers observed that the 105.5% premium was more than three times the mean, and higher than any other premium paid, in the Comparable Merger Transaction Universe.

     First Data P/E Multiple Analysis. Lehman Brothers noted that while First Data's stock price was trading near its high over the preceding 52 weeks, First Data's one year forward P/E multiple of 25.0x was approximately at the midpoint of both the 22.8-27.2x range in which First Data Common Stock had traded to date in 1995 and its 22.9-27.7x range in 1994. Lehman Brothers further noted that the First Data share price and therefore P/E multiple were likely to benefit from the First Data Merger due to the strategic merits of the merger and the fact that First Data would become the leading company in most of its operating businesses.

     First Data Stock Trading Volume Analysis. Lehman Brothers analyzed the historical daily trading volume of First Data shares over various periods so that the EBP Board of Directors could consider the opportunity for EBP stockholders who, after the close of the Merger and the First Data Merger, chose to sell all or a portion of their First Data Common Stock to achieve complete or partial liquidity on their holdings. The 30, 60, 90, 180 and 360 day average daily trading volume for First Data Common Stock was approximately 483,000, 512,000, 430,000, 417,000 and 339,000 shares, respectively. Lehman Brothers noted that these daily trading volumes were two to three times greater than the daily trading volumes of FFMC Common Stock, and accordingly, should represent sufficient trading levels to provide even greater liquidity to EBP stockholders, if desired.

     Analysis of Selected Publicly Traded Companies Comparable to First
Data. Using publicly available information, Lehman Brothers compared selected financial data of First Data with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to those of First Data. Specifically, Lehman Brothers included in its review Automatic Data Processing, Inc., SPS Transactions Services Inc., Sungard Data Systems Inc., and Total System Services, Inc. (the "First Data Comparable Companies"). As with the FFMC Comparable Companies, these companies were selected based on general business, operating and financial characteristics representative of companies in industries in which First Data operates. Lehman Brothers calculated the multiple of the current stock price to: (i) the estimated 1995 earnings per share (the "1995 P/E multiple") and (ii) the estimated 1996 earnings per share (the "1996 P/E multiple") for First Data and the First Data Comparable Companies based on estimates provided by First Call Corp. Lehman Brothers noted that, as of July 21, 1995, First Data's 1995 P/E multiple was 25.0x, versus 23.4x for the mean of the First Data Comparable Companies, and First Data's 1996 P/E was 20.8x, versus 19.4x for the mean of the First Data Comparable Companies. Lehman Brothers also calculated the multiple of equity market value plus net debt (total debt less cash) to: (i) LTM Revenues and (ii) LTM EBIT. Lehman Brothers noted that as of July 21, 1995, First Data Common Stock traded at 3.7x LTM Revenues and 16.9x LTM EBIT, compared to 3.3x and 17.2x, respectively, for the mean of the First Data Comparable Companies. Lehman Brothers noted that, based on Wall Street analysts' estimates, the expected five year growth rate in earnings per share for First Data was 20.0%, compared to 16.5% for the mean of the First Data Comparable

Companies. Lehman Brothers noted that First Data multiples exceeded the mean of the First Data Comparable Companies implying that EBP stockholders would ultimately be receiving shares in one of the premier companies in the sector.

     Lehman Brothers also calculated the multiple of the current stock price to:
(i) LTM earnings (the "LTM multiple") and (ii) book value (the "book value multiple") for First Data and the First Data Comparable Companies. Lehman Brothers noted that, as of July 21, 1995, First Data's LTM multiple was 32.2x, versus 27.0x for the mean of the First Data Comparable Companies. Lehman also noted that, as of July 21, 1995, First Data's book value multiple was 4.26x, versus 4.87x for the mean of the First Data Comparable Companies. Lehman Brothers also calculated: (i) LTM EBIT (the "EBIT margin"), (ii) LTM pretax income (the "pretax margin") and (iii) LTM net income (the "net margin") as a percentage of LTM revenues for First Data and the First Data Comparable Companies. Lehman Brothers noted that, as of July 21, 1995, First Data's EBIT margin was 22.2%, versus 20.0% for the mean of the First Data Comparable Companies and First Data's pretax margin was 19.2%, versus 19.0% for the mean of the First Data Comparable Companies. Lehman Brothers also noted that, as of July 21, 1995, First Data's net margin was 10.9%, versus 12.2% for the mean of the First Data Comparable Companies. Lehman Brothers observed that, based on Wall Street analysts' estimates, the expected five year growth rate in earnings per share for First Data was 20.0%, compared to 16.5% for the mean of the First Data Comparable Companies. Lehman Brothers further observed that First Data's five year historical revenue and earnings per share growth rates of 21.8% and 14.1%, respectively, exceeded the First Data Comparable Companies' mean values of 18.3% and 14.0%, respectively. Lehman Brothers observed that with the exception of the book value multiple and net margin, the First Data multiples and margins exceeded the mean of the First Data Comparable Companies implying that EBP stockholders would ultimately be receiving shares in a company, giving effect to the First Data Merger, which is the leading company, or among the leading companies, in each of its respective businesses. Lehman Brothers considered this analysis as a positive factor in evaluating the First Data Common Stock which may be received as consideration by stockholders of EBP as a result of the Merger and the First Data Merger.

     Engagement of Lehman Brothers. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate, estate and other purposes. The Board of Directors of EBP selected Lehman Brothers because of its expertise, reputation and familiarity with the health care and insurance industries in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.

     Pursuant to engagement letters between EBP and Lehman Brothers, EBP has agreed to pay Lehman Brothers a fee of approximately $2 million for acting as financial advisor in connection with the Merger, including rendering its opinion. Of such fee, $100,000 was payable as a retainer, $400,000 was payable upon delivery of the written opinion, and the remainder is payable upon consummation of the Merger. EBP also has agreed to reimburse Lehman Brothers for expenses incurred by Lehman Brothers and to indemnify Lehman Brothers for certain liabilities that may arise out of the rendering of its opinion. Lehman Brothers has performed various investment banking services for First Data and has received customary fees for such services. Lehman Brothers actively trades in the equity and debt securities of EBP, FFMC and First Data for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

FFMC REASONS FOR THE MERGER

     The Executive Committee of the Board of Directors of FFMC has unanimously approved the acquisition of EBP and the issuance of FFMC Common Stock in accordance with the Merger Agreement. FFMC believes that the addition of EBP's claims processing business and customers to the existing third party claims administration business of FFMC's FIRST HEALTH Strategies subsidiary will give FFMC's health care business greater strength and operating efficiencies. The insurance aspect of EBP's business, though ancillary to the claims processing business, affords FFMC the flexibility to offer a broader range of products to its health care clients thereby providing opportunities for growth in the health care industry.

THE MERGER AGREEMENT

     The Merger Agreement provides that following its adoption by the holders of EBP Common Stock, and the satisfaction or waiver of all other conditions to the Merger, SubCorp will be merged with and into EBP, with EBP continuing as the surviving corporation and thus becoming a wholly-owned subsidiary of FFMC. Subject to the approval and adoption of the Merger Agreement by the stockholders of EBP and the satisfaction or waiver of conditions precedent to the Merger but no later than the third business day after such approval and satisfaction or waiver of conditions (the "Closing Date"), the Merger will occur when a duly executed certificate of merger is filed by EBP and SubCorp with the Secretary of State of the State of Delaware (unless the certificate of merger specifies a later effective time) (the "Effective Time"). It is expected that the Effective Time will occur on the date of the Meeting, or as soon as practicable thereafter.

     Pursuant to the Merger Agreement, each issued and outstanding share of EBP Common Stock, excluding any such shares held in the treasury of EBP and excluding any such shares held by FFMC or its subsidiaries, shall automatically be cancelled and extinguished and shall thereafter be converted into only the right to receive shares of FFMC Common Stock determined in accordance with the Conversion Ratio and cash in lieu of fractional shares. See " -- Merger Consideration."

     Under the Merger Agreement, each share of EBP Common Stock held in the treasury of EBP or held by FFMC or any of its subsidiaries shall be automatically cancelled and extinguished, and no payment shall be made in respect thereof. In addition, each issued and outstanding share of common stock of SubCorp will be converted into and shall thereafter represent one validly issued, fully paid and nonassessable share of EBP Common Stock.

MERGER CONSIDERATION

     At the Effective Time, each outstanding share of EBP Common Stock will be converted into the right to receive 0.1975 of a share of FFMC Common Stock (the "Conversion Ratio"). No fractional shares of FFMC Common Stock will be issued in the Merger. Each holder of EBP Common Stock who would otherwise be entitled to a fractional share of FFMC Common Stock will, upon surrender of such holder's EBP stock certificates, receive from FFMC a cash payment (without interest) equal to the fractional share to which such holder would otherwise be entitled multiplied by the average closing price per share for FFMC Common Stock on the New York Stock Exchange for the five trading days immediately preceding the Effective Time. The shares of FFMC Common Stock and cash in lieu of fractional shares to be received by the holders of EBP Common Stock in the Merger are collectively referred to as the "Merger Consideration."

TREATMENT OF EBP STOCK OPTIONS AND DEBENTURES

     Effective upon consummation of the Merger, except for certain options to be repurchased by EBP at the Effective Time (see " -- Interests of Certain Persons in the Merger"), FFMC will assume the options to purchase EBP Common Stock ("EBP Options") under EBP's 1986 Stock Option Plan, 1990 Stock Option Plan, 1991 Long-Term Incentive Performance Plan and 1993 Outside Directors Stock Option Plan (the "Option Plans"). All options outstanding under the Option Plans will become fully vested as of the Effective Time, except for certain options held by outside directors of EBP. Thereafter, each former EBP Option will, by virtue of the Merger, become an option to purchase that number of shares of FFMC Common Stock determined by multiplying the number of shares of EBP Common Stock subject to such option, determined immediately before the Effective Time, by the Conversion Ratio (rounded up to the nearest whole share). The exercise price of each share of FFMC Common Stock subject to an assumed EBP Option will be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of EBP Common Stock at which such EBP Option is exercisable immediately before the exercise time by the Conversion Ratio. At the Effective Time of the Merger, the EBP convertible debentures will be adjusted so that the debentures will be convertible into FFMC Common Stock based on the Conversion Ratio. For a discussion of the treatment of stock options and debentures upon consummation of the First Data Merger, see "Business of FFMC -- Proposed Merger of FFMC with First Data Corporation."

CONDITIONS TO THE MERGER

     EBP and FFMC are not obligated to complete the Merger unless a number of conditions are satisfied, including the following: (a) EBP stockholders shall have approved and adopted the Merger Agreement; (b) FFMC's Registration Statement for the FFMC Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop order shall have been issued or be pending or threatened; (c) EBP and FFMC shall each have received an opinion from SA&B, counsel for FFMC, that the Merger constitutes a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), tax-free to the extent of receipt of FFMC Common Stock in exchange for EBP Common Stock (except fractional shares redeemed for cash); and (d) the shares of FFMC Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance. See "-- Tax Consequences" for a description of a tax opinion that has been issued by SA&B and which will be updated to satisfy the tax opinion condition. In addition, the obligation of each of FFMC and EBP to consummate the Merger is subject to the conditions that the other party shall have performed its agreements and covenants under the Merger Agreement in all material respects; that the other party's representations and warranties, subject to certain exceptions, shall be true and correct at the Effective Time (except where the failure of any representation and warranty to be true and correct would not have a material adverse effect on the party making it); and that the other party shall have delivered certain opinions of counsel, letters from accountants and certain additional conditions, including conditions which are customary in transactions similar to the Merger, as set forth in the Merger Agreement.

     The obligations of FFMC and SubCorp to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of certain additional conditions, including the condition that appropriate agreements be obtained from the directors and executive officers of EBP agreeing to applicable resale restrictions with respect to FFMC Common Stock received pursuant to the Merger.

     Certain of the conditions to the Merger may not be waived by the parties, including the approval of EBP's stockholders and the effectiveness of the Registration Statement. Although the receipt of the tax opinion of SA&B may be waived by the parties, FFMC and EBP intend, in the event such opinion is not or cannot be delivered (which is not presently contemplated) but the parties nonetheless desire to consummate the Merger, to file with the Commission a post-effective amendment to the Registration Statement and to resolicit the approval of the Merger Agreement by the stockholders of EBP pursuant to an amended Proxy Statement and Prospectus.

EFFECTIVE TIME AND TERMINATION

     If the Merger Agreement is approved and adopted by the stockholders of EBP and all other conditions of the Merger are satisfied or waived (see
" -- Conditions to the Merger"), the Merger will become effective when SubCorp and EBP file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "DGCL") unless a later time is specified in the certificate of merger. The Merger Agreement provides that SubCorp and EBP will make this filing as soon as practicable after all of the conditions to completion of the Merger are satisfied or waived. The parties anticipate that the Effective Time will occur on the date of the Meeting, or as soon as practicable thereafter.

     The Merger Agreement may be terminated at any time prior to the Effective
Time: (a) by FFMC and EBP upon mutual action of their respective Boards of Directors; (b) by either FFMC or EBP (i) if any event has occurred as a result of which any condition to its respective obligation to consummate the Merger is no longer capable of being satisfied (so long as, in certain circumstances, the terminating party has not contributed to the failure of any such condition to be satisfied), (ii) if any general suspension of, or limitation on, trading on the NYSE has continued for a period of 15 business days or a bank moratorium in the United States has continued for a period of 15 business days, or (iii) if the Merger has not been consummated by October 31, 1995; (c) by FFMC if (i) EBP has breached any representation or warranty contained in the Merger Agreement which would be reasonably likely to have a material adverse effect on EBP, (ii) EBP has materially breached any of its covenants or agreements in the Merger Agreement which breach is not curable (or, if curable, is not cured within 30 days after written notice from FFMC), (iii) EBP (or its Board of

Directors) has authorized, recommended, proposed or publicly announced its intention to enter into a "Competing Transaction" not consented to by FFMC, or
(iv) EBP's Board of Directors has withdrawn or materially modified its authorization, approval or recommendation of the Merger or the Merger Agreement in a manner adverse to FFMC; or (d) by EBP if (i) FFMC or SubCorp has breached any representation or warranty contained in the Merger Agreement which would be reasonably likely to have a material adverse effect on FFMC or on the ability of FFMC or SubCorp to consummate the Merger or (ii) FFMC or SubCorp has materially breached any of its covenants or agreements in the Merger Agreement which breach is not curable (or, if curable, is not cured within 30 days after written notice from EBP).

     As used in the Merger Agreement, "Competing Transaction" means: (a) any sale or other disposition of 15% or more of the assets of EBP, (b) any tender offer or exchange offer for 30% or more of the outstanding EBP Common Stock or filing of a registration statement under the Securities Act in connection therewith, (c) any merger, consolidation, share exchange, business combination or other similar transaction involving EBP (other than a merger involving only EBP and its subsidiaries), (d) any person having beneficial ownership or the right to acquire beneficial ownership or any group having been formed which has beneficial ownership or the right to acquire beneficial ownership of 30% or more of the outstanding EBP Common Stock, or (e) the public announcement of a proposal, plan or intention to effect any such transaction, or any agreement to effect such a transaction.

     The Merger Agreement also provides that if FFMC terminates the Merger Agreement because of a misrepresentation or a breach of warranty or breach of any covenant by EBP, EBP shall be liable to FFMC, among other things, for all investment banking, legal, accounting, expert and consulting fees and other out-of-pocket expenses reasonably incurred by FFMC in connection with the Merger, up to a maximum of $1,000,000. The Merger Agreement requires EBP to pay FFMC a fee of $3,000,000 (which includes the foregoing expenses) in the event that the Merger Agreement is terminated: (a) by FFMC because the condition that EBP's representations and warranties contained in the Merger Agreement be true and correct in all respects (except where the failure of any representation and warranty to be true and correct would not have a material adverse effect on EBP) is not satisfied due to EBP's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement and (i) EBP has had contacts about or entered into negotiations relating to a Competing Transaction during the period from the date of the Merger Agreement through the date of termination or (ii) EBP consummates a Competing Transaction within one year after the date of termination or EBP enters into a definitive agreement providing for a Competing Transaction; (b) by FFMC because EBP authorizes, recommends, proposes or publicly announces its intention to enter into a Competing Transaction not consented to in writing by FFMC; (c) by FFMC because EBP's Board of Directors withdraws or materially modifies its authorization, approval or recommendation of the Merger or the Merger Agreement in a manner adverse to FFMC and at the time of such withdrawal or modification there exists a Competing Transaction from a third party; (d) by EBP because its Board of Directors fails to recommend or withdraws its recommendation of the Merger Agreement or recommends or endorses a tender or exchange offer for the shares of EBP Common Stock (after determining in good faith that such action is necessary to comply with its fiduciary duties to the EBP stockholders); or (e) by either party because the Merger Agreement does not receive the requisite vote of the holders of EBP Common Stock and at the time of such vote there existed a Competing Transaction. A Competing Transaction would exist if EBP has agreed or announced its intent to merge or sell significant assets or engage in a similar transaction, or if a third party has acquired or publicly announced its intent to acquire 30% or more of the outstanding EBP Common Stock.

AMENDMENT

     The Merger Agreement provides that it may be amended by the parties at any time before or after approval thereof by the stockholders of EBP, but that after such approval no amendment shall be made (a) which reduces the Merger Consideration or changes the form of the Merger Consideration to be received by EBP's stockholders pursuant to the Merger Agreement or (b) changes any of the terms and conditions of the Merger Agreement if such change would adversely affect the holders of EBP Common Stock, unless the further approval of the holders of EBP Common Stock is obtained. If further approval were required, EBP and

FFMC would file with the Commission a post-effective amendment to the Registration Statement and resolicit the approval of the amended Merger Agreement by the stockholders of EBP pursuant to an amended Proxy Statement and Prospectus.

REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

     The Merger Agreement contains certain representations, warranties, covenants and agreements by EBP and FFMC regarding, among other things, the businesses, capital structure, assets and liabilities of EBP or FFMC and the accuracy and completeness of information supplied in connection with the Merger. The Merger Agreement also contains covenants of EBP with respect to the conduct of its business prior to the Closing Date, including covenants that it will not
(a) issue any shares of its capital stock (or related rights), except for any issuances upon the exercise of EBP Options or conversion of EBP's outstanding debentures, or pay any dividend, (b) sell or transfer any asset to a third party or incur any debt or mortgage or encumber assets, except in the ordinary course of business and within specified limits, (c) except for increases in accordance with normal prior practice, change the salaries, benefits or employment contracts of employees of EBP or its subsidiaries or (d) amend the Certificate of Incorporation or Bylaws of EBP.

     In addition, EBP has agreed not to, directly or indirectly, (a) solicit, initiate or knowingly encourage any inquiries or the making of proposals from anyone other than FFMC that constitutes or may reasonably be expected to lead to any Competing Transaction, (b) enter into or maintain or continue discussions or negotiate with a party other than FFMC in furtherance of such inquiries or to obtain a Competing Transaction or (c) agree to or endorse any Competing Transaction or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries or any advisors to or representatives of such party to take any such action. The Merger Agreement contains certain exceptions to the above restrictions as necessary for the EBP Board of Directors to comply with its fiduciary duties to EBP stockholders under applicable law. EBP has also agreed to use reasonable efforts to obtain the approval and adoption by EBP's stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement.

GOVERNMENTAL AND REGULATORY REQUIREMENTS

     FFMC and EBP are not aware of any governmental or regulatory requirements for consummation of the Merger other than compliance with applicable federal and state securities laws, compliance with applicable state insurance laws, and the expiration or termination of the waiting period applicable to the Merger under the HSR Act and the rules and regulations thereunder. Under the HSR Act, certain acquisition transactions, such as the Merger, may not be consummated unless required information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified waiting period requirements have been satisfied. On June 2, 1995, FFMC and EBP each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger. The applicable waiting period for the Merger was terminated on June 12, 1995. Termination of the waiting period under the HSR Act permits consummation of the Merger without violating the HSR Act provision prohibiting such consummation prior to expiration of the waiting period.

     Notwithstanding the termination or expiration of the waiting period, at any time before or after the Effective Time, the Antitrust Division or the FTC could take actions under the antitrust laws as either of them deem necessary and desirable in the public interest, including seeking to enjoin the Merger, or seeking divestitures of substantial assets of FFMC or EBP. In addition, in appropriate circumstances, state officials and private parties may also bring legal actions under the antitrust laws. Under the Merger Agreement, in the event a suit is instituted challenging the Merger as violative of the antitrust laws, FFMC and EBP have agreed to use reasonable efforts to resist or resolve such a suit. If injunctive relief is sought or obtained in a challenge to the Merger, the consummation of the Merger could be delayed and, under certain circumstances, such delay could result in consummation of the Merger being postponed to a date substantially beyond the date of the Meeting. If the Merger is not consummated by October 31, 1995, the Merger Agreement could be terminated by FFMC or EBP.

     EBPLife Insurance Company is domiciled in the State of Oklahoma and subject to Oklahoma insurance law. Under Oklahoma law, the acquisition of control of EBPLife Insurance Company by FFMC requires approval by the Oklahoma Insurance Department prior to the Effective Time of the Merger. On June 2, 1995, FFMC filed an application for such approval with the Oklahoma Insurance Department. This approval was granted on September 1, 1995.

     FFMC has notified, or caused to be notified, each of the other states in which EBPLife Insurance Company conducts business of such approval. If these other states elect not to conduct an independent review (and none has advised FFMC of an intent to conduct an independent review), there are no additional filings required with the insurance departments of those states for the acquisition of control of EBPLife Insurance Company by FFMC.

EXPENSES

     Except as otherwise provided in the Merger Agreement, if the Merger is not consummated, EBP and FFMC shall each bear its own expenses related to the Merger, except that the cost of printing this Proxy Statement and Prospectus and filing fees under federal and state securities laws shall be borne equally.

RESALE OF FFMC COMMON STOCK

     The shares of FFMC Common Stock to be issued to EBP stockholders in connection with the Merger have been registered under the Securities Act. Accordingly, such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of EBP within the meaning of Rule 145 promulgated under the Securities Act (collectively, "EBP Affiliates"). The shares of FFMC Common Stock received by EBP Affiliates may not be sold without registration of such shares for resale under the Securities Act or the availability of an exemption (including the limited exemption provided by Rule 145) from such registration. EBP has agreed to cause each executive officer and director of EBP to execute and deliver to FFMC an agreement (the "Affiliate Agreement") covering the foregoing restrictions on transfer and certain other rights and obligations of such person with respect to the shares of EBP Common Stock and FFMC Common Stock. The form of the Affiliate Agreement is attached as Exhibit D to Annex A to this Proxy Statement and Prospectus. FFMC shall not be required to deliver any certificate representing the Merger Consideration to any EBP Affiliate from whom an Affiliate Agreement has not been received.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, holders of EBP Common Stock should be aware that the directors and certain members of EBP management have interests in the Merger in addition to their interests solely as stockholders of EBP, as described below.

     At the Effective Time, the persons who are directors of SubCorp will become the directors of EBP, the Surviving Corporation, and the current directors of EBP will resign as directors. The officers of EBP immediately before the Effective Time will continue as officers of the Surviving Corporation after the Effective Time, subject to being replaced in accordance with the Bylaws of the Surviving Corporation.

     When the Merger Agreement was approved by EBP's Board of Directors, the EBP Board of Directors also authorized separate agreements between EBP and William
E. Sagan, President, Chief Executive Officer and Director, and Timothy W. Kuck, Chief Financial Officer and Secretary, to encourage their continued employment through the closing of the Merger. FFMC concurred with these objectives so long as the compensation arrangements required employment for a period of time after the Closing. Under these agreements, if Messrs. Sagan and Kuck are employed by the Surviving Corporation for the 180-day period beginning on the Effective Time, Messrs. Sagan and Kuck will receive bonuses of up to $500,000 and $250,000, respectively. The EBP Board of Directors believed that these agreements were necessary since the existing severance agreements with Messrs. Sagan and Kuck, as described below, did not provide an incentive to remain employed by EBP if equal or more attractive employment opportunities were presented.

     The Merger Agreement also provides that EBP will enter into "Bonus and Severance Agreements" with one other executive officer of EBP and twelve other members of EBP management. The form of Bonus and

Severance Agreement is attached as Exhibit E to Annex A to this Proxy Statement and Prospectus. Under the Bonus and Severance Agreements, if the management employee remains as a full time employee of the Surviving Corporation for 12 months after the Effective Time, the employee will receive a bonus equal to 20% of his or her current base salary (the "20% Bonus"). The Bonus and Severance Agreements also provide that if the employee is terminated by the Surviving Corporation other than for "cause" during the 12-month period following the Effective Time, the employee will receive a one-time "severance payment" equal to (a) a pro rata amount of the 20% Bonus based on the number of days the employee remained employed by EBP after the Effective Time plus (b) two times the amount the employee would be entitled to receive under FFMC's standard severance policy (one week of salary for each year of service, with a minimum of two weeks and a maximum of thirteen weeks). In no event will the severance payments under the Bonus and Severance Agreements be less than three months of the respective employee's current base salary.

     EBP has entered into severance agreements or employment agreements with five of its executive officers which provide for the payment of certain severance benefits. These agreements were not entered into in contemplation of the Merger. The agreements with Messrs. Sagan and Kuck were entered into in August 1993 and provide for the payment of 18 months' salary and any targeted bonus if their employment is terminated by EBP or any successor corporation other than for cause, or is terminated by the executive officer for cause. If such termination occurs during the 18-month period after a change in control of EBP, which would include the Merger, the agreements provide for payment of 30 months' salary and two and one-half times any targeted bonus. The employment agreements with three of EBP's other executive officers provide for the payment of severance benefits equal to twelve months' salary and any targeted bonus but do not provide for the payment of increased benefits related to a change in control of EBP.

     When the Merger Agreement was entered into on May 12, 1995, Messrs. Sagan and Kuck also agreed to separate Option and Stock Agreements with FFMC (the "Option and Stock Agreements") on terms required by FFMC. Pursuant to the Option and Stock Agreements, at the Effective Time, FFMC will purchase the 50,000 restricted shares of EBP Common Stock held by Mr. Sagan and the 10,000 restricted shares of EBP Common Stock held by Mr. Kuck (the "Restricted Stock") at a purchase price of $14.70 per share, the agreed-upon value of EBP Common Stock at the date of the Merger Agreement. This price is significantly below the implied $18.66 per share value of EBP Common Stock based on the Conversion Ratio and the $94.50 closing price of FFMC Common Stock on September 18, 1995. The Restricted Stock was awarded to Messrs. Sagan and Kuck in August 1993 under agreements which provide that all restrictions lapse upon a change in control of EBP, which would include the Merger.

     Pursuant to the Option and Stock Agreements, FFMC has also agreed to cause EBP to repurchase from Messrs. Sagan and Kuck at the Effective Time all of their respective EBP Options for a purchase price equal to $14.70 per share less the applicable option exercise price. If the Merger is consummated, EBP will repurchase 117,000 and 48,000 EBP Options from Messrs. Sagan and Kuck for a total purchase price of $633,525 and $260,850, respectively.

     FFMC proposed the Option and Stock Agreements for a number of reasons, including (i) the fact that the Option and Stock Agreements further clarified the applicability of purchase accounting treatment for the Merger, which FFMC felt was appropriate given uncertainties regarding how EBP's business might be restructured subsequent to the Merger, including whether or not dispositions of portions of EBP's business might occur (although no determinations have been made regarding any fundamental change to EBP's business), and (ii) the fact that the Option and Stock Agreements would reduce the dilutive impact of options created by future increases in the price of FFMC Common Stock. FFMC chose to fix the purchase price in order to avoid the impact of stock price fluctuations on the ultimate amount of cash required to be paid by FFMC to purchase these securities.

     In 1993, EBP granted performance share awards to Messrs. Sagan and Kuck for up to 42,000 and 16,000 shares, respectively, based on EBP's performance over the three-year period ending December 31, 1995 (the "Performance Share Awards"). When the Merger Agreement was approved by EBP's Board of Directors, the

EBP Board of Directors also approved the early payout of the maximum amount of the Performance Share Awards in EBP Common Stock upon the Effective Time. The Performance Share Awards are to be paid in EBP Common Stock (42,000 and 16,000 shares of EBP Common Stock to Messrs. Sagan and Kuck, respectively), and upon the Effective Time those shares will be converted into 8,295 and 3,160 shares of FFMC Common Stock, respectively, based on the Conversion Ratio.

     The Merger Agreement provides that each EBP Option outstanding at the Effective Time, including those held by directors, officers or employees of EBP, will be assumed by FFMC and thereafter will constitute an option to acquire, on the same terms and conditions as were applicable under each assumed EBP Option, that number of shares of FFMC Common Stock equal to the product of the Conversion Ratio times the number of shares of EBP Common Stock subject to each EBP Option (rounded up to the nearest whole share), at an exercise price per share equal to the option price per share of EBP Common Stock subject to each EBP Option divided by the Conversion Ratio (rounded up to the nearest whole cent). When the Merger Agreement was approved by EBP's Board of Directors, the EBP Board of Directors also approved, with concurrence from FFMC, the accelerated vesting of all EBP Options at the Effective Time, except where acceleration of vesting would require stockholder approval. Consequently, all EBP Options not otherwise exercisable, other than 20,000 options granted to EBP's independent directors in June 1995 (which will lapse at the Effective
Time), will become immediately exercisable for the purchase of FFMC Common Stock, as described above, upon the Effective Time.

     Duncan H. Cocroft and Robert W. Fischer served on the Special Committee of the EBP Board of Directors to negotiate the Merger Agreement with FFMC. On July 25, 1995, the EBP Board of Directors appointed James B. Lockhart, an independent director of EBP, to serve as an additional member of the Special Committee in order to recognize his extensive past assistance to the Special Committee and to formalize his future increased role on behalf of the Board in analyzing the implications of the First Data Merger on the Merger. Each member of the Special Committee will receive $25,000 for his services in connection with the Merger.

     Under the Merger Agreement, FFMC has agreed that all rights to indemnification and all limitations of liabilities set forth in the Certificate of Incorporation and Bylaws of EBP will be continued in the Certificate of Incorporation and Bylaws of the Surviving Corporation. FFMC has agreed not to take any action or allow any action to be taken relating to limitation of liability or indemnification, prior to the expiration of all applicable statutes of limitation, that would adversely affect the rights of the individuals who are entitled to the benefits of such provisions. Further, FFMC has agreed to make proper provision to ensure that the successors and assigns of the Surviving Corporation assume these obligations. Under the Merger Agreement, the Surviving Corporation will also use reasonable efforts to maintain EBP's existing officers' and directors' liability insurance without a reduction in coverage for a period of five years after the Effective Time, subject to payment of a maximum annual premium of 150% of the current annual premium paid by EBP for this insurance coverage.

     For information concerning the beneficial ownership of EBP securities by the directors and officers of EBP, see "EBP Voting Stock and Principal Holders."

TAX CONSEQUENCES

     The following is a summary of certain anticipated federal income tax consequences of the Merger. Due to the complexity and changing nature of federal income tax laws, and considering that each stockholder's individual circumstances affect the tax consequences of the Merger to such stockholder, the following is not intended to and does not constitute a complete description of all possible federal tax consequences to the stockholders of EBP. The federal income tax consequences to any particular stockholder may be affected by matters not described herein. Moreover, this discussion does not address the state and local income tax consequences, if any, of the Merger. EACH STOCKHOLDER IS THEREFORE ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER TO HIM OR HER.

     Neither EBP nor FFMC has sought or intends to seek a ruling from the Internal Revenue Service concerning the federal income tax consequences of the Merger. SA&B has issued an opinion that the Merger constitutes a reorganization within the meaning of Section 368(a) under the Code, tax-free to the extent the Merger Consideration is comprised of FFMC Common Stock. Consummation of the Merger is conditioned upon the receipt by FFMC and EBP of an opinion from SA&B to such effect. In rendering its opinions, SA&B has relied and will rely upon representations from FFMC and EBP as to various factual matters which are based on standards applied by the Internal Revenue Service as a condition to issuing an advance ruling that a merger will qualify as a tax-free reorganization. One such representation is that, to the best of the knowledge of the executive officers of EBP, there is no plan or intention by the stockholders of EBP to sell, exchange, or otherwise dispose of a number of shares of FFMC Common Stock received in the Merger that would reduce the EBP stockholders' ownership of FFMC Common Stock to a number of shares having a value, as of the Effective Date, of less than 50% of the value of all of the formerly outstanding shares of EBP Common Stock as of the Effective Date. These representations will be updated at the Closing.

     SA&B has opined that the Merger will have the tax consequences to the stockholders of EBP described below.

     No gain or loss will be recognized by a holder of EBP Common Stock whose shares are exchanged solely for FFMC Common Stock, except with respect to cash received in lieu of a fractional share of FFMC Common Stock.

     Any EBP stockholder who receives cash in lieu of a fractional share of FFMC Common Stock will be treated as if a fractional share had been distributed to him or her in the Merger and then redeemed by FFMC. Such stockholder will recognize gain or loss, measured by the difference between the amount of cash received and the basis of the EBP Common Stock allocable to such fractional share. Such gain or loss will be capital gain or loss provided that the stockholder's shares of EBP Common Stock were held as capital assets at the Effective Time.

     The basis of the FFMC Common Stock received by a holder of EBP Common Stock will be the same as the basis of the EBP Common Stock surrendered in exchange therefor (excluding any basis allocable to fractional shares of FFMC Common Stock for which cash is received).

     An EBP stockholder's holding period with respect to any FFMC Common Stock received in the Merger will include the period during which the shares of EBP Common Stock surrendered in exchange therefor were held, provided that such shares of EBP Common Stock were held as capital assets at the Effective Time.

     No gain or loss will be recognized by FFMC, EBP or SubCorp by reason of the Merger.

     If the First Data Merger is consummated, the federal income tax consequences described above will remain applicable, and it is expected that the exchange of shares of FFMC Common Stock for First Data Common Stock in the First Data Merger will not result in a taxable transaction for holders of shares of FFMC Common Stock except to the extent of cash received in lieu of fractional shares of First Data Common Stock.

ACCOUNTING TREATMENT

     FFMC will account for the Merger as a purchase for financial reporting purposes under generally accepted accounting principles. Under purchase accounting, FFMC will allocate the total cost of acquiring the EBP Common Stock (based on the market value of FFMC Common Stock issued in the Merger and the total amount of cash paid, primarily for merger costs) to the fair market value of assets acquired and liabilities assumed. The excess of cost over the amounts allocable to the assets acquired and liabilities assumed will be recorded as intangible assets and amortized on a straight-line basis over the lives of such intangible assets. Earnings of the consolidated companies after the Effective Time will be reduced by the amortization of the intangible assets recorded by FFMC in connection with the Merger. FFMC is in the process of identifying the intangible assets to be acquired in connection with the EBP acquisition. This will require actuarial studies of the insurance business, and this process will not be completed until after the Effective Time.

                                BUSINESS OF EBP

     EBP's 1994 Annual Report on Form 10-K and 1995 First and Second Quarter Reports on Form 10-Q, all of which are incorporated herein by reference, contain information about EBP and its business, operations, products and services. The following information is qualified in its entirety by the more detailed information and financial statements contained in EBP's 1994 Annual Report on Form 10-K and 1995 First and Second Quarter Reports on Form 10-Q. See "Information Incorporated by Reference."

     EBP, through its subsidiaries EBP HealthPlans, Inc. and EBPLife Insurance Company, provides managed health care products and services to companies throughout the United States. EBP's products and services include health insurance coverages, benefit plan design and consulting, claims administration and processing, medical cost management programs, health care provider networks, and a managed pharmacy program. EBP tailors the delivery of its managed health care products and services to meet the needs of customers in specific geographic areas of the United States. EBP's customers are primarily small and medium sized companies seeking to minimize their health care costs while providing quality medical benefit plans to their employees. EBP provides its managed health care products and services to more than 2,100 customers with approximately 1.1 million members. EBP's principal executive offices are located at 435 Ford Road, Minneapolis, Minnesota 55426, and the telephone number is (612) 546-4353.

                                BUSINESS OF FFMC

GENERAL

     FFMC's 1994 Annual Report on Form 10-K and 1995 First and Second Quarter Reports on Form 10-Q, all of which are incorporated herein by reference, contain information about FFMC and its business, operations, products and services. The following information is qualified in its entirety by the more detailed information and financial statements contained in FFMC's 1994 Annual Report on Form 10-K and 1995 First and Second Quarter Reports on Form 10-Q. See "Information Incorporated by Reference."

     FFMC is a worldwide leader in information services, offering a vertically integrated set of data processing, storage and management products for the capture, manipulation and distribution of data. Services include merchant and consumer payment services (involving credit cards, debit cards, checks and nonbank money transfers); debt collection and accounts receivable management; data imaging, micrographics and electronic database management; health care claims processing and integrated management and cost containment services; and the development and marketing of data communications and information processing systems, including in-store marketing programs and systems for supermarkets. FFMC's principal executive offices are located at 3 Corporate Square, Suite 700, Atlanta, Georgia 30329, and the telephone number is (404) 321-0120.

PROPOSED MERGER OF FFMC WITH FIRST DATA CORPORATION

     On June 13, 1995, FFMC and First Data announced the execution of the First Data Agreement pursuant to which FDC Merger Corp., a wholly-owned subsidiary of First Data, would merge with and into FFMC and each share of FFMC Common Stock, including any such shares acquired by EBP stockholders pursuant to the Merger Agreement, would be converted into 1.5859 shares of First Data Common Stock. Upon consummation of the First Data Merger, each FFMC stock option (including former EBP options which are exercisable for FFMC Common Stock) will become an option to purchase shares of First Data Common Stock. The number of options will be determined by multiplying the number of FFMC shares subject to options by the conversion ratio in the First Data Merger and the exercise price will be determined by dividing the exercise price by that conversion ratio. Additionally, the EBP convertible debentures will be adjusted so that they will be convertible into shares of First Data Common Stock based on this conversion ratio. As a result of the First Data Merger, FFMC would become a wholly-owned subsidiary of First Data.

     It is anticipated that the Merger will become effective before the effective date of the First Data Merger. However, based on the record dates for the Merger and the First Data Merger, EBP stockholders will not have an opportunity to vote on the First Data Merger.

     Consummation of the First Data Merger is subject to various conditions, including, among other things, obtaining the requisite approvals of the stockholders of both FFMC and First Data, the authorization for listing on the NYSE of the shares of First Data Common Stock issuable to FFMC stockholders pursuant to the First Data Agreement, the expiration or termination of the applicable waiting period under the HSR Act, including resolution of any action or investigation brought by the Federal Trade Commission or Justice Department, the receipt of an opinion from First Data's independent accountants that the First Data Merger will qualify for pooling of interests accounting treatment, the effectiveness of a registration statement with respect to the shares of First Data Common Stock issuable in the First Data Merger (the "First Data Registration Statement"), and the absence of any order or other legal restraint or prohibition preventing the consummation of the First Data Merger. The obligation of First Data to consummate the First Data Merger is subject to the fulfillment of various additional conditions, including, among other things, that Mr. Patrick H. Thomas, the Chairman of the Board, President and Chief Executive Officer of FFMC, enter into a non-solicitation agreement and that there shall not be instituted or pending any action or proceeding by a governmental entity as a result of the First Data Agreement which would have a material adverse effect on First Data (assuming the First Data Merger is consummated). The obligation of FFMC to consummate the First Data Merger is subject to the fulfillment of various additional conditions, including, among other things, the receipt of an opinion from SA&B, counsel to FFMC, that the First Data Merger will qualify as a reorganization under the Code, tax-free except to the extent of cash received in lieu of fractional shares of First Data Common Stock.

     No assurance can be given that the First Data Merger will be consummated. If the First Data Merger is consummated, each outstanding share of FFMC Common Stock, including any such shares acquired by EBP stockholders pursuant to the Merger Agreement, would be converted into 1.5859 shares of First Data Common Stock. Consummation of both the Merger and the First Data Merger will result in the rights of holders of EBP Common Stock being governed by the First Data Restated Certificate of Incorporation and Bylaws and the DGCL.

     First Data provides high-quality, high-volume information processing and related services to specific client groups: the transaction card, payment instruments, teleservices, mutual fund, receivables and information management industries. First Data's information processing facilities are comprised of integrated networks of computer hardware, proprietary software and other telecommunications and operations systems. First Data has data centers which are capable of servicing a wide range of client groups, enabling it to process transactions for hundreds of clients in a rapid and cost effective manner and to take advantage of economies-of-scale when adding new clients. First Data regularly considers acquisition opportunities as well as other forms of business combinations and divestitures. Historically, First Data has been involved in numerous transactions of varying magnitudes, for consideration which included cash or securities or combinations thereof. First Data continues to evaluate and pursue acquisition, divestiture and combination opportunities as they arise. No assurance can be given with respect to the timing, likelihood or the financial or business effect of any possible transaction. First Data is incorporated in Delaware, its principal executive offices are located at 401 Hackensack Avenue, Hackensack, New Jersey 07601, and its telephone number is (201) 525-4702.

     FFMC has not made any determination with respect to fundamental changes in EBP's business, including divestiture of any business units. However, since there is significant duplication of claims processing and similar facilities, some level of integration of these facilities is likely to occur. In addition, since EBP no longer will have publicly traded equity securities and no longer will have the same administrative needs, some level of reduction in staffing and facilities in these areas is likely in the combined business. First Data has not informed FFMC or EBP of any plans regarding fundamental changes in business operations of the combined companies.

                   FFMC MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     FFMC's 1994 Annual Report on Form 10-K, which is incorporated herein by reference, including information incorporated in the Form 10-K by reference to FFMC's Proxy Statement for its 1995 annual meeting, contains information about FFMC's directors and executive officers, their business history, stock ownership, compensation and direct or indirect interests in certain transactions with FFMC, information about the principal holders of FFMC Common Stock and additional financial information not contained in this Proxy Statement and Prospectus.

                     EBP VOTING STOCK AND PRINCIPAL HOLDERS

     The following table sets forth, as of September 13, 1995, certain information with respect to the beneficial ownership of EBP Common Stock, by (i) each person or group who is known by EBP to be the beneficial owner of more than 5% of the outstanding EBP Common Stock, (ii) each director of EBP, (iii) each executive officer of EBP and (iv) all directors and executive officers of EBP, as a group. EBP believes that each of the beneficial owners of the EBP Common Stock listed below, based on information furnished by such owners, has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares, subject to the information contained in the notes to the table.

                                                                                          PERCENT OF
              NAME AND ADDRESS (IF APPLICABLE)                 SHARES BENEFICIALLY        OUTSTANDING
                    OF BENEFICIAL OWNER                             OWNED(1)               SHARES(1)
------------------------------------------------------------  ---------------------       -----------
Alpine Associates, L.P......................................         673,200(2)                8.0%
  100 Union Avenue
  Cresskill, NJ 07626
Wyser-Pratte & Co., Inc.....................................         579,400(3)                6.8%
Wyser-Pratte Management Co., Inc.
  63 Wall Street
  New York, NY 10005
Fidelity Management & Research Company......................         475,600(4)                5.6%
  82 Devonshire Street
  Boston, MA 02109
William E. Sagan............................................         485,728(5)(6)             5.7%
Timothy W. Kuck.............................................          76,486(6)(7)             *
Mark S. Davis...............................................          23,301(8)                *
Richard J. Fleder...........................................          56,282(9)                *
Andrew M. Thompson..........................................          29,019(10)               *
Duncan H. Cocroft...........................................           8,500(11)               *
Miles E. Efron..............................................           7,500(11)               *
Robert W. Fischer...........................................          19,454(12)               *
James B. Lockhart...........................................           9,500(11)               *
Arch J. McGill..............................................          21,082(13)               *
Roger P. Parkinson..........................................           7,500(11)               *
Terry T. Saario.............................................           7,500(14)               *
Priscilla P. Wardlow........................................           7,500(11)               *
All executive officers and directors as a group (14
  persons)..................................................         772,534(15)               9.1%

---------------
   * Less than 1%
 (1) Immediately prior to the Effective Time of the Merger all outstanding stock options become immediately exercisable, except options granted effective June 1, 1995 pursuant to the automatic formula under EBP's 1993 Outside Directors Stock Option Plan for the purchase of an aggregate of 20,000 shares of EBP Common Stock, which first become exercisable six months after the date of grant. These 20,000 options are not exercisable or included in the above table, and will lapse upon the Effective Time of the Merger.
 (2) According to a Schedule 13D dated August 2, 1995.
 (3) According to a Schedule 13DA dated September 1, 1995.
 (4) According to a Schedule 13G dated February 13, 1995.
 (5) Includes 50,000 shares of restricted stock, 42,000 shares issuable upon payout of performance share units and options for the purchase of 117,000 shares.
 (6) Messrs. Sagan and Kuck have agreed to sell to FFMC certain securities of EBP. See "The Merger -- Interests of Certain Persons in the Merger."
 (7) Includes 10,000 shares of restricted stock, 16,000 shares issuable upon payout of performance share units and options for the purchase of 48,000 shares.
 (8) Includes options for the purchase of 22,500 shares.
 (9) Includes options for the purchase of 2,667 shares.
(10) Includes options for the purchase of 28,433 shares.
(11) Includes options for the purchase of 7,500 shares.
(12) Includes options for the purchase of 7,500 shares and 454 shares issuable upon conversion of $20,000 principal amount of convertible subordinated debentures. After the Merger, these debentures will be convertible into FFMC Common Stock at a conversion price of approximately $223 per share.
(13) Includes options for the purchase of 7,500 shares and 5,682 shares issuable upon conversion of $250,000 principal amount of convertible subordinated debentures. After the Merger, these debentures will be convertible into FFMC Common Stock at a conversion price of approximately $223 per share.
(14) Includes options for the purchase of 2,500 shares.
(15) Includes 60,000 shares of restricted stock, 58,000 shares issuable upon payout of performance share units and options for the purchase of 286,100 shares.

              COMPARISON OF RIGHTS OF HOLDERS OF FFMC COMMON STOCK
                        AND HOLDERS OF EBP COMMON STOCK

     The following is a summary of the material differences between the rights of EBP stockholders under the DGCL and EBP's Restated Certificate of Incorporation and Bylaws and the rights of FFMC stockholders under the Georgia Business Corporation Code ("GBCC") and the FFMC Restated Articles of Incorporation and Bylaws.

     EBP is incorporated under the laws of the State of Delaware. FFMC is incorporated under the laws of the State of Georgia. EBP stockholders, whose rights as stockholders are currently governed by Delaware law, and EBP's Restated Certificate of Incorporation and Bylaws will become, upon consummation of the Merger, stockholders of FFMC, and their rights will be governed by Georgia law and FFMC's Restated Articles of Incorporation and Bylaws.

     The following summary does not purport to be a complete statement of the rights of EBP stockholders under the GBCC and the FFMC Restated Articles of Incorporation and Bylaws as compared with their rights under EBP's Restated Certificate of Incorporation and Bylaws and the DGCL. The summary is qualified in its entirety by FFMC's Restated Articles of Incorporation and Bylaws, EBP's Restated Certificate of Incorporation and Bylaws, the GBCC and the DGCL, to which stockholders are referred.

     Consummation of both the Merger and the First Data Merger will result in the rights of holders of EBP Common Stock being governed by the First Data Restated Certificate of Incorporation and Bylaws and the DGCL. See "Business of FFMC -- Proposed Merger of FFMC with First Data Corporation."

     Traditionally, Delaware law has provided more sources of authority for corporate matters, through the Delaware courts and the associated developed body of corporate law, than Georgia law. This difference may mean greater uncertainty with respect to corporate law questions for stockholders of corporations such as FFMC, under the GBCC, which was adopted in 1989, than for stockholders of Delaware corporations such as EBP.

LIMITATION OF LIABILITY OF DIRECTORS

     Both the GBCC and the DGCL allow a corporation to limit the personal liability of directors with certain exceptions. As permitted by the GBCC, the FFMC Restated Articles of Incorporation provide that a director is not liable to the corporation or its stockholders for monetary damages for breaches of his duty of care or other duties except for (i) misappropriation of business opportunities, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorization of an unlawful distribution or (iv) any transaction involving improper personal benefits to the director. (GBCC sec. 14-2-202).

     EBP's Restated Certificate of Incorporation provides that no director shall be personally liable to the corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties. Under current Delaware law and EBP's Restated Certificate of Incorporation, such limitation does not eliminate or limit the liability of an EBP director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent payment of an unlawful dividend or willful or negligent unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. (DGCL sec. 102).

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The FFMC Bylaws contain provisions for the indemnification of FFMC's officers and directors to the fullest extent permitted by the GBCC. The GBCC authorizes a corporation to indemnify a director or officer against loss or expense incurred in connection with any action, suit or proceeding (other than an action by or in the right of FFMC in which the director was adjudged liable to the corporation) if it is determined that the director or officer acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful and, in the case of adjudicated liability, only if the director or officer did not derive an improper personal benefit. (GBCC sec. 14-2-851). In proceedings to obtain a judgment in favor of the corporation, indemnification is only prohibited if the director or officer is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation and such director or officer has appropriated any business opportunity of the corporation, has derived an improper personal benefit, was involved in an unlawful distribution, or committed an act or omission that involved intentional misconduct or a knowing violation of law. (GBCC sec. 14-2-856).

     EBP is bound by similar indemnification provisions to indemnify its directors and officers. The EBP Bylaws provide that EBP shall have the power to indemnify officers, directors, employees and agents of the corporation to the full extent permitted by the DGCL. Under Delaware law, a corporation may, and in certain circumstances must, indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with suits and other legal proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. (DGCL sec. 145). EBP's Bylaws provide that EBP shall have the power to purchase and maintain insurance, at its expense, for its benefit and for the benefit of an officer, director, employee or agent, whether or not the corporation would otherwise have the power to indemnify such person. EBP has entered into indemnification agreements with each of its directors and with certain officers which provide indemnification rights broader than those under the Bylaws.

     As to actions by or in the right of the corporation, the DGCL prohibits indemnification of a person serving as a director, officer, employee or agent of a corporation, or serving at the request of the corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter as to which such person has been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances, such person is entitled to indemnity for such expenses which such court deems proper. (DGCL sec. 145).

     Under both Section 145 of the DGCL and Section 14-2-855 of the GBCC, a determination that the director or officer has met the statutory standard of conduct is a prerequisite to indemnification by a corporation (other than court-ordered or mandatory indemnification). Under both the DGCL and the GBCC, this determination can be made (i) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding for which indemnification is sought (or under the GBCC, a committee of disinterested directors if such a quorum cannot be established); (ii) by special legal counsel; or (iii) by the stockholders.

DIRECTORS

     The terms of directors of FFMC and EBP and stockholders rights with regard to their removal and replacement are essentially the same. In both corporations one or all of the directors may be removed by the vote of stockholders. FFMC's Bylaws provide for a Board of Directors consisting of no less than three and no more than nine directors, each of which may be removed, with or without cause, by the affirmative vote of the holders of a majority of all the outstanding shares of the corporation. EBP's Bylaws provide for a Board of no less than two directors who may be removed only by the affirmative vote of the holders of a majority of shares of stock entitled to vote generally in the election of directors. Under the DGCL, that removal may be with or without cause. (DGCL sec. 141).

     Any vacancy on FFMC's Board of Directors may be filled by the majority vote of the remaining directors or, in the event such vacancy is not so filled, or if no director remains, by the stockholders. Any vacancy on EBP's Board of Directors shall be filled by the remaining directors unless previously filled by the stockholders entitled to vote in the election of directors.

DIVIDENDS AND DISTRIBUTIONS

     Unless provided otherwise by its articles of incorporation, a Georgia corporation may pay dividends or make other distributions with respect to its shares if after the dividend or distribution the corporation has the ability to pay its debts as they become due and has net assets in excess of all senior claims upon dissolution. (GBCC sec. 14-2-640). FFMC's Articles of Incorporation do not further limit FFMC's ability to pay dividends or make other distributions on FFMC Common Stock except to the extent that FFMC Preferred Stock (none of which is outstanding) has preference as to dividends.

     The terms of FFMC's credit agreements prohibit FFMC from paying more than two cash dividends in any given fiscal year and from declaring any dividend that would cause a default under the terms of the credit agreements or that would exceed 5% of FFMC's consolidated net income for the four consecutive fiscal quarters ended prior to the date of such declaration.

     A Delaware corporation, unless otherwise restricted by its certificate of incorporation, may pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year (but the directors may not declare and pay dividends out of such net profits if the amount of capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets). (DGCL sec. 170). EBP's Restated Certificate of Incorporation contains no provisions restricting dividends on EBP's Common Stock except to the extent EBP Preferred Stock (none of which is outstanding) has preference as to dividends.

SPECIAL STOCKHOLDER MEETINGS; ACTION WITHOUT A MEETING

     Georgia law provides that a special meeting of stockholders of a publicly-held corporation may be called by the board of directors or any person authorized to do so by the articles of incorporation or bylaws, and a meeting must be called by the corporation upon the written demand of the holders of at least 25% (or any greater or lesser percentage as may be provided in the articles of incorporation or bylaws) of the outstanding shares entitled to vote on the issue to be considered at the special meeting. (GBCC sec. 14-2-702). The FFMC Bylaws provide that a special meeting may be called by the written request of the holders of as much as 75% of the outstanding shares of FFMC Common Stock or by the Board of Directors, the Chairman of the Board or the President. The FFMC Bylaws require that written notice stating the place, day and time of all meetings be given to stockholders.

     Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. (DGCL sec. 211). The Restated Certificate of Incorporation and the Bylaws of EBP provide that special meetings may be called by the President, Chairman of the Board or by the Board of Directors and shall be called by the President or Secretary at the request in writing of a majority of the Directors then in office, or at the request in writing of stockholders owning 10% or more of the entire stock entitled to vote.

     Under Georgia law stockholders may act without a meeting by unanimous written consent and if the articles of incorporation so authorize, subject to certain limitations, by the written consent of the holders having not less than the percentage of stock required to authorize the action taken at a meeting at which all shares entitled to vote thereon were present. (GBCC sec. 14-2-704). The FFMC Restated Articles of Incorporation do not permit action by less than unanimous written consent. Under the DGCL, unless otherwise provided in the certificate of incorporation, stockholders may act without a meeting, without prior notice, by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. (DGCL sec. 228). Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing. (DGCL sec. 228). As permitted by the DGCL, the EBP Bylaws require that any such written consent be executed by the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

STOCKHOLDER PROPOSALS

     FFMC's Bylaws require stockholders to provide advance notice of proposals of business or candidates for director to be considered at a meeting of stockholders. FFMC's Bylaws require that the matter of business or nomination be
(1) described or named in the notice of meeting of stockholders or an accompanying proxy statement; (2) approved for consideration or nomination by the Board of Directors; or (3) described or named in a written notice by a stockholder to the Secretary of FFMC to be delivered not less than 5 days prior to the meeting date. EBP's Bylaws impose no such advance notice requirement.

STOCKHOLDER INSPECTION RIGHTS

     As permitted by the GBCC, FFMC's Bylaws prohibit stockholders owning two percent or less of the outstanding common stock of FFMC from inspecting or copying the accounting or stockholder records of the corporation. (GBCC sec. 14-2-1602). Under the GBCC, this prohibition does not affect a stockholder's right to inspect a stockholders list prepared in anticipation of, and available at, an annual meeting. (GBCC sec. 14-2-720).

     Under the DGCL, any stockholder may inspect the books and records of a corporation so long as such inspection is for a proper purpose. (DGCL sec. 220).

AMENDMENT OF THE ARTICLES OF INCORPORATION AND BYLAWS

     Under Georgia law, certain provisions of the FFMC Restated Articles of Incorporation may be amended by action of the Board of Directors without stockholder approval. In particular, the Board can (i) for so long as FFMC continues to have only a single class of shares outstanding, effect a stock split or change or eliminate the par value of its common stock, (ii) change FFMC's corporate name, or (iii) issue preferred stock in one or more series as established by the Board, pursuant to the authority granted by the Restated Articles of Incorporation, in each case upon an appropriate amendment to the Restated Articles of Incorporation and without stockholder approval. (GBCC sec. 14-2-1002). Any provision of the FFMC Restated Articles of Incorporation may be amended upon recommendation by the Board of Directors and approval by a majority of the votes entitled to be cast on the amendment.

     The DGCL requires the affirmative vote of the holders of a majority of the shares entitled to vote to amend EBP's Restated Certificate of Incorporation. (DGCL sec. 242). Under both the DGCL and the GBCC, the approval of a separate class of shares is also required if the proposed amendment would materially affect the rights or powers of that class, as enumerated by statute. Because neither FFMC nor EBP have separate classes of stock outstanding, approval of a proposed amendment would require the approval of the common stockholders voting as a single class.

     With the exception of Article Nine of the FFMC Bylaws, the FFMC Bylaws may be amended by action of the majority of the Board of Directors or by action of the holders of a majority of the outstanding shares of FFMC Common Stock, except that provisions limiting the powers of the Board of Directors established by the GBCC, creating staggered terms of directors, or fixing greater quorum or voting requirements for stockholders than those provided by the GBCC, may be added only by stockholders under Georgia law. (GBCC sec. 14-2-801; 14-2-806 and 14-2-1021). Article Nine of the FFMC Bylaws adopts elective provisions of the GBCC relating to certain business combinations, and may only be amended or repealed in accordance with the provisions of the GBCC. See "-- Anti-Takeover Provisions."

     Delaware law provides that the stockholders have the power to amend the bylaws, but that the certificate of incorporation can confer such power upon the directors. (DGCL sec. 109). The EBP Restated Certificate of Incorporation and Bylaws authorize the Board of Directors or the stockholders to amend the Bylaws. Sections of the Bylaws requiring the affirmative vote of the holders of a majority of the shares entitled to vote deal with special meetings of stockholders, business properly brought before an annual meeting of stockholders, nomination of directors, election and removal of directors, management of the corporation by directors, and amendment of the Bylaws.

APPRAISAL RIGHTS

     Subject to the exception provided below, under the GBCC, stockholders who comply with the procedures for enforcing appraisal rights may exercise such rights, under certain circumstances, upon the merger of a corporation, the consummation of a plan of share exchange to which the corporation is the acquired party, the sale or other disposition of all or substantially all the corporate assets, an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares in ways specified in the GBCC, or any corporate action taken pursuant to a stockholder vote to the extent that the close corporation sections of the GBCC or the articles of incorporation, bylaws or a resolution of the Board provides that stockholders are entitled to appraisal. (GBCC sec. 14-2-1302). Unless the articles of incorporation or resolution of the board of directors provide otherwise, however, holders of any class of shares which are listed on a "national securities exchange" or are held of record by more than 2,000 stockholders do not have appraisal rights under Georgia law if the stockholder receives shares of the surviving corporation or another corporation whose shares are listed on a national securities exchange or are held of record by a least 2,000 stockholders. (GBCC sec. 14-2-1302). FFMC has not taken any action to provide otherwise, and the FFMC Common Stock satisfies the "national securities exchange" condition.

     Like the GBCC, the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally, but does not permit appraisal rights for holders of any class or series of stock which, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held of record by more than 2,000 holders. (DGCL sec. 262). Because EBP Common Stock is listed on the NYSE, appraisal rights are not available to EBP stockholders in connection with the Merger.

ANTI-TAKEOVER PROVISIONS

     Georgia law contains certain elective provisions which impose supermajority voting requirements or a fair pricing procedure for certain business combinations with a beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation unless a "fair price" test is met, which could have the effect of discouraging takeover attempts not supported by the target corporation's Board of Directors. FFMC has adopted bylaws specifically electing to be subject to these provisions.

     Under the "fair price provision," any Business Combination (as defined in the GBCC) would require the unanimous approval of the Continuing Directors, (as defined in the GBCC), provided that the Continuing Directors constitute at least three members of the board of directors at the time of such approval, or the recommendation of at least two-thirds of the Continuing Directors and the approval of a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the Interested Shareholder (as defined in the GBCC) who is, or whose affiliate is, a party to the Business Combination. If, however, the Interested Shareholder has not ceased to be an Interested Shareholder at any time within the three years prior to consummation of the Business Combination and has not increased its percentage ownership of shares in FFMC by more than one percent in any twelve month period, the normal majority vote of stockholders would apply. The normal majority vote of stockholders would also be applicable if, among other things, an Interested Shareholder offers to pay a certain formula price based upon the fair market value of the shares as of certain dates to ensure that all FFMC stockholders receive a fair price for their shares. (GBCC sec.sec. 14-2-1110-1113).

     In addition, business combination provisions under both Georgia and Delaware law prohibit certain business combinations between a corporation and any person who has acquired beneficial ownership of 10% (Delaware, 15%) or more of the voting stock of the corporation (an "interested stockholder") for a period of five (Delaware, three) years from the date such stockholder became an interested stockholder, unless (i) such interested stockholder, prior to becoming an interested stockholder, obtained the approval of the board of directors of either the business combination or the transaction that resulted in such person becoming an interested stockholder, (ii) such interested stockholder became the beneficial owner of at least 90% (Delaware, 85%) of the outstanding shares of voting stock of the corporation (excluding shares owned by persons who are directors, officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) in the same transaction in which the interested stockholder became an interested stockholder or (iii) on or subsequent to the date the interested stockholder became an interested stockholder, either (a) under the DGCL, the business combination is approved by the board of directors and is authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the voting stock that is not owned by the interested stockholder or (b) under the GBCC, the interested stockholder, subsequent to becoming an interested stockholder, becomes the beneficial owner of at least 90% of the outstanding voting stock of the corporation (excluding shares owned by persons who are directors or officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) and the business combination is approved by holders of a majority of the voting stock entitled to vote, excluding voting stock beneficially owned by the interested stockholder or by persons who are directors or officers and by subsidiaries and certain employee stock plans. FFMC has adopted bylaws specifically electing to be subject to these provisions. In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions. EBP has not made such election and, therefore, is subject to the terms of these provisions. (GBCC sec.sec. 14-2-1131-1133; DGCL sec. 203).

STOCKHOLDER APPROVAL OF MERGERS AND ASSET SALES

     In general, unless the articles of incorporation, bylaws, or the board of directors requires a greater vote, the GBCC requires a merger of FFMC to be approved by the holders of a majority of the then outstanding shares of FFMC Common Stock.(GBCC sec. 14-2-1103).

     Under Georgia law, unless the articles of incorporation specify otherwise, action by the stockholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ, with certain exceptions, from its articles before the merger,
(ii) each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger, and (iii) the number and kinds of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger. (GBCC sec. 14-2-1103). The NYSE, however, may require stockholder approval as a prerequisite to listing shares to be issued in certain mergers or other acquisition transactions, such as where the transaction would result in the present or potential increase of 20% or more in the outstanding shares of common stock of the acquiring corporation.

     Under Delaware law, no vote of stockholders of a constituent corporation surviving a merger is necessary to authorize the merger if (1) the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation, (2) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation, and (3) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered plus those initially issuable upon conversion of any other shares to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. (DGCL sec. 251).

                               FFMC CAPITAL STOCK

     FFMC is authorized to issue 150,000,000 shares of FFMC Common Stock and up to 5,000,000 shares of preferred stock ("FFMC Preferred Stock") which may be issued in one or more series established by the Board of Directors of FFMC from time to time.

FFMC COMMON STOCK

     Holders of shares of FFMC Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election, if they choose to do so. The holders of shares of FFMC Common Stock are entitled to share ratably in such dividends, if any, as may be declared on shares of FFMC Common Stock from time to time by the Board of Directors in its discretion from funds legally available therefor. The holders of shares of FFMC Common Stock are entitled to share pro rata in distributions to stockholders upon liquidation of FFMC, subject to any prior rights of any holders of FFMC Preferred Stock issued after the date of this Proxy Statement and Prospectus and then outstanding (see "FFMC Preferred Stock" below).

     The holders of shares of FFMC Common Stock have no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and non-assessable. FFMC's Common Stock is listed on the NYSE.

FFMC PREFERRED STOCK

     Pursuant to FFMC's Restated Articles of Incorporation, the Board of Directors of FFMC may from time to time authorize the issuance of up to 5,000,000 shares of FFMC Preferred Stock in one or more series, having such voting rights, dividend rates and preferences, redemption prices, sinking funds, convertibility provisions, liquidation and certain other preferences, rights and provisions as the Board of Directors of FFMC may fix in providing for the issuance of such series.

     Shares of FFMC Preferred Stock may be issued for any general corporate purposes, including acquisitions. If and when the Board of Directors should authorize the issuance of any shares of FFMC Preferred Stock, dividend requirements and any sinking fund, conversion or redemption provisions of such an issue could decrease the amount of earnings and assets available for distribution to holders of shares of FFMC Common Stock.

     For a discussion of applicable law and provisions of FFMC's Bylaws which may delay, defer or prevent a tender offer or other takeover attempt, see "Comparison of Rights of Holders of FFMC Common Stock and Holders of EBP Common Stock -- Anti-Takeover Provisions."

                                 LEGAL MATTERS

     The legality of the FFMC Common Stock offered hereby and certain other legal matters will be passed upon for FFMC by Sutherland, Asbill & Brennan, Atlanta, Georgia.

     Attorneys at Sutherland, Asbill & Brennan participating in matters related to the Merger beneficially own 18,794 shares of FFMC Common Stock.

                                    EXPERTS

     The financial statements and the related financial statement schedule of FFMC at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, incorporated in this Proxy Statement and Prospectus by reference from FFMC's 1994 Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

     The audited consolidated financial statements and schedules of EBP as of December 31, 1994 and 1993 and for the years ended December 31, 1994 and 1993, the seven months ended December 31, 1992 and the year ended May 31, 1992 incorporated by reference in this Proxy Statement and Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report on the audited consolidated financial statements, which includes an explanatory paragraph with respect to the change in method of accounting for income taxes during the seven months ended December 31, 1992 as discussed in Notes B and G to the audited consolidated financial statements and the related report on schedules.

     The consolidated financial statements and schedules of First Data at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, appearing in FFMC's Current Report on Form 8-K dated July 25, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements and schedules are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited consolidated interim financial information of First Data for the period ended June 30, 1995 incorporated by reference herein, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Current Report on Form 8-K dated September 11, 1995 of FFMC incorporated herein by reference states that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of CESI Holdings, Inc. at June 30, 1994 and for the year then ended, appearing in FFMC's Current Report on Form 8-K dated July 25, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Western Union Financial Services, Inc. incorporated in this Proxy Statement and Prospectus by reference to FFMC's Form 8-K dated November 4, 1994 have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

     Management of EBP is not aware of any other matters to come before the Meeting. If any procedural or other matter should come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy with respect to such business in accordance with their best judgment on such matters.

     In order to be considered for inclusion in the proxy statement for the next annual meeting, if any, of stockholders of EBP, any stockholder proposal intended to be presented at the meeting must have been received by EBP on or before December 1, 1995.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                    FIRST FINANCIAL MANAGEMENT CORPORATION,

                            GEMINI ACQUISITION CORP.

                                      AND

                          EMPLOYEE BENEFIT PLANS, INC.

                                  MAY 12, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
                                          ARTICLE 1
                                  THE BUSINESS COMBINATION
1.1   The Merger.......................................................................   A-9
1.2   Closing..........................................................................   A-9
1.3   Effective Time of the Merger.....................................................   A-9
1.4   Certificate of Incorporation; Bylaws.............................................   A-9
1.5   Directors and Officers of the Surviving Corporation..............................  A-10
                                          ARTICLE 2
                    CONVERSION AND EXCHANGE OF SHARES; ADDITIONAL ACTION
2.1   Conversion of Shares.............................................................  A-10
      (a)  Seller Common Stock.........................................................  A-10
      (b)  Treasury Shares.............................................................  A-10
      (c)  SubCorp Common Stock........................................................  A-10
2.2   Conversion Ratio.................................................................  A-10
2.3   No Fractional Shares.............................................................  A-10
2.4   Reported Market Price............................................................  A-10
2.5   Stock Transfer Books.............................................................  A-10
2.6   Surrender and Exchange of Certificates Representing Seller Common Stock..........  A-10
      (a)  Exchange Agent..............................................................  A-10
      (b)  Surrender of Certificates...................................................  A-10
      (c)  Lost Certificates...........................................................  A-11
      (d)  No Interest.................................................................  A-11
      (e)  Dividends on Buyer Common Shares............................................  A-11
      (f)  No Liability................................................................  A-11
      (g)  Withholding Rights..........................................................  A-11
2.7   Adjustments......................................................................  A-12
                                          ARTICLE 3
                             SELLER STOCK OPTIONS AND DEBENTURES
3.1   Assumption of Seller Stock Options...............................................  A-12
3.2   Incentive Stock Options..........................................................  A-12
3.3   Convertible Debentures...........................................................  A-13
3.4   Performance Share Units..........................................................  A-13
                                          ARTICLE 4
                               REPRESENTATIONS AND WARRANTIES
4.1   Representations and Warranties by Seller.........................................  A-13
      (a)  Organization and Qualification..............................................  A-13
      (b)  Capitalization..............................................................  A-13
      (c)  Authority...................................................................  A-13
      (d)  Non-Contravention...........................................................  A-14
      (e)  Governmental Consents.......................................................  A-14
      (f)  Periodic Reports............................................................  A-14
      (g)  Subsidiaries................................................................  A-15
      (h)  Financial Statements........................................................  A-15
      (i)  Absence of Certain Changes or Events........................................  A-15
      (j)  Governmental Authorization and Compliance with Laws.........................  A-16

                                                                                         PAGE
                                                                                         ----
      (k)  Conduct of Business.........................................................  A-16
      (l)  Tax Matters.................................................................  A-16
      (m)  No Real Property Owned......................................................  A-17
      (n)  Material Contracts..........................................................  A-17
      (o)  Legal Proceedings...........................................................  A-17
      (p)  Labor Relations.............................................................  A-18
      (q)  Insider Interests...........................................................  A-18
      (r)  Intellectual Property.......................................................  A-18
      (s)  Insurance...................................................................  A-19
      (t)  Proxy Statement; Registration Statement.....................................  A-19
      (u)  Employee and Fringe Benefit Plans...........................................  A-19
      (v)  Major Customers.............................................................  A-21
      (w)  Section 203.................................................................  A-21
      (x)  Environmental...............................................................  A-21
      (y)  Continuity of Stock Ownership, Etc..........................................  A-21
      (z)  Reinsurance.................................................................  A-21
      (aa) Guarantee Funds Obligations.................................................  A-22
      (ab) Annual Statements of Seller and its Subsidiaries............................  A-22
      (ac) Reserves....................................................................  A-22
      (ad) Accuracy of Schedules, Certificates and Documents...........................  A-22
      (ae) Fairness Opinion............................................................  A-22
      (af) Brokers, Finders and Investment Bankers.....................................  A-22
4.2   Representations and Warranties by Buyer and SubCorp..............................  A-22
      (a)  Organization and Qualification, etc.........................................  A-22
      (b)  Capitalization..............................................................  A-23
      (c)  Authority...................................................................  A-23
      (d)  Non-Contravention...........................................................  A-23
      (e)  Governmental Consents.......................................................  A-23
      (f)  Periodic Reports............................................................  A-24
      (g)  Financial Statements........................................................  A-24
      (h)  Absence of Certain Changes or Events........................................  A-24
      (i)  Proxy Statement; Registration Statement.....................................  A-24
      (j)  Activities of SubCorp.......................................................  A-24
                                           ARTICLE 5
                              ADDITIONAL COVENANTS AND AGREEMENTS
5.1   Conduct of Business..............................................................  A-25
      (a)  Operation by Seller in the Ordinary Course of Business......................  A-25
      (b)  Forbearances by Seller......................................................  A-25
5.2   Seller Stockholders Meeting......................................................  A-26
5.3   Best Efforts; Further Assurances; Cooperation....................................  A-27
      (a)  Regulatory Action...........................................................  A-27
      (b)  Certain Legal Proceedings...................................................  A-27
      (c)  Notice......................................................................  A-27
5.4   Investigation; Confidentiality...................................................  A-27
5.5   Expenses.........................................................................  A-28
5.6   No Solicitation of Transactions..................................................  A-28
5.7   Registration Statement and Proxy Statement.......................................  A-29
5.8   NYSE Listing.....................................................................  A-29
5.9   Affiliates of Seller.............................................................  A-29
5.10  Rule 145.........................................................................  A-29

                                                                                         PAGE
                                                                                         ----
5.11  Periodic Reports.................................................................  A-30
5.12  Public Announcements.............................................................  A-30
5.13  Antitrust Challenges.............................................................  A-30
5.14  Employee Matters.................................................................  A-30
      (a)  Employee Benefits and Agreements............................................  A-30
      (b)  Transition..................................................................  A-30
5.15  Indemnification and Insurance....................................................  A-31
      (a)  Certificate of Incorporation; ByLaws........................................  A-31
      (b)  Reorganization, etc.........................................................  A-31
      (c)  Insurance...................................................................  A-31
5.16  Accountant's Letters.............................................................  A-31
5.17  Approval by Insurance Authorities................................................  A-31
5.18  Severance and Retention Agreements...............................................  A-31
5.19  Performance Share Unit Settlement................................................  A-31
                                          ARTICLE 6
                                  CONDITIONS TO THE MERGER
6.1   Conditions to Obligations of Each Party..........................................  A-32
      (a)  Seller Stockholder Approval.................................................  A-32
      (b)  HSR Act.....................................................................  A-32
      (c)  Registration Statement......................................................  A-32
      (d)  NYSE Listing................................................................  A-32
      (e)  Tax Effect of Merger........................................................  A-32
      (f)  Certain Agreements..........................................................  A-32
6.2   Conditions to Obligations of Buyer and SubCorp...................................  A-32
      (a)  Consents, Authorizations, etc...............................................  A-32
      (b)  Injunction, etc.............................................................  A-32
      (c)  Representations and Warranties, Etc.........................................  A-33
      (d)  Affiliate Agreements........................................................  A-33
      (e)  Certificate.................................................................  A-33
      (f)  Opinion and Confirmation of Seller's Counsel................................  A-33
      (g)  Letters from Accountants....................................................  A-33
      (h)  Additional Certificates, etc................................................  A-33
      (i)  Resignations................................................................  A-33
6.3   Conditions to Obligations of Seller..............................................  A-33
      (a)  Consents, Authorizations, etc...............................................  A-33
      (b)  Injunction, etc.............................................................  A-33
      (c)  Representations and Warranties..............................................  A-34
      (d)  Buyer Common Shares.........................................................  A-34
      (e)  Certificate.................................................................  A-34
      (f)  Opinion and Confirmation of Buyer's and SubCorp's Counsel...................  A-34
      (g)  Letters from Accountants....................................................  A-34
      (h)  Tax Advice..................................................................  A-34
      (i)  Additional Certificates, etc................................................  A-34
                                           ARTICLE 7
                                  TERMINATION AND ABANDONMENT
7.1   Termination and Abandonment......................................................  A-34
7.2   Specific Performance.............................................................  A-35
7.3   Rights and Obligations upon Termination..........................................  A-35

                                                                                         PAGE
                                                                                         ----
7.4   Certain Fees and Expenses........................................................  A-36
      (a) Expenses.....................................................................  A-36
      (b) Fee..........................................................................  A-36
      (c) Payment......................................................................  A-37
7.5   Effect of Termination............................................................  A-37
                                            ARTICLE 8
                                        GENERAL PROVISIONS
8.1   Waiver of Certain Conditions.....................................................  A-37
8.2   Notices..........................................................................  A-37
8.3   Table of Contents; Headings......................................................  A-38
8.4   Variation and Amendment..........................................................  A-38
8.5   No Survival of Representations or Warranties.....................................  A-38
8.6   Arbitration......................................................................  A-38
8.7   Severability.....................................................................  A-39
8.8   Waiver...........................................................................  A-39
8.9   No Third Party Beneficiaries; Assignment.........................................  A-39
8.10  Time of the Essence; Computation of Time.........................................  A-39
8.11  Counterparts.....................................................................  A-39
8.12  Governing Law....................................................................  A-39
8.13  Entire Agreement.................................................................  A-39

                                LIST OF EXHIBITS

Exhibit A              Certificate of Merger
Exhibit B              Opinion and Confirmation of Seller's Counsel
Exhibit C              Opinion and Confirmation of Buyer's and SubCorp's Counsel
Exhibit D              Form of Affiliate Agreement
Exhibit E              Form of Severance and Retention Agreement

                               LIST OF SCHEDULES

Schedule      3.1      Seller Stock Option Plans
              4.1 (b)  Capitalization
              4.1 (d)  Non-Contravention
              4.1 (e)  Governmental Consents
              4.1 (f)  Periodic Reports
              4.1 (g)  Seller Subsidiaries
              4.1 (i)  Certain Changes or Events
              4.1 (j)  Governmental Authorizations and Compliance with Laws
              4.1 (l)  Tax Matters
              4.1 (n)  Material Contracts
              4.1 (o)  Legal Proceedings
              4.1 (q)  Insider Interests
              4.1 (r)  Intellectual Property
              4.1 (s)  Insurance
              4.1 (u)  Employee and Fringe Benefit Plans
              4.1 (v)  Major Customers of Seller
              4.1 (ac) Reserves
              5.1      Conduct of Business
              5.18     Severance and Retention Agreements

                                 DEFINED TERMS

Affiliate Agreement..................................................              Section 5.9
Agreement............................................................                 Preamble
Annual Statements....................................................          Section 4.1(ab)
Buyer................................................................                 Preamble
Buyer Annual Report..................................................           Section 4.2(f)
Buyer Audited Financial Statements...................................           Section 4.2(g)
Buyer Common Shares..................................................     Background Statement
Buyer Financial Statements...........................................           Section 4.2(g)
Buyer Material Contract..............................................           Section 4.2(d)
Buyer Preferred Shares...............................................           Section 4.2(b)
Buyer Quarterly Report...............................................           Section 4.2(g)
Cap..................................................................          Section 5.15(c)
Certificate of Merger................................................              Section 1.3
Certificates.........................................................           Section 2.6(b)
Closing..............................................................              Section 1.2
Closing Date.........................................................              Section 1.2
Code.................................................................     Background Statement
Competing Transaction................................................              Section 5.6
Continuing Employees.................................................          Section 5.14(a)
Conversion Ratio.....................................................              Section 2.2
DGCL.................................................................              Section 1.1
Effective Time.......................................................              Section 1.3
Employee Plans.......................................................        Section 4.1(u)(i)
ERISA................................................................     Section 4.1(u)(i)(A)
ERISA Affiliate......................................................     Section 4.1(u)(i)(D)
Exchange Act.........................................................           Section 4.1(f)
Exchange Agent.......................................................           Section 2.6(a)
Expenses.............................................................           Section 7.4(a)
Fee..................................................................           Section 7.4(b)
FTC..................................................................           Section 4.1(e)
Governmental Entity..................................................           Section 4.1(e)
HSR Act..............................................................           Section 4.1(d)
Intellectual Property................................................           Section 4.1(r)
Intellectual Property Agreements.....................................           Section 4.1(r)
IRS..................................................................        Section 4.1(u)(i)
Justice..............................................................           Section 4.1(e)
knowledge............................................................           Section 4.1(d)
life insurance contracts.............................................           Section 4.1(j)
Material Adverse Effect..............................................           Section 4.1(a)
Material Contracts...................................................           Section 4.1(n)
Merger...............................................................     Background Statement
Merger Consideration.................................................              Section 2.5
NYSE.................................................................              Section 2.4
PBGC.................................................................        Section 4.1(u)(i)
Proxy Statement......................................................           Section 4.1(t)
Registration Statement...............................................           Section 4.1(t)
Review Period........................................................          Section 5.14(b)
SEC..................................................................           Section 4.1(e)
Securities Act.......................................................              Section 3.1
Seller...............................................................                 Preamble
Seller Audited Financial Statements..................................           Section 4.1(h)

Seller Common Stock..................................................     Background Statement
Seller Financial Statements..........................................           Section 4.1(h)
Seller Incentive Stock Option........................................              Section 3.2
Seller Preferred Stock...............................................           Section 4.1(b)
Seller Quarterly Report..............................................           Section 4.1(h)
Seller Stock Option Plans............................................              Section 3.1
Seller Stock Options.................................................              Section 3.1
Seller Stockholders Meeting..........................................              Section 5.2
Seller's Senior Management...........................................           Section 4.1(d)
Subcorp..............................................................                 Preamble
Subsidiary...........................................................           Section 4.1(g)
Surviving Corporation................................................              Section 1.1
Tax Opinion..........................................................           Section 6.1(e)
Tax Returns..........................................................           Section 4.1(l)
Taxes................................................................           Section 4.1(l)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of May 12, 1995 among EMPLOYEE BENEFIT PLANS, INC., a Delaware corporation ("Seller"), FIRST FINANCIAL MANAGEMENT CORPORATION, a Georgia corporation ("Buyer"), and GEMINI ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Buyer ("SubCorp").

                              BACKGROUND STATEMENT

     Buyer and Seller desire to effect a business combination of Seller and SubCorp pursuant to which SubCorp will merge with and into Seller, and the holders of shares of Seller common stock, $.01 par value ("Seller Common Stock"), will receive Buyer common shares, par value $.10 per share ("Buyer Common Shares"), in exchange for Seller Common Stock, as provided in this Agreement (the "Merger"). The Merger is intended to be a reorganization under
Section 368(a)(1)(A) and 368 (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). The respective Boards of Directors of Buyer, Subcorp and Seller each has, and Buyer as the sole shareholder of SubCorp has, approved this Agreement and the Merger. The Board of Directors of Seller has directed that this Agreement be submitted to the stockholders of Seller for their approval.

                             STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                            THE BUSINESS COMBINATION

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), SubCorp shall be merged with and into Seller in accordance with the provisions of this Agreement and the Delaware General Corporation Law (the "DGCL"), and the separate existence of SubCorp shall thereupon cease, and Seller, as the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Buyer. The Merger shall have the effect provided under the applicable laws of the State of Delaware including, but not limited to, Section 259 of the DGCL.

     1.2 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sutherland, Asbill & Brennan, 999 Peachtree Street, N.E., Atlanta, Georgia 30309-3996, as soon as possible after all conditions set forth in Article 6 have been satisfied or waived in writing but in no event later than the third business day after all such conditions shall have been satisfied or waived (the "Closing Date").

     1.3 Effective Time of the Merger.  If all the conditions set forth in
Article 6 shall have been fulfilled or waived in accordance with this Agreement and provided that this Agreement has not been terminated pursuant to Article 7, the parties shall cause the certificate of merger attached hereto as Exhibit A (the "Certificate of Merger") to be executed, delivered and filed with the Secretary of State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective at the time of such filing unless a different effective time is specified in the Certificate of Merger pursuant to the DGCL (the "Effective Time").

     1.4 Certificate of Incorporation; Bylaws. The Certificate of Incorporation and Bylaws of Seller as in effect immediately prior to the Effective Time shall be amended to conform to the Certificate of Incorporation and Bylaws of SubCorp as in effect immediately prior to the Effective Time and at the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law, subject to
Section 5.15 hereof.

     1.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the persons who are directors of SubCorp at the Effective Time will become the directors of the Surviving Corporation until such time as they may be replaced in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 2

              CONVERSION AND EXCHANGE OF SHARES; ADDITIONAL ACTION

     2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Seller Common Stock. Each issued and outstanding share of Seller Common Stock, excluding any such shares held in the treasury of Seller and excluding any such shares held by Buyer or its subsidiaries shall automatically be cancelled and extinguished and shall thereafter be converted into only the right to receive the number of Buyer Common Shares determined in accordance with the Conversion Ratio (as hereinafter defined).

          (b) Treasury Shares. Each share of Seller Common Stock held in the treasury of Seller or held by Buyer or any of its Subsidiaries shall be automatically cancelled and extinguished,and no payment shall be made in respect thereof.

          (c) SubCorp Common Stock. Each issued and outstanding share of SubCorp common stock at the Effective Time shall be converted into and shall thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     2.2 Conversion Ratio. The conversion ratio shall be 0.1975 of a Buyer Common Share for each share of Seller Common Stock (the "Conversion Ratio").

     2.3 No Fractional Shares. No scrip or fractional Buyer Common Shares shall be issued in the Merger upon conversion of Seller Common Stock as provided in
Section 2.1. Each registered holder of Seller Common Stock who would otherwise have been entitled to receive a fraction of an Buyer Common Share upon conversion of his Seller Common Stock shall be entitled to receive a cash payment with respect to such fractional share in an amount equal to the product of the Reported Market Price of Buyer Common Shares multiplied by such fractional share. Buyer will make available on or before the Effective Time to the "Exchange Agent" (as defined in Section 2.6) the funds necessary for the purpose of paying cash for fractional shares.

     2.4 Reported Market Price. As used in this Agreement, the Reported Market Price for Buyer Common Shares shall be the average closing price per share for Buyer Common Shares on the New York Stock Exchange ("NYSE") for the five (5) trading days immediately preceding the Effective Time.

     2.5 Stock Transfer Books. From and after the Effective Time, no transfer of Seller Common Stock outstanding prior to the Effective Time shall be registered on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates for Seller Common Stock are presented to the Surviving Corporation for transfer, such certificates shall be cancelled and exchanged for the consideration described in Sections 2.1, 2.2 and 2.3 (the "Merger Consideration").

     2.6 Surrender and Exchange of Certificates Representing Seller Common
Stock.

          (a) Exchange Agent. Prior to the mailing of the Proxy Statement to the holders of record of Seller Common Stock, Buyer shall appoint Wachovia Bank and Trust Company, N.A. to act as exchange agent for the Merger (the "Exchange Agent") pursuant to an exchange agent agreement reasonably acceptable to Seller. At the Effective Time, Buyer shall, pursuant to irrevocable instructions, direct the Exchange Agent to issue the number of Buyer Common Shares provided for in Section 2.2 and pay the amount of cash to which the holders of Seller Common Stock are entitled pursuant to
     Section 2.3.

          (b) Surrender of Certificates. Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail and otherwise make available to each record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Seller Common Stock (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof, which letter of transmittal shall comply with all applicable rules of the NYSE. Upon surrender to the Exchange Agent of the Certificates, together with such letter of transmittal duly executed, the holder of such Certificates shall be entitled to receive promptly in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed and counter-signed, as appropriate) representing that number of whole Buyer Common Shares to which such holder of Seller Common Stock shall have become entitled pursuant to the provisions of
     Section 2.2, and (ii) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.3, and the Certificates so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration to be received upon exchange of a Certificate (whether a certificate representing Buyer Common Shares or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered and exchanged therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing Buyer Common Shares or a check representing cash for a fractional share to such other person, or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Time until surrender in accordance with the provisions of this Section 2.6, each Certificate (other than Certificates representing treasury shares) shall represent for all purposes only the right to receive the Merger Consideration. All payments in respect of Seller Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

          (c) Lost Certificates. In the case of any lost, misplaced, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the Merger Consideration, to deliver to Buyer an indemnity agreement and a bond in such reasonable sum as Buyer may direct (but consistent with the practices Buyer applies to its own shareholders) as indemnity against any claim that may be made against the Exchange Agent, Buyer or the Surviving Corporation with respect to the Certificate alleged to have been lost, misplaced, stolen or destroyed.

          (d) No Interest. No interest shall be paid or accrued on any portion of the Merger Consideration regardless of the cause for delay in payment of the Merger Consideration.

          (e) Dividends on Buyer Common Shares. No holder of a Certificate shall be entitled to delivery of any dividend or other distribution from Buyer having a record date after the Effective Time until surrender of such holder's Certificate pursuant to this Section 2.6. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by Buyer, but were not paid by reason of the foregoing with respect to the number of whole Buyer Common Shares represented by the certificate or certificates issued upon such surrender. From and after the Effective Time, Buyer shall, however, be entitled to treat any such Certificate that has not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the Seller Common Stock represented by such Certificate shall have been converted, notwithstanding any failure to surrender such Certificate.

          (f) No Liability. Neither Buyer nor Seller shall be liable to any holder of shares of Seller Common Stock for any Buyer Common Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (g) Withholding Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Buyer or the Exchange Agent.

     2.7 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Buyer Common Shares shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be distributed as of a date prior to the Effective Time, or declared with a record date prior to the Effective Time and a distribution date after the Effective Time, the Conversion Ratio and the Reported Market Price shall be appropriately adjusted.

                                   ARTICLE 3

                      SELLER STOCK OPTIONS AND DEBENTURES

     3.1 Assumption of Seller Stock Options. At the Effective Time, Buyer and Seller shall take all action necessary to cause the assumption by Buyer as of the Effective Time of the stock options to purchase Seller Common Stock issued under the plans and agreements described on Schedule 3.1 (the "Seller Stock Option Plans") which are outstanding and unexercised at the Effective Time (the "Seller Stock Options"). Schedule 3.1 also sets forth all outstanding stock options, restricted shares, phantom stock awards, stock appreciation rights, performance share unit awards or cash or other similar incentive awards thereunder. The Seller Stock Options so assumed by Buyer shall continue to have, and shall be subject to, the same terms and conditions as set forth in the Seller Stock Option Plans and agreements pursuant to which such Seller Stock Options were issued as in effect immediately prior to the Effective Time except that: (i) each Seller Stock Option shall be exercisable for that number of whole Buyer Common Shares equal to the product of the number of shares of Seller Common Stock covered by such Seller Stock Option immediately prior to the Effective Time multiplied by the Conversion Ratio and rounded up to the nearest whole number of Buyer Common Shares; (ii) the option exercise price of each Buyer Common Share subject to an Seller Stock Option shall be the amount (rounded up to the nearest whole cent) obtained by dividing the option price per share of the Seller Common Stock at which such Seller Stock Option is exercisable immediately before the Effective Time by the Conversion Ratio; (iii) to the extent the exercise price may be paid in shares of Seller Common Stock such exercise price may be paid in Buyer Common Shares; and (iv) all actions to be taken thereunder by the Board of Directors of Seller or a committee thereof shall be taken by the Board of Directors of Buyer or a committee thereof. Buyer shall reserve for issuance the number of Buyer Common Shares that will become issuable upon the exercise of such Seller Stock Options after the Effective Time, shall file and use reasonable efforts to cause and maintain the effectiveness (during the period such options remain outstanding) of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to Buyer Common Shares so issuable and shall take appropriate action to list such shares with the NYSE and provide appropriate notice to the NYSE relating to the issuance of such shares. The assumption of Seller Stock Options by Buyer as provided in this Section 3.1 shall not give the holders thereof additional benefits which they did not have immediately prior to the Effective Time or relieve the holders thereof of any obligations or restrictions applicable to the Seller Stock Options or the Buyer Common Shares obtainable upon exercise of the Seller Stock Options. After the Effective Time, Buyer shall continue in effect the Seller Stock Option Plans subject to amendment, modification, suspension, abandonment or termination as provided therein.

     3.2 Incentive Stock Options. Notwithstanding anything to the contrary in this Article 3, in the case of any Seller Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (an "Seller Incentive Stock Option"), the option price, the number of Buyer Common Shares purchasable pursuant to such Seller Incentive Stock Option and the terms and conditions of exercise of such Seller Incentive Stock Option shall be determined immediately after the Effective Time in such manner as to comply with
Section 424(a) of the Code.

     3.3 Convertible Debentures. Seller and Buyer shall take action pursuant to the indentures covering its outstanding convertible debentures to cause duly executed supplemental indentures to provide that following the Merger each such debenture shall be convertible into a number of Buyer Common Shares in an amount determined by the Conversion Ratio.

     3.4 Performance Share Units. Any performance share units payable to participants in Seller's 1991 Long-Term Incentive Performance Plan as a result of or following the Merger shall be paid (i) in Seller Common Stock, if paid prior to the Effective Time, or (ii) in Buyer Common Shares, if paid after the Effective Time, with the number of Buyer Common Shares determined in accordance with the Conversion Ratio. In the event the holder of any such performance share units is involuntarily terminated, other than for cause, during the award measurement period, the holder shall be paid the maximum amount payable under such performance share units.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties by Seller. Seller represents and warrants to and agrees with Buyer and SubCorp as of the date of this Agreement and as of the Closing as follows:

          (a) Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each of the jurisdictions in which the failure to be so qualified would have a material adverse effect on the consolidated financial condition, results of operations or business of Seller and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). The copies of Seller's Certificate of Incorporation and Bylaws, as amended to date, which have been delivered to Buyer, are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

          (b) Capitalization. The authorized capital stock of Seller consists of 50,000,000 shares of Seller Common Stock and 2,000,000 shares of $.01 par value preferred stock ("Seller Preferred Stock"). All of the issued and outstanding shares of Seller Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the date hereof: (i) 8,459,253 shares of Seller Common Stock are issued and outstanding; (ii) no shares of Seller Common Stock are held by Seller as treasury shares; (iii) 470,481 shares of Seller Common Stock are subject to outstanding options pursuant to the Seller Stock Option Plans; (iv) 29,000 performance share units (based upon which up to 58,000 shares of Seller Common Stock can be issued) have been awarded and are outstanding pursuant to Seller's Long Term Incentive Performance Plan; and (v) no shares of Seller Preferred Stock are issued or outstanding. Except as set forth on Schedule 3.1 or Schedule 4.1(b) and in this Section 4.1(b), there are no shares of capital stock of Seller outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Seller to issue, transfer, register with any securities commission or other authority, deliver or sell or cause to be issued, transferred, so registered, delivered or sold, additional shares of the capital stock or other securities of Seller or obligating Seller to grant, extend or enter into any such agreement or commitment.

          (c) Authority. Seller has the corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of the Merger by the affirmative vote of a majority of the outstanding shares of Seller Common Stock, to consummate the transactions contemplated on the part of Seller hereby. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors. Except for the approval of the Merger by the holders of Seller Common Stock, no other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a valid, binding and enforceable agreement of Seller.

          (d) Non-Contravention. The execution and delivery of this Agreement by Seller do not and, subject to the adoption of this Agreement by the holders of Seller Common Stock and the expiration of all applicable waiting periods after the filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") referred to in paragraph (e) below, the consummation by Seller of the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller or any of its Subsidiaries, or (ii) except as set forth on Schedule 4.1(d), and except insofar as it would not have a Material Adverse Effect, violate or conflict with, or result (with the giving of notice or the lapse of time or both) in a violation of or constitute a default under any provision of, or result in the acceleration or termination of or entitle any party to accelerate or terminate (whether after the giving of notice or lapse of time or both), any obligation or benefit under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets or properties of Seller or any of its Subsidiaries or require consent, authorization or approval of any person or entity pursuant to any provision of any "Material Contract" (as hereinafter defined), "Intellectual Property Agreement" (as hereinafter defined), or law, ordinance, regulation, order, arbitration award, judgment or decree to which Seller or any of its Subsidiaries is a party or by which it or its assets or properties are bound and will not constitute an event permitting termination of any Material Contract or Intellectual Property Agreement to which Seller or any of its Subsidiaries is a party. Except for violations, conflicts, defaults, accelerations, terminations, entitlements, creations or impositions of liens, charges, pledges, security interests or other encumbrances or events described on Schedule 4.1(d), no such event shall cause any material damage, additional cost or expense (including any payments or expenses incurred to obtain consents or waivers) to Seller or any of its Subsidiaries, Buyer or the Surviving Corporation. Except as expressly noted on Schedule 4.1(d), to the knowledge of Seller's Senior Management, Seller has no reasonable basis to believe that it will not be able to obtain (without material additional payment or expense) all consents and waivers necessary to avoid any such violation, acceleration, entitlement to accelerate, creation or imposition of a lien, charge, pledge, security interest or other encumbrance, conflict or event. As used in this Agreement, "knowledge" shall mean to the actual knowledge of the individuals involved, and shall not imply or impose any duty of investigation and "Seller's Senior Management" shall mean William Sagan, Timothy Kuck and Kurt Betcher.

          (e) Governmental Consents. Except for required insurance filings as set forth in Schedule 4.1(e) and except for the filing of the Proxy Statement (as hereinafter defined) and the Registration Statement (as hereinafter defined) with the Securities and Exchange Commission (the "SEC") and, to the extent required, any filings with or approvals by any state securities commissions or authorities, filings with the Federal Trade Commission (the "FTC") and the Department of Justice ("Justice") under the HSR Act and the filing of the Certificate of Merger with the Secretary of State of Delaware, no consent, authorization, clearance, order or approval of, or filing or registration with, any executive, judicial or other public authority, agency, department, bureau, division, unit or court or other public person or entity (any of which is hereinafter referred to as a "Governmental Entity") is required for or in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

          (f) Periodic Reports. Except as set forth in Schedule 4.1(f), since May 1, 1992, Seller has timely filed all forms and reports with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder except for such statements, if any, as have been modified by subsequent filings. Seller has made all such forms and reports available to Buyer. None of such forms or reports at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings.

          (g) Subsidiaries. Seller's filings under the Exchange Act reflect each Subsidiary (as hereinafter defined) of Seller. Seller owns, directly or indirectly, all the outstanding capital stock of each of its Subsidiaries, free and clear of all liens, charges, pledges, security interests or other encumbrances, and all such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, and except as set forth in Schedule 4.1(g), neither Seller nor any Subsidiary has made any material investment in, or material advance of cash or other extension of credit to, any person, corporation or other entity other than its Subsidiaries. None of such Subsidiaries has any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person (other than Seller) any right to acquire from such Subsidiary, any shares of its capital stock, and no such securities or obligations are outstanding. Except as set forth on Schedule 4.1(g), each Subsidiary is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified to do business and is in good standing in all jurisdictions in which each such Subsidiary has any place of business or where such qualification is required and where failure to so qualify would have a Material Adverse Effect. As used in this Agreement, the term "Subsidiary" means, with respect to any person, corporation or other entity, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is at that time directly or indirectly owned or controlled by such person, corporation or other entity, or by any one or more of its Subsidiaries, or by such person, corporation or other entity, and one or more of its Subsidiaries.

          (h) Financial Statements. Seller has previously furnished Buyer with a true and complete copy of the balance sheets of Seller as of December 31, 1993 and 1994 and the related statements of income, stockholders' equity and cash flows for the years then ended, including the notes thereto, certified by Arthur Andersen LLP, independent certified public accountants (the "Seller Audited Financial Statements"). The Seller Audited Financial Statements and the Seller financial statements, including the notes thereto, contained in the draft Seller Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 in the form last delivered to Buyer on or prior to the date of this Agreement (the "Seller Quarterly Report") (with the Seller Audited Financial Statements, the "Seller Financial Statements") have been prepared from, and are in accordance with, the books and records of Seller and present fairly the consolidated financial position and results of operations of Seller and its Subsidiaries taken as a whole as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied, except as otherwise stated in the Seller Financial Statements and include all adjustments (consisting only of normal recurring accruals) that are necessary for the fair presentation of the financial position of Seller and its Subsidiaries and the results of operations and cash flows except as otherwise stated in the Seller Financial Statements, except that the Seller Quarterly Report does not include a statement of shareholders' equity or certain required footnotes.

          (i) Absence of Certain Changes or Events.  Except as disclosed in
     Schedule 4.1(i) or in any report filed by Seller with the SEC under the Exchange Act prior to the date of this Agreement or in the Seller Quarterly Report, and except for such changes as are the result of general economic conditions or general conditions in the industry in which Seller and its Subsidiaries operate, since December 31, 1994, there has not been: (i) any material adverse change in the business, financial condition or results of operations of Seller and its Subsidiaries taken as a whole; (ii) any damage, destruction, loss or casualty to property or assets of Seller or any Subsidiary, whether or not covered by insurance, which would have a Material Adverse Effect; (iii) any strike, work stoppage or slowdown or other material labor trouble involving Seller or any Subsidiary; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, capital stock or property) with respect to the capital stock of Seller; (v) any redemption or other acquisition by Seller of any of the capital stock of Seller (except for the acquisition of Seller Common Stock in payment of the exercise price and related taxes upon the exercise of Seller Stock Options); (vi) any split, combination, reclassification or other similar change in the outstanding Seller Common Stock; or (vii) any agreement to do any of the foregoing. Since December 31, 1994, there has not been any issuance by Seller of any shares, or options, calls or commitments relating to shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock other than the issuance of Seller Common Stock pursuant to the Seller Stock Option Plans and except as set forth on Schedule 4.1(b).

          (j) Governmental Authorization and Compliance with Laws. Except as set forth on Schedule 4.1(j) and except insofar as the failure to do so would not have a Material Adverse Effect, Seller and its Subsidiaries (i) are in compliance with all laws, orders, regulations, policies and guidelines of all Governmental Entities applicable to Seller and its Subsidiaries or their businesses or properties and assets, and (ii) have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their businesses. Except as set forth on Schedule 4.1(j), as of the date hereof, no notice has been issued and, to the knowledge of Seller's Senior Management, no investigation or review is pending or is contemplated or overtly threatened by any Governmental Entity (x) with respect to any alleged violation by Seller or any Subsidiary of any law, order, regulation, policy or guideline of any Governmental Entity, or (y) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Seller and its Subsidiaries. Neither Seller nor any Subsidiary is in violation of any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality or arbitrator binding on Seller or such Subsidiary except where such violation would not have a Material Adverse Effect. Seller has provided Buyer with copies of each annual statement filed with or submitted to any state insurance authority by Seller or any Subsidiary and any reports of financial examination issued by any such state insurance authority since December 31, 1993, and each quarterly statement filed with or submitted to any state insurance authority by Seller or any Subsidiary since December 31, 1993. Such filings or submissions were in material compliance with applicable law when filed and no material deficiencies have been asserted by any such authority with respect to such filings or submissions. Seller has delivered to Buyer all reports reflecting the results of market conduct examinations of the affairs of Seller and any Subsidiary issued by insurance Governmental Entities since December 31, 1993 and all material deficiencies or violations in such reports for any prior period have been resolved. Except for policies issued by unaffiliated insurance carriers, all contracts of insurance issued by Seller or any past or present Subsidiary since May 31, 1991 are or were, to the extent required by applicable law, on forms and at rates approved by the insurance Governmental Entities of the jurisdictions where issued (except for immaterial deviations from such approved forms) or have been filed with and not objected to by such authorities within the periods provided for objection.

          (k) Conduct of Business. Except as set forth on Schedule 4.1(i), since December 31, 1994, Seller and its Subsidiaries have conducted their businesses in the ordinary and usual course consistent with prior practice.

          (l) Tax Matters. All federal Taxes (as defined below) due and payable by Seller and its Subsidiaries have been paid and are not delinquent. Estimates for all federal Taxes due but not paid for all periods through March 31, 1995 have been accrued on the books of Seller and adequate reserves have been established therefor as of the end of such periods. All other Taxes due and payable by Seller and its Subsidiaries for all periods through March 31, 1995 have been paid or provided for in the Seller Financial Statements and are not delinquent except for such failures to pay or provide for as would not have a Material Adverse Effect. Estimates for all other Taxes due but not paid for all periods through March 31, 1995 have been accrued on the books of Seller and adequate reserves have been established therefor as of the end of such periods, except for such failures to accrue or reserve as would not have a Material Adverse Effect. Except as set forth on Schedule 4.1(l), as of the date hereof, there are no pending claims asserted for Taxes against Seller or any Subsidiary or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller or any Subsidiary for any period. Seller and each Subsidiary have duly and timely filed all federal, state, local and foreign tax returns and all other returns heretofore required to be filed ("Tax Returns") with respect to all Taxes. Seller has delivered to Buyer true and correct copies of all federal Tax Returns for the 1992 and 1993 taxable periods. Seller has not filed a consent to the application of Section 341(f) of the Code. Seller has made all estimated federal income tax deposits and has complied for all prior periods in all material respects with the tax withholding provisions and employment tax provisions of all applicable federal, state, local and other laws. All life insurance contracts issued or assumed by Seller or any Subsidiary qualify as "life insurance contracts" for federal tax purposes. "Taxes" shall mean all taxes arising under the Code, or any law, rule, regulation or order promulgated thereunder, or arising under any federal, state, local or foreign law, rule, regulation or order including, without limitation, any income, profits, employment, sales, gross receipts, use, occupation, excise, real property, personal property or ad valorem taxes or any license or franchise fee or tax and all penalties and interest related thereto.

          (m) No Real Property Owned. Neither Seller nor any of its Subsidiaries owns any real property.

          (n) Material Contracts. Schedule 4.1(n) contains a correct and complete list as of the date hereof, of the following (hereinafter referred to as the "Material Contracts"):

             (i) except for investment securities held by Seller or its Subsidiaries, all bonds, debentures, loan agreements, notes, mortgages, deeds to secure debt, deeds of trust, reinsurance and other risk sharing agreements (other than policies of insurance issued or reinsured by Seller or its Subsidiaries in the ordinary course of business), indentures or written guaranties to which Seller or any Subsidiary is a party or by which Seller or any Subsidiary or its properties or assets are bound;

             (ii) all leases (whether capital or operating) involving an annual commitment or annual payments of $250,000 or more under which Seller or any Subsidiary is the lessee of real or personal property;

             (iii) all written employment and consulting agreements of Seller or any Subsidiary; and

             (iv) all existing contracts and commitments (other than those described in subparagraphs (i), (ii) or (iii), any policies of insurance issued or reinsured by Seller or its Subsidiaries in the ordinary course of business, claims administration agreements and any "Employee Plans" (as defined in Section 4.1(u)) to which Seller or any Subsidiary is a party or by which Seller or any Subsidiary or its properties or assets may be bound involving an annual commitment or annual payment by any party thereto of more than $250,000 individually, or which have a fixed term extending more than 12 months from the date hereof and which involve an annual commitment or annual payment by any party thereto of more than $100,000 individually.

     True and complete copies of all Material Contracts, including all written or other material amendments thereto, have been made available to Buyer. Except as set forth on Schedule 4.1(n), as of the date hereof: (i) all Material Contracts are in full force and effect and constitute the valid and binding obligations of Seller and, to the knowledge of Seller's Senior Management, the other parties thereto; (ii) there has not been and there currently is no material default under any Material Contract by Seller or any Subsidiary or, to the knowledge of Seller's Senior Management, any other party thereto; (iii) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Seller or any Subsidiary thereunder entitling another party to terminate a Material Contract; and (iv) the continuation, validity and effectiveness of all such Material Contracts (other than those described in clause (ii) above) under the current terms thereof and the current rights and obligations of Seller or any Subsidiary thereunder will in no way be affected, altered or impaired by the consummation of the Merger. Except as disclosed in Schedule 4.1(n), as of the date hereof, there are no contracts or options to sell or lease any material properties or material assets of Seller or any Subsidiary other than in the ordinary course of business.

          (o) Legal Proceedings.  As of the date hereof, except as set forth in
     Schedule 4.1(o), (i) other than claims for benefits pending in the ordinary course of Seller's business under employer health and welfare plans sponsored by customers of Seller or any Subsidiary, there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller's Senior Management, contemplated or overtly threatened against Seller or any Subsidiary or any of its properties or assets (or any of its officers or directors in connection with the business of Seller and its Subsidiaries) before any arbitrator or Governmental Entity, domestic or foreign, which in the event of a final adverse determination, considered individually or in the aggregate with all such other unscheduled claims, actions, suits or proceedings, would have a Material Adverse Effect, or which seeks treble damages, seeks damages in connection with any of the transactions contemplated by this Agreement or seeks to prohibit, restrict or delay consummation of the Merger or any of the conditions to consummation of the Merger or to limit in any material manner the right of Buyer to control the Surviving Corporation or any aspect of the business of Seller or its Subsidiaries after the Effective Time, nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity, arbitrator or any other person outstanding against Seller or any Subsidiary having any such effect; and (ii) neither Seller nor any Subsidiary is a party to or bound by any judgment, decree, injunction, ruling or order of any Governmental Entity, arbitrator or any other person against Seller or any Subsidiary which, when considered individually or in the aggregate with all such other judgments, decrees, injunctions, rulings or orders, would have a Material Adverse Effect.

          (p) Labor Relations. There is no collective bargaining agreement that is binding on Seller or any Subsidiary.

          (q) Insider Interests. Except as disclosed or incorporated by reference in the Seller's 1994 Annual Report on Form 10-K, Seller's proxy statement for its 1995 annual meeting of stockholders, or on Schedule 4.1(q), or for written agreements in connection with employment, no known affiliate, officer or director of Seller or any Subsidiary (i) has any agreement with Seller or any Subsidiary or any interest in any property, real or personal, tangible or intangible, including without limitation trade names or trademarks used in or pertaining to the business of Seller or any Subsidiary, except for the normal rights as a stockholder or (ii) as of the date hereof, to the knowledge of Seller's Senior Management has any claim or cause of action against Seller or any Subsidiary, except for accrued compensation and benefits, expenses and similar obligations incurred in the ordinary course of business (including reimbursement of medical expenses pursuant to Employee Plans) with respect to directors or employees of Seller or any Subsidiary.

          (r) Intellectual Property. Schedule 4.1(r) lists all material trademarks, service marks, trade names, copyrights, or applications used by Seller or a Subsidiary ("Marketing Intellectual Property"). Seller or a Subsidiary owns or, to the extent disclosed on Schedule 4.1(r), has adequate rights to use all Marketing Intellectual Property which is used in the operation of Seller's and its Subsidiaries' businesses as of the date hereof. Seller or a Subsidiary owns or, to the extent disclosed on Schedule 4.1(r), has adequate rights to use all computer programs, firmware and documentation relating thereto (other than licenses of generally available standard computer programs) ("Computer Intellectual Property" and collectively with Marketing Intellectual Property, "Intellectual Property") which is material to the operation of Seller's and its Subsidiaries' businesses as of the date hereof (the Agreements relating thereto are referred to as the "Intellectual Property Agreements"). As to any Intellectual Property owned by Seller or any Subsidiary, such Intellectual Property is owned free and clear of all material claims of others, including employees, former employees or independent contractors of Seller or any Subsidiary, and as of the date hereof, neither Seller nor any Subsidiary has received notice that the use of such Intellectual Property in the business of Seller or the Subsidiaries violates or infringes upon the claimed rights of others. As to the Intellectual Property Agreements, except as set forth in Schedule 4.1(r), as of the date hereof, (i) to the knowledge of Seller's Senior Management all such agreements are in full force and effect, (ii) neither Seller nor any Subsidiary, nor to the knowledge of Seller's Senior Management, any other party thereto, is in default under any such agreement in any material respect, (iii) neither Seller nor any Subsidiary is or might become obligated to make any royalty or similar payments under any such agreements except as stated therein, and
     (iv) the rights of Seller or any Subsidiary under such agreements will not be affected by the consummation of the transactions provided for herein. Except as set forth in Schedule 4.1(r), neither Seller nor any Subsidiary has granted to any person any license or other right to use in any manner any of the Intellectual Property owned by Seller or any Subsidiary or has granted any sublicense or right to use any Intellectual Property licensed to Seller or any Subsidiary under the Intellectual Property Agreements.

          (s) Insurance. Schedule 4.1(s) lists all insurance policies or contracts providing coverage to Seller and its Subsidiaries as of the date hereof. All such policies or contracts of insurance are, in the opinion of management, of a scope and in an amount usual and customary for businesses engaged in the businesses of Seller and the Subsidiaries and are sufficient for compliance with all requirements of law and of all agreements to which Seller or any Subsidiary is a party as of the date hereof. To the knowledge of Seller's Senior Management, as of the date hereof, all insurance policies pursuant to which any such insurance is provided are in full force and effect and no effective notice of cancellation or termination of any such insurance policies has been given to Seller or any Subsidiary by the carrier of any such policy. Through the date hereof, all premiums required to be paid in connection therewith have been paid in full.

          (t) Proxy Statement; Registration Statement. The information with respect to Seller, its officers and directors and the Subsidiaries that shall have been supplied by Seller or its authorized representatives in writing for use in the definitive proxy statement that will be distributed to stockholders of Seller in connection with the meeting of such stockholders to approve the adoption of this Agreement (the "Proxy Statement") and that will form a part of the registration statement of Buyer under the Securities Act with respect to the Buyer Common Shares to be issued in the Merger (the "Registration Statement"), or in the Registration Statement, will not, on the date or dates the Proxy Statement is first mailed to stockholders of Seller, or in the case of the Registration Statement at the time it becomes effective, and at the time of the Seller Stockholders Meeting, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Registration Statement or amendment thereto or any earlier communication in the preparation of which Seller participated (including the Proxy Statement) to stockholders of Seller with respect to the Merger.

          (u) Employee and Fringe Benefit Plans.

             (i) Schedule of Plans. Schedule 4.1(u)to this Agreement lists each of the following that Seller or any of the Subsidiaries or any ERISA Affiliate (as defined below) either maintains, is required to contribute to or otherwise participates in (or at any time during the preceding three years maintained, contributed to or otherwise participated in) or as to which Seller or any of the Subsidiaries or any ERISA Affiliate has any unsatisfied liability or obligation, whether accrued, contingent or otherwise:

                (A) any employee pension benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")),

                (B) any "multi-employer plan" (as such term is defined in ERISA), or

                (C) any other generally applicable compensation plan, written welfare or fringe benefit plan or any stock, retirement or retiree medical plan, of any kind whatsoever, not included in the foregoing and providing for benefits for, or the welfare of, any or all of the current or former employees or agents of Seller or any of the Subsidiaries or any ERISA Affiliate or their beneficiaries or dependents,

        (all of the foregoing in items (A), (B), and (C) being referred to as "Employee Plans"). "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Seller or any of the Subsidiaries is treated as a single employer pursuant to Code Section 414(b), (c), (m) or (o). Seller has delivered to Buyer copies of the following: (1) each written Employee Plan, as amended (including either the original plan or the most recent restatement and all subsequent amendments); (2) the most recent Internal Revenue Service ("IRS") determination letter issued, if applicable; (3) the most recent annual report on the Form 5500 series; (4) each trust agreement, insurance contract or document setting forth any other funding arrangement, if any, with respect to each Employee Plan; (5) the most recent ERISA summary plan description or other summary of plan provisions distributed to participants or beneficiaries for each Employee Plan; (6) each opinion or ruling from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") concerning any Employee Plan; and (7) each current Registration Statement, amendment thereto and prospectus relating thereto filed with the SEC or furnished to participants in connection with any Employee Plan.

             (ii) Qualification. Except as set forth in Schedule 4.1(u) each Employee Plan that is intended to be a qualified Plan under Code Section 401 or 501: (A) has received a favorable determination letter from the IRS to the effect that it is qualified under Code Sections 401(a) and 501, both as to the original plan and all material restatements or amendments; (B) has never been subject to any assertion by any governmental agency that it is not so qualified; and (C) has been operated so that it has always been so qualified.

             (iii) Accruals; Funding.

                (A) ERISA Title IV. None of the Employee Plans is subject to ERISA Title IV (including those for retired, terminated or other former employees and agents).

                (B) Other Plans. The Seller Financial Statements accurately reflect any funding liability as of March 31, 1995 under each Employee Plan not subject to ERISA Title IV.

                (C) Contributions. Except as disclosed in Schedule 4.1(u): (1) Each of Seller and the Subsidiaries and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law, or required to be paid as expenses under such Employee Plan, and (2) no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to an Employee Plan.

             (iv) Prohibited Transactions; Terminations; Other Reportable Events. Except as set forth in Schedule 4.1(u), with respect to the Employee Plans neither Seller, any Subsidiary, any ERISA Affiliate, any of the Employee Plans, any trust or arrangement created under any of them, nor any trustee, fiduciary, custodian, administrator nor any person or entity holding or controlling assets of any of the Employee Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) for which there is no exception which could subject any of the foregoing persons or entities, or any person or entity dealing with them, to any tax, penalty or other cost or liability of any kind except for any tax, penalty, cost or liability that would not have a Material Adverse Effect.

             (v) Claims for Benefits. With respect to the Employee Plans, other than claims for benefits arising in the ordinary course of the administration and operation of the Employee Plans, as of the date hereof, no claims, investigations or arbitrations are pending or threatened against any Employee Plan or against Seller, any Subsidiary, any ERISA Affiliate, any trust or arrangement created under or as part of any Employee Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Employee Plan, and Seller's Senior Management has no basis to anticipate any such claim or claims exists.

             (vi) Other. With respect to the Employee Plans, each of Seller, each Subsidiary and all ERISA Affiliates have substantially complied with all of their obligations under each of the Employee Plans and with all provisions of ERISA and the Code and any and all other law applicable to the Employee Plans except insofar as a failure to comply would not have a Material Adverse Effect. No written notice has been received by Seller or any Subsidiary of any claim by any participant in the Employee Plans of any violations of such laws, and to the knowledge of Seller's Senior Management, no such claims are pending or threatened.

             (vii) Creation of Obligations By Reason of Merger. Except as set forth in such Schedule 4.1(u), the execution of or performance of the transactions contemplated by, this Agreement will not constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, including any obligation to make a payment that would be nondeductible under Code
        Section 280G or any other Code provision.

             (viii) No Multi-Employer Plans. Except as set forth in Schedule 4.1(u), none of the Employee Plans is a Multi-Employer Plan, and neither Seller, any Subsidiary nor any ERISA Affiliate has any liability, joint or otherwise, for any withdrawal liability (potential, contingent or otherwise) under ERISA Title IV for a complete or partial withdrawal from any Multi-Employer Plan.

          (v) Major Customers. Except as set forth on Schedule 4.1(v), no customer of Seller or any Subsidiary during the year ended December 31, 1994, generated revenues of $1,000,000 or more. Schedule 4.1(v) sets forth the name of each customer of Seller or any Subsidiary which during the year ended December 31, 1994, or during the three months ended March 31, 1995 generated revenue or annualized revenue, respectively, of $1.0 million or more and as to which Seller has received a termination notice or otherwise has a reasonable basis to believe that such customer will terminate its agreement with Seller on or before December 31, 1996. Except as set forth on Schedule 4.1(v), since December 31, 1994 through the date of this Agreement, no policyholder, group of policyholders or persons writing, selling or producing insurance business, which in the aggregate accounted for five percent or more of the net premium income of Seller or any Subsidiary for the year ended December 31, 1994, has terminated or substantially reduced, or to the knowledge of Seller and its Subsidiaries, threatened to terminate or substantially reduce, its insurance with Seller or any Subsidiary.

          (w) Section 203. The Board of Directors of Seller has taken all action necessary to approve this Agreement and all transactions contemplated by this Agreement, so as to make inapplicable the provisions of Section 203 of the DGCL.

          (x) Environmental. To the knowledge of Seller's Senior Management, there is no situation involving the generation, storage, presence, contamination, transport, emission, discharge or release of any hazardous substance, or the violation of any laws relating to protection of the environment, prevention or minimization of pollution, control and tracking of hazardous substances and wastes, protection of human health or similar matters, including those relating to the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of hazardous substances and any record keeping, notification and reporting requirements of them, which could, individually or in the aggregate, have a Material Adverse Effect.

          (y) Continuity of Stock Ownership, Etc. (i) To the best of the knowledge of the executive officers of Seller, there is no plan or intention by the holders of Seller Common Stock to sell, exchange, or otherwise dispose of a number of Buyer Common Shares received in the Merger that would reduce the ownership of Seller Common Stock by the holders of Seller Common Stock to a number of Buyer Common Shares having a value, as of the date of the Merger, of less than 50 percent of the value of all the formerly outstanding Seller Common Stock as of the same date. For purposes of this representation, Seller Common Stock exchanged for cash in lieu of fractional Buyer Common Shares will be treated as outstanding on the date of the Merger. Moreover, Seller Common Stock and Buyer Common Shares held by holders of Seller Common Stock and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation; (ii) following the Merger, Seller will hold at least ninety (90%) percent of the Fair Market Value of its net assets and at least seventy (70%) percent of the Fair Market Value of its gross assets held immediately prior to the transaction. For purposes of this representation, Seller assets used to pay its merger expenses and all redemptions and distributions (except for regular, normal dividends) made by Seller immediately preceding the Merger will be included in assets of Seller held immediately prior to the Merger.

          (z) Reinsurance. Seller and its Subsidiaries limit the maximum loss from its specific and aggregate stop-loss health insurance products and its Insured Healthcare Solutions product by purchasing reinsurance. Under its stop-loss aggregate products, Seller and its Subsidiaries retain risk for each customer ranging between $100,000 and $1.0 million per policy year. Under all other insurance policies issued or reinsured by Seller or any Subsidiary (except group life insurance, student health and accident insurance, and immaterial lines of insurance), Seller and its Subsidiaries retain specific (individual) claim risk per policy year up to $500,000, with no retention above $500,000.

          (aa) Guarantee Funds Obligations. As of the date hereof, neither Seller nor any Subsidiary has received at any times since December 31, 1991 any notice of, or has any knowledge of or has any reason to know of, any single assessment in an amount in excess of $75,000 imposed or to be imposed on any of them by any state authority or foreign authorities administering any insurance guarantee funds in any state or country where any of them does business.

          (ab) Annual Statements of Seller and its Subsidiaries. Seller has previously furnished to Buyer the statutory annual statements of Seller and any Subsidiary (collectively, the "Annual Statements"), as filed since December 31, 1993 with the Departments of Insurance in the states where Seller and any Subsidiaries are licensed. Each Annual Statement when filed complied in all material respects with applicable law.

          (ac) Reserves. Except as described in Schedule 4.1(ac), the reserves carried on the books of Seller and its Subsidiaries for payment of all benefits, losses, claims and expenses under all outstanding insurance policies of Seller and its Subsidiaries and under all obligations that Seller and its Subsidiaries have assumed under any reinsurance treaties have been computed in accordance with general industry standards.

          (ad) Accuracy of Schedules, Certificates and Documents. All information concerning Seller and the Subsidiaries contained in this Agreement, in any certificate furnished to Buyer pursuant hereto and in each schedule attached hereto is both complete (in that, except as otherwise stated therein, it represents all the information called for by the description of the respective schedule in this Agreement and does not omit to state any material fact necessary to make the statements contained therein not misleading) and accurate in all material respects; and all documents furnished to Buyer pursuant to this Agreement as being documents described in this Agreement or in any schedule attached hereto are true and correct copies of the documents which they purport to represent.

          (ae) Fairness Opinion. The Board of Directors of Seller has received a written opinion from Lehman Brothers Inc. as of the date of this Agreement to the effect that the Conversion Ratio is fair to such stockholders from a financial point of view.

          (af) Brokers, Finders and Investment Bankers. None of Seller or any Subsidiary or any of its officers, directors or employees have employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement, except that Seller has arrangements with Lehman Brothers Inc., the complete terms of which have been disclosed to Buyer.

     4.2 Representations and Warranties by Buyer and SubCorp. Buyer and SubCorp, jointly and severally, represent and warrant to, and agree with, Seller as of the date hereof and as of the Closing as follows:

          (a) Organization and Qualification, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own all its properties and assets and to carry on its business as it is now being conducted. SubCorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own all its properties and assets and to carry on its business as it is now being conducted. The copies of Buyer's Articles of Incorporation and Bylaws and SubCorp's Certificate of Incorporation and Bylaws, in each case, as amended to date, which have been delivered to Seller, are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

          (b) Capitalization. The authorized capital stock of Buyer consists of 150,000,000 Buyer Common Shares and 5,000,000 shares of $1.00 par value preferred stock (the "Buyer Preferred Shares"). As of May 1, 1995, 63,816,170 Buyer Common Shares were validly issued and outstanding, fully paid and non-assessable, and 20,000 Buyer Common Shares were held in the treasury of Buyer. No Buyer Preferred Shares are issued or outstanding or held in the treasury of Buyer. The authorized capital stock of SubCorp consists of 1,000 shares of common stock , $.01 par value, of which 100 shares are validly issued and outstanding, fully paid and non-assessable. Buyer owns all of the outstanding shares of SubCorp, and no shares of SubCorp are held in its treasury.

          (c) Authority. Each of Buyer and SubCorp has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of Buyer and SubCorp hereby. The execution and delivery by each of Buyer and SubCorp of this Agreement and the consummation by each of Buyer and SubCorp of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors (or a duly authorized committee thereof). No other corporate action on the part of Buyer or SubCorp is necessary to authorize the execution and delivery of this Agreement by Buyer or SubCorp or the consummation by Buyer or SubCorp of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and SubCorp and is a valid, binding and enforceable agreement of Buyer and SubCorp.

          (d) Non-Contravention. The execution and delivery of this Agreement by Buyer and SubCorp do not and, subject to the expiration of the applicable waiting periods after the filings required by the HSR Act referred to in paragraph (e) below, the consummation by Buyer and SubCorp of the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the Articles or Certificate of Incorporation or Bylaws of Buyer or SubCorp or (ii) violate or conflict with, or result (with the giving of notice or the lapse of time or both) in a violation of or constitute a default under, any provision of, or result in the acceleration or termination of or entitle any party to accelerate or terminate (whether after the giving of notice or lapse of time or both) any obligation or benefit under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets or property of Buyer or SubCorp pursuant to any provision of, any contract, agreement, commitment, undertaking, arrangement or understanding to which Buyer or any of its Subsidiaries is a party or bound or to which any of their assets or properties are subject that is (A) listed in Item 14(a)(3) of the Buyer Annual Report (as hereinafter defined) in response to Items 601(b)(4) and 601(b)(10) of Regulation S-K or (B) required to be disclosed in Item 21(a) of the Registration Statement in response to Items 601(b)(4) and 601(b)(10) of Regulation S-K (a "Buyer Material Contract"), law, ordinance, regulation, order, arbitration award, judgment or decree to which Buyer or SubCorp is a party or by which either of them or their respective assets or properties is bound and do not and will not violate or conflict with any other restriction of any kind or character to which Buyer or SubCorp is subject or by which any of their assets or properties may be bound, and the same does not and will not constitute an event permitting termination of any Buyer Material Contract, if such violation, conflict, default, acceleration, termination, entitlement, creation or imposition of liens, charge, pledge, security interest or other encumbrance would, when taken together with all other such violations, conflicts, defaults, accelerations, terminations, entitlements to accelerate, creations and impositions of liens, charges, pledges, security interest and other encumbrances and events, affect materially and adversely the financial condition or results of operations of Buyer and its Subsidiaries taken as a whole.

          (e) Governmental Consents. Except for the filing of the Registration Statement with the SEC and any required filings with state securities commissions, filings with the FTC and Justice as required by the HSR Act, the filing of the Certificate of Merger with the Secretary of State of Delaware and filings under applicable insurance laws, no consent, authorization, order or approval, or filing or registration with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by Buyer or SubCorp and the consummation by Buyer and SubCorp of the transactions contemplated hereby, if the failure to make such filing or registration or to obtain such consent, authorization, order or approval would have a material and adverse affect on the ability of Buyer and SubCorp to consummate the transactions contemplated herein.

          (f) Periodic Reports. The information in Buyer's Annual Report on Form 10-K for the year ended December 31, 1994, including the proxy statement incorporated by reference therein (the "Buyer Annual Report"), and all other forms and reports filed by Buyer with the SEC pursuant to the federal securities laws since January 1, 1993, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such filings as have been modified by subsequent filings.

          (g) Financial Statements. Buyer has previously furnished Seller with a true and complete copy of the consolidated balance sheets of Buyer and its Subsidiaries as of December 31, 1992, 1993 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, including the notes thereto, certified by Deloitte & Touche LLP, independent certified public accountants (the "Buyer Audited Financial Statements"). The Buyer Audited Financial Statements and the Buyer financial statements, including the notes thereto, contained in the draft Buyer Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (the "Buyer Quarterly Report") (with the Buyer Audited Financial Statements, the "Buyer Financial Statements") have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries and present fairly the consolidated financial position and consolidated results of operations of Buyer and Buyer's Subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied, except as otherwise stated in the Buyer Financial Statements and except that the Buyer Quarterly Report does not include a statement of shareholders' equity or certain required footnotes, and include all adjustments (consisting only of normal recurring accruals) that are necessary for the fair presentation of the financial position of Buyer and its Subsidiaries and the results of operations and cash flows except as otherwise stated in the Buyer Financial Statements.

          (h) Absence of Certain Changes or Events. Since December 31, 1994, there has not been any material adverse change in the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole.

          (i) Proxy Statement; Registration Statement. The information with respect to Buyer, its officers and directors and its Subsidiaries (including SubCorp) that shall have been supplied by Buyer or its authorized representatives in writing for use in the Proxy Statement or as contained in the Registration Statement, will not, on the date or dates the Proxy Statement is first mailed to stockholders of Seller, or in the case of the Registration Statement at the time it becomes effective, and the time of the Seller Stockholders Meeting, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct statements in any earlier filing with the SEC of such Registration Statement or amendment thereto or any earlier communication in the preparation of which Buyer participated (including the Proxy Statement) to stockholders of Seller with respect to the Merger.

          (j) Activities of SubCorp. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, SubCorp has neither incurred any obligations or liabilities nor engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                   ARTICLE 5

                      ADDITIONAL COVENANTS AND AGREEMENTS

     5.1 Conduct of Business. During the period from the date hereof to the Effective Time (except as required by law, as set forth on Schedule 5.1 and for the transactions contemplated by this Agreement):

          (a) Operation by Seller in the Ordinary Course of Business. Seller shall and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business in substantially the same manner as heretofore conducted and use reasonable efforts to preserve intact its business organization, and, as requested by Buyer, to keep available the services of its officers and employees (without the obligation to pay additional compensation or benefits), and to maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it. Seller shall prepare and file all federal, state, local and foreign returns for Taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Buyer, at its request, to review all such returns, reports, filings and amendments at Seller's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

          (b) Forbearances by Seller. Neither Seller nor any of its Subsidiaries shall, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

             (i) except as otherwise permitted pursuant to clause (vi) below, intentionally incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of business or draws under existing lines of credit which may be classified as long term, or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt (including interest when due) in each case only in accordance with the terms of the document creating and evidencing such debt or otherwise in the ordinary and usual course of business, or fail to pay any debt when due or take or fail to take any action, the taking of which, or the failure to take of which, would permit any debt to be accelerated;

             (ii) other than in the ordinary and usual course of business, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or, make any loans or advances to any individual, firm or corporation;

             (iii) except for intercompany payments between Seller and its Subsidiaries, declare, set aside or pay any dividend (whether in cash, capital stock or property) with respect to its capital stock, or declare or make any distribution on, redeem, or purchase or otherwise acquire (other than the acquisition of Seller Common Stock from optionees in payment of the exercise price and related taxes upon the exercise of employee stock options outstanding on the date hereof), any Seller Common Stock, or split, combine or otherwise similarly change the outstanding Seller Common Stock, or authorize the creation or issuance of or issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock, or agree to take any such action, except for the issuance of Seller Common Stock upon the exercise of options described in Section 4.1(b) or upon the conversion of the debentures described in Section 3.3 or options issued pursuant to the Seller's 1993 Outside Directors Stock Option Plan.

             (iv) mortgage, pledge or otherwise encumber any property or asset, except in the ordinary and usual course of business;

             (v) sell, lease, transfer or dispose of any of its properties or assets, waive or release any rights or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary and usual course of business (which shall include the closing of certain offices);

             (vi) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except for customary portfolio investment activities, intercompany investments, contributions and property transfers between Seller and its Subsidiaries, and except in the ordinary and usual course of business in an amount not material to Seller and its Subsidiaries;

             (vii) fail to use all reasonable efforts to perform in all material respects its obligations under Material Contracts (except those being contested in good faith) or enter into, assume or amend any contract or commitment that would have been a Material Contract if in effect on the date hereof other than contracts to provide services entered into in the ordinary and usual course of business;

             (viii) except for increases in accordance with normal prior practice, increase in any manner the compensation or fringe benefits of any of its officers or employees or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any such officers or employees, or commit itself to or enter into any employment agreement involving base compensation of $100,000 or more per year or a term of over 2 years or any incentive compensation (other than in accordance with existing plans), deferred compensation, profit sharing, stock option, stock purchase, savings, severance, retirement, pension or other "fringe benefit" plan, award or arrangement with or for the benefit of any officer, employee or other person or material consulting agreement;

             (ix) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, unless Seller makes reasonable efforts to obtain simultaneously with such termination or cancellation replacement policies on commercially reasonable terms providing substantially the same coverage;

             (x) amend its Certificate of Incorporation or Bylaws;

             (xi) enter into any union, collective bargaining or similar agreement;

             (xii) take any action to terminate or otherwise amend Seller's Employee Stock Ownership Plan ("the ESOP"); provided, however, that Seller shall be permitted to amend the ESOP to state that if a "change in control" of the Seller (which shall be defined to include the transaction contemplated in this Agreement) occurs, an officer's or employee's account balance existing as of the closing of the change in control transaction shall be fully vested if the officer's or employee's employment is terminated by the Seller, or the surviving corporation in a change in control transaction, other than for cause, during the twenty four-month period following the closing of the change in control transaction; or

             (xiii) enter into an agreement to do any of the things described in clauses (i) through (xii).

     In connection with the continued operation of the business of Seller and its Subsidiaries between the date of this Agreement and the Effective Time, Seller shall, upon reasonable request by Buyer, confer in good faith on a regular basis with one or more representatives of Buyer designated in writing to receive reports on operational matters of materiality and the general status of ongoing operations. Seller acknowledges that Buyer does not thereby waive any rights it may have under this Agreement as a result of this covenant to engage in consultations nor shall Buyer be responsible for any decisions made by Seller's officers and directors with respect to matters which are the subject of such consultation. Any act by Seller or a Subsidiary consented to in writing by Buyer shall not constitute a breach by Seller of a representation, warranty, covenant or agreement contained in this Agreement.

     5.2 Seller Stockholders Meeting. Seller covenants and agrees that its Board of Directors shall (i) cause a meeting of its stockholders to be duly called and held in accordance with Seller's Certificate of Incorporation, its Bylaws and applicable law (the "Seller Stockholders Meeting") to be held as soon as reasonably practicable to consider and vote upon the adoption of this Agreement; (ii) recommend approval and adoption of this Agreement and the Merger to the holders of the Seller Common Stock; and (iii) use reasonable efforts to cause such meeting to take place and to obtain the approval by the holders of the Seller Common Stock of the Merger and other transactions contemplated by this Agreement in accordance with its Certificate of Incorporation, Bylaws and the DGCL.

     5.3 Best Efforts; Further Assurances; Cooperation. Subject to the other provisions in this Agreement, the parties hereto shall each use reasonable efforts to perform their respective obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals, consents, authorizations and orders and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation:

          (a) Regulatory Action. Subject to the terms and conditions of Section 5.13, Seller and Buyer shall promptly, but in no event later than 15 days after the date of this Agreement with respect to compliance with the notification provisions of the HSR Act, make their respective filings and submissions and shall take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement.

          (b) Certain Legal Proceedings.  Subject to the terms and conditions of
     Section 5.13, in the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable efforts to have such injunction or other order lifted or appealed, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

          (c) Notice. Each party shall give prior written notice to the others of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller, Buyer or SubCorp, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will or may result in the failure to satisfy any of the conditions specified in Article 6 and (ii) any failure of Seller, Buyer or SubCorp, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.4 Investigation; Confidentiality. (a) Buyer may, prior to the Effective Time, make or cause to be made, such investigation of the business and properties of Seller and its Subsidiaries and their financial and legal condition as Buyer deems necessary or advisable to familiarize itself therewith, provided that such investigations shall not unreasonably interfere with normal operations of Seller or its Subsidiaries. Seller agrees to permit Buyer and its authorized representatives to have or cause them to be permitted to have, after the date hereof and until the Effective Time, full access to the premises, books and records of Seller and its Subsidiaries at reasonable hours, and the officers of Seller and its Subsidiaries will furnish Buyer with such financial and operating data and other information with respect to Seller's and its Subsidiaries' businesses and properties as Buyer shall from time to time reasonably request. No investigation by Buyer heretofore or hereafter made shall affect the representations and warranties of Seller, and each such representation and warranty shall survive any such investigation, subject to
Section 7.5. Notwithstanding the foregoing, (i) Buyer shall conduct its investigation of Seller and its Subsidiaries outside their respective business premises to the extent reasonably practicable; (ii) Buyer shall conduct its investigation in a manner that does not unreasonably interfere with the employment responsibilities of non-managerial employees of Seller and its Subsidiaries; (iii) Buyer shall conduct its investigation only through members of Seller's and its Subsidiaries' management and persons senior to management, except to the extent any member of Seller's Senior Management otherwise consents (which consent shall not be unreasonably withheld); and (iv) Buyer shall conduct its onsite investigation of Seller and its Subsidiaries only in Minneapolis, Minnesota, except to the extent any member of Seller's Senior Management otherwise consents (which consent shall not be unreasonably withheld).

     (b) Buyer agrees to permit Seller and its authorized representatives to have or cause them to be permitted to have, after the date hereof and until the Effective Time, such information with respect to Buyer's business as Seller shall from time to time reasonably request.

     (c) Except as contemplated by this Agreement or as necessary to carry out the transactions contemplated hereby, all information or documents furnished hereunder shall be subject to the 1994 Confidentiality Agreement between Buyer and Seller.

     5.5 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses (including any brokerage commissions or any finder's or investment banker's fees and including attorney's and accountants' fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that Buyer and Seller shall share equally the costs of printing the Proxy Statement and Registration Statement and filing such documents with the SEC and any required filings with state securities commissions.

     5.6 No Solicitation of Transactions. From the date hereof until the Effective Time or until this Agreement is terminated or abandoned as provided in
Article 7, Seller and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, investment banker, financial advisor, attorney or accountant (hereinafter referred to as an "Agent") or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below in this Section 5.6), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction or authorize or permit any Agent retained by such party or any of such party's subsidiaries to take any such action, and Seller shall notify Buyer orally (within one business day) and in writing (as promptly as practicable) of all of the material details known to Senior Management relating to all inquiries and proposals which it or its Agents may receive relating to any of such matters and if such inquiry or proposal is in writing and in Seller's possession, Seller shall deliver to Buyer a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 5.6 shall prohibit the Board of Directors of Seller (or any Agent authorized by the Board of Directors) from:

          (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal, if only to the extent that and prior to furnishing information to, or entering into discussions or negotiations with, such person or entity, Seller (1) provides reasonable notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (2) receives or has received from such person or entity an executed confidentiality agreement in substantially the form of the 1994 Confidentiality Agreement between Seller and Buyer;

          (ii) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer;

          (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.2 following the occurrence of a Competing Transaction, or agreeing to or endorsing a Competing Transaction; or

          (iv) making any public announcement or disclosure that, in the opinion of independent legal counsel (who may be Seller's or its Board of Directors' regularly engaged independent legal counsel), is required to be made to comply with the federal securities laws, if the Board of Directors of Seller, after consultation with and based upon the advice of independent legal counsel (who may be Seller's or its Board of Directors' regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of Seller to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Competing Transac-tion" shall mean any of the following involving Seller (other than the transactions contemplated by this Agreement):

          (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than a merger involving only Seller and its Subsidiaries);

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Seller and its Subsidiaries taken as a whole in a single transaction or series of related transactions;

          (iii) any tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Seller or the filing of a registration statement under the Securities Act in connection therewith;

          (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the then outstanding shares of capital stock of Seller; or

          (v) any public announcement by a party other than Seller or any Subsidiary of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Nothing in this Section 5.6 shall (i) permit Seller to terminate this Agreement,
(ii) permit Seller to enter into any agreement with respect to a Competing Transaction during the term of this Agreement or (iii) affect any other obligation of Seller under this Agreement.

     5.7 Registration Statement and Proxy Statement. Buyer and Seller shall cooperate in taking steps to (i) prepare and file with the SEC as soon as is practicable the Registration Statement, which shall contain the Proxy Statement, and (ii) use reasonable efforts to have the Registration Statement declared effective under the Securities Act and the Proxy Statement cleared by the SEC as promptly as practicable. Promptly after the Proxy Statement has been cleared by the SEC, Seller shall mail the Proxy Statement to the holders of Seller Common Stock and Seller shall use reasonable efforts to solicit proxies in favor of the adoption and approval of this Agreement and the Merger. Buyer shall also take any action required to be taken under state blue sky or securities laws in connection with the Merger. The Registration Statement shall conform as to form in all material respects with all applicable requirements of the federal securities laws and Delaware law. If at any time prior to the Seller Stockholders Meeting, Buyer or Seller reasonably believes that the Proxy Statement includes an untrue statement of a material fact or omits a material fact required to be stated therein, the parties shall cooperate to file an amendment to the Registration Statement, to distribute a supplement or amendment to the Proxy Statement, and to comply with any resolicitation requirements, and shall provide to each other all necessary information for such amendment or supplement, all of which shall be true and correct in all material respects and shall not omit any material fact required to be included in such amendment or supplement.

     5.8 NYSE Listing. Buyer shall cause the Buyer Common Shares to be issued in connection with the Merger to be authorized for listing on the NYSE, upon official notice of issuance, prior to the Effective Time.

     5.9 Affiliates of Seller. Seller shall cause each executive officer and director of Seller to deliver to Buyer prior to the Closing a written agreement in the form attached hereto as Exhibit D (an "Affiliate Agreement"). Buyer shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resales of Buyer Common Shares by "affiliates" of Seller (as defined in Rule 145 promulgated by the SEC under the Securities Act) following the Effective Time or to deliver any certificates evidencing Buyer Common Shares to any "affiliate" from whom an Affiliate Agreement has not been received.

     5.10 Rule 145. Buyer covenants that for a period of two years following the Effective Time of the Merger it will file any reports required to be filed by it under the Securities Act and the Exchange Act, and the rules and regulations adopted by the SEC thereunder (or, if Buyer is not required to file such reports, it will, upon the request of any holder of Buyer Common Shares issued in connection with the Merger, make publicly available other information so long as it is necessary to permit sales under Rule 145 under the Securities
Act), that it will take such further action as any holder of Buyer Common Shares issued in connection with the

Merger may reasonably request, all to the extent required from time to time to enable such shareholders to sell Buyer Common Shares within the limitation of the exemptions provided by (i) Rule 145 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

     5.11 Periodic Reports. Each of Seller and Buyer covenants that it will file with the SEC on a timely basis all periodic reports required to be filed by it by the federal securities laws and regulations of the SEC thereunder from the date of this Agreement through the Effective Time, and that each such report will comply in all material respects with the federal securities laws and regulations of the SEC and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     5.12 Public Announcements. The timing and content of all public announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance unless Buyer or Seller is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable NYSE rules and then only after making a reasonable attempt to comply with provisions of this Section 5.12.

     5.13 Antitrust Challenges. In the event a suit is instituted challenging the Merger as violative of the antitrust laws, each of Buyer and Seller will use reasonable efforts to defend against such suit. Buyer and Seller will use reasonable efforts to take such action as may be required by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger, including pursuing an appeal thereof; provided, however, that Buyer shall not be required to agree to any divestiture by Buyer or Seller or any of their respective Subsidiaries of any shares of capital stock or of any business, properties or assets of Buyer or Seller or any of their respective Subsidiaries, or to the imposition of any material limitation on the ability of Buyer to conduct such business or to own or exercise control of such stock, business, properties or assets.

     5.14 Employee Matters.

          (a) Employee Benefits and Agreements. Subject to the transition provisions of subsection (b) of this Section 5.14, Buyer shall take all action necessary or appropriate to permit the employees of Seller at the Effective Time ("Continuing Employees") to participate after the Effective Time in Buyer's employee benefit programs and to cause the Surviving Corporation to take all actions necessary or appropriate to adopt Buyer's employee benefit programs effective no later than the end of the Review Period (as defined below). Buyer will cause the Surviving Corporation to give each Continuing Employee full credit for service with Seller (and its predecessors) for purposes of eligibility to participate in, vesting and payment of benefits under, and eligibility for any subsidized benefit provided under (but not, except as provided in the preceding sentence, for purposes of determining the amount of any benefit under), any Buyer employee benefit plan; provided, however, that nothing in this Agreement shall be deemed to require Buyer to cause to be continued any employee's employment, responsibilities or officer title for any definite period.

          (b) Transition. After the Effective Time, Buyer shall have a reasonable period not to exceed one year (the "Review Period") in which to review all of the Employee Plans for compatibility and consistency with Buyer's employee benefit programs. During the Review Period, Buyer may determine to continue in effect any one or more of the Employee Plans, amend or modify any one or more of the Employee Plans, merge one or more of the Employee Plans into a comparable Buyer employee benefit plan adopted by the Surviving Corporation or terminate any one or more of the Employee Plans in its or their entirety. Any such amendment, modification or termination shall not deprive any Continuing Employee of any benefit in which such Continuing Employee has become entitled to prior to the Effective Time. If the Surviving Corporation is continuing in effect any of the Employee Plans during the Review Period, then (i) neither it nor Buyer shall be obligated to adopt a comparable Buyer employee benefit plan for Continuing Employees, it being intended by the parties that there be no duplication of benefits, and (ii) the obligation to have the Surviving Corporation adopt the comparable Buyer employee benefit plan or program, as set out in subsection (a) above, shall arise, and such adoption shall be effective only as of the date the comparable Employee Plan is discontinued and not as of the Effective Time. If Buyer does not maintain an employee benefit plan comparable to one of the Employee Plans, there shall be no obligation to adopt any plan or program upon the discontinuance or termination of such Employee Plan.

     5.15 Indemnification and Insurance.

          (a) Certificate of Incorporation; ByLaws. At the Effective Time, the Certificate of Incorporation and Bylaws of Seller will contain provisions relating to limitation of liability and indemnification which shall be continued in the Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time, Buyer will not take any action, nor permit any action to be taken, which would change or amend the provisions of the Certificate of Incorporation or Bylaws of the Surviving Corporation in effect at the Effective Time relating to limitation of liability or indemnification, prior to the expiration of all statutes of limitation applicable to events occurring on or prior to the Effective Time or, in the event any claim is made prior to the expiration of such statutes of limitation, until the final disposition of such claim, in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were entitled to the benefits of such provisions.

          (b) Reorganization, etc. In the event the Surviving Corporation or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
     Section 5.15.

          (c) Insurance. Seller will use reasonable efforts to maintain its existing officers' and directors' liability insurance in full force and effect without a reduction in coverage through the Effective Time. Buyer will cause the Surviving Corporation to maintain substantially comparable protection for the persons who are officers and/or directors of Seller for a period of five (5) years after the Effective Time; provided, however, that if such coverage requires an annual premium in excess of 150% times the current annual premium paid by Seller for its existing coverage (the "Cap"), Buyer shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     5.16 Accountant's Letters. Each of Buyer and Seller agrees to use reasonable efforts to cause to be delivered to the other letters of Deloitte & Touche LLP, independent auditors for Buyer, and Arthur Andersen LLP, independent auditors for Seller, dated the date of the Proxy Statement/Prospectus included within the Registration Statement, the effective date of the Registration Statement and the Closing Date (or such other dates reasonably acceptable to the parties) with respect to certain financial statements and other financial information included in the Registration Statement, which letter shall be in form reasonably satisfactory to the addressee.

     5.17 Approval by Insurance Authorities. All parties shall (and Seller shall cause the Subsidiaries to) use reasonable efforts and cooperate with each other to file as promptly as practicable all applications, consents and other documents required under the applicable laws of Oklahoma and other appropriate insurance regulatory authorities and to obtain the requisite approvals of the insurance departments in such jurisdictions.

     5.18 Severance and Retention Agreements. Buyer agrees to enter into agreements providing for bonuses and severance payments in the form attached as Exhibit E with each of the employees of Seller listed on Schedule 5.18.

     5.19 Performance Share Unit Settlement. Seller shall settle all outstanding Performance Share Units issued under Seller's Long Term Incentive Performance Plan in either cash or stock as consented to by Buyer.

                                   ARTICLE 6

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) Seller Stockholder Approval. This Agreement and the Merger shall have been adopted at the Seller Stockholders Meeting duly called and held in accordance with Seller's Certificate of Incorporation and Bylaws and the DGCL, by the holders of a majority of the Seller Common Stock outstanding and entitled to vote thereon.

          (b) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

          (c) Registration Statement. The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC.

          (d) NYSE Listing. The Buyer Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (e) Tax Effect of Merger. Buyer and Seller shall each have received a written opinion of Sutherland, Asbill & Brennan, in form reasonably satisfactory to Buyer and Seller (the "Tax Opinion"), to the effect that to the extent the Merger Consideration is composed of Buyer Common Shares, the Merger shall be treated as a tax free reorganization under the applicable provisions of the Code. In connection with the tax opinion, Sutherland, Asbill & Brennan shall be entitled to make factual assumptions as are customary in similar tax opinions, and such factual assumptions shall be confirmed by certificates executed by responsible officers of Buyer and Seller. Sutherland, Asbill & Brennan may also rely on all representations, warranties, covenants and agreements of the parties contained in this Agreement or any schedule hereto. As of the date hereof, Sutherland, Asbill & Brennan has advised Buyer that it knows of no reason that it cannot give such opinion.

          (f) Certain Agreements. Option and Stock Agreements shall have been executed by Buyer and each of William Sagan and Timothy Kuck in such form as is reasonably satisfactory to Buyer and Seller.

     6.2 Conditions to Obligations of Buyer and SubCorp. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of Buyer, prior to or at the Closing, of each of the following conditions:

          (a) Consents, Authorizations, etc. The consents required under the items listed on Schedule 4.2(e) and all consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Entity (other than the filing of the Certificate of Merger with the Secretary of State of Delaware) or any nongovernmental third party (unless the failure to obtain such consent, authorization, order or approval from a nongovernmental third party would not have a material adverse effect on Buyer) which are required for or in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the Merger or the other transactions contemplated hereby shall have been obtained or made.

          (b) Injunction, etc. The consummation of the Merger will not violate the provisions of any injunction, order, judgment, decree, law or regulation applicable or effective with respect to Buyer, SubCorp or their respective officers and directors. No suit or proceeding shall have been instituted by any person, or, to the knowledge of Buyer, shall have been threatened by any Governmental Entity, which seeks to (i) prohibit, restrict or delay consummation of the Merger or to limit in any material respect the right of Buyer to control any material aspect of the business of Buyer and its Subsidiaries or Seller and its Subsidiaries after the Effective Time, (ii) to subject Buyer or Seller or their respective directors or officers to material liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement, or (iii) require any divestiture by Buyer or Seller of any shares of capital stock or of any business, properties or assets of Buyer or any of its Subsidiaries or Seller or any of its Subsidiaries; provided, however, that in the case of any action, suit or proceeding instituted by a person other than a Governmental Entity, such action, suit or proceeding has a substantial likelihood of success in the opinion of counsel for Buyer.

          (c) Representations and Warranties, Etc. The representations and warranties of Seller contained in this Agreement shall have been true and correct in all respects at the date hereof and, except for changes contemplated in this Agreement, shall also be true and correct in all respects at and as of the Effective Time, with the same force and effect as if made at and as of the Effective Time, except in either case as such representations and warranties by their terms relate only to dates or periods of time prior to the Effective Time, or, in any event, except where the failure of any representation or warranty to be true and correct would not have a Material Adverse Effect, and Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (d) Affiliate Agreements. There shall have been delivered to Buyer Affiliate Agreements as described in Section 5.9.

          (e) Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Effective Time, of the Chief Executive Officer and the Chief Financial Officer of Seller to the effect that the conditions specified in paragraph (c) of this Section 6.2 have been satisfied. Such certificate shall also specify the number of issued and outstanding shares of Seller Common Stock.

          (f) Opinion and Confirmation of Seller's Counsel. Buyer and SubCorp shall have received opinions and confirmations, dated as of the Effective Time, of Popham, Haik, Schnobrich & Kaufman, Ltd. and/or Schiff, Hardin & Waite, substantially to the effect set forth in Exhibit B hereto, with such exceptions and limitations as shall be reasonably satisfactory to Buyer.

          (g) Letters from Accountants. Buyer shall have received the letters of Arthur Andersen LLP contemplated by Section 5.16.

          (h) Additional Certificates, etc. Seller shall have furnished to Buyer such additional certificates, opinions and other documents as Buyer may have reasonably requested as to any of the conditions set forth in Sections 6.1 and 6.2.

          (i) Resignations. Seller shall have delivered to Buyer, to the extent requested by Buyer, the written resignations of the directors of Seller.

     6.3 Conditions to Obligations of Seller. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of or waiver by Seller, prior to or at the Effective Time, of each of the following conditions:

          (a) Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Entity or any material non-governmental third party (other than the filing of the Certificate of Merger with the Secretary of State of Delaware), which are required for or in connection with the execution and delivery of this Agreement by Buyer and SubCorp and the consummation by Buyer and SubCorp of the transactions contemplated hereby shall have been obtained or made except where the failure to obtain such consent, authorization, or approval would not have a material adverse effect on the consolidated financial condition, results of operations or business of Buyer and its Subsidiaries taken as a whole.

          (b) Injunction, etc. The consummation of the Merger will neither (i) violate the provisions of any injunction, order, judgment, decree, law or regulation applicable or effective with respect to Seller or its officers or directors nor (ii) subject Seller's directors or officers to material liability on the ground that they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement; provided, however, that in the case of any action, suit or proceeding instituted by a person other than a Governmental Entity, such action, suit or proceeding has a substantial likelihood of success in the opinion of counsel for Seller.

          (c) Representations and Warranties. The representations and warranties of Buyer and SubCorp contained in this Agreement shall have been true and correct in all respects at the date hereof and shall also be true and correct in all respects at and as of the Effective Time, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Effective Time or except as such representations and warranties by their terms relate only to periods of time prior to the Effective Time or except where the failure of any representation or warranty to be true and correct would not have a material adverse effect on the consolidated financial condition, results of operation or business of Buyer and its Subsidiaries taken as a whole; and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (d) Buyer Common Shares. The Buyer Common Shares issued to the stockholders of Seller pursuant to the Merger shall, upon consummation of the Merger, be validly authorized and issued, fully paid and nonassessable.

          (e) Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Effective Time, of the Chairman of the Board, President and Chief Executive Officer or another senior executive officer of Buyer to the effect that the conditions specified in paragraph (c) of this Section 6.3 have been satisfied.

          (f) Opinion and Confirmation of Buyer's and SubCorp's Counsel. Seller shall have received opinions and confirmations, dated as of the Effective Time, of Sutherland, Asbill & Brennan, counsel to Buyer and SubCorp, to the effect set forth in Exhibit C hereto, with such exceptions and limitations as shall be reasonably satisfactory to Seller.

          (g) Letters from Accountants. Seller shall have received the letters of Deloitte & Touche LLP contemplated by Section 5.16.

          (h) Tax Advice. Seller shall have not been advised by Schiff Hardin & Waite that in its opinion the Merger shall not be treated as a tax-free reorganization under the applicable provisions of the Code to the extent the Merger Consideration consists of Buyer Common Stock.

          (i) Additional Certificates, etc. Buyer shall have furnished to Seller such additional certificates, opinions and other documents as Seller may have reasonably requested as to any of the conditions set forth in Sections 6.1 and 6.3.

                                   ARTICLE 7

                          TERMINATION AND ABANDONMENT

     7.1 Termination and Abandonment. This Agreement and the Merger may be terminated and abandoned at any time prior to the Effective Time:

          (a) By mutual action of the Board of Directors of Buyer and Seller, whether before or after any action by Seller's stockholders.

          (b) By Buyer:

             (i) if any event shall have occurred as a result of which any condition set forth in Section 6.2 is no longer capable of being satisfied; or

             (ii) if there has been a breach by Seller of any representation or warranty contained in this Agreement which would have a Material Adverse Effect, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Seller, which breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Buyer to Seller.

          (c) By Buyer in the event that:

             (i) Seller (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction which has not been consented to in writing by Buyer; or

             (ii) The Board of Directors of Seller shall have withdrawn or materially modified its authorization, approval or recommendation to the stockholders of Seller with respect to the Merger or this Agreement in a manner adverse to Buyer or shall have failed to make such favorable recommendation.

          (d) By Seller:

             (i) if any event shall have occurred as a result of which any condition set forth in Section 6.3 is no longer capable of being satisfied;

             (ii) if there has been a breach by Buyer or SubCorp of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the consolidated financial condition, results of operations or business of Buyer and its Subsidiaries taken as a whole or the ability of Buyer or SubCorp to consummate the Merger, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer or SubCorp, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Seller to Buyer.

          (e) By Seller if Seller's Board of Directors fails to make or withdraws or modifies its recommendation referred to in Section 5.2 or issues a statement pursuant to Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act recommending acceptance of or endorsing a tender or exchange offer for shares of Seller Common Stock after determining in good faith, after consultation with and based upon the advice of independent legal counsel (who may be Seller's or its Board of Directors' regularly engaged independent legal counsel), that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

          (f) By Buyer or Seller if there shall have occurred (i) any general suspension of, or limitation on, trading in securities generally on the NYSE continuing for a period of fifteen (15) business days, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States continuing for a period of fifteen
     (15) business days.

          (g) By either Buyer or Seller if (i) any event shall have occurred as a result of which any condition set forth in Section 6.1 is no longer capable of being satisfied or (ii) the Merger shall not have been consummated by September 30, 1995; provided, however, that, in either case, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner which proximately contributed to the failure of any such condition to be satisfied or the failure to consummate the Merger.

     7.2 Specific Performance. The parties acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event that either violates or fails and refuses to perform any covenant made by it herein, the other party or parties will be without adequate remedy at law. Each party agrees, therefore, that, in the event that it violates or fails and refuses to perform any covenant made by it herein, the other party or parties so long as it or they are not in breach hereof, may, in addition to any remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or seek any other equitable relief.

     7.3 Rights and Obligations upon Termination. If this Agreement is not consummated for any reason, each party will redeliver all documents, work papers, and other materials of any party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, except to the extent previously delivered to third parties in connection with the transactions contemplated hereby, and all information received by any party hereto with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that this Section 7.3 shall not apply to any documents, work papers, material, or information which is a matter of public knowledge or which heretofore has been or hereafter is published in any publication for public distribution or filed as public information with any governmental agency.

     7.4 Certain Fees and Expenses. Seller acknowledges that Buyer has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of Seller and its Subsidiaries, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Agreement and the accomplishment of the transactions contemplated hereunder, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce Buyer to enter this Agreement:

          (a) Expenses. In the event that Buyer terminates this Agreement pursuant to Section 7.1 (b) by reason of the failure to meet any condition contained in Section 6.2(c) due to Seller's misrepresentation or breach of warranty or breach of any covenant or agreement, then Seller shall pay Buyer on demand, in same day funds, the Expenses, not as a penalty but as full and complete liquidated damages. For purposes of this Section 7.4, "Expenses" shall include all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all reasonable fees of counsel, accountants, experts and consultants to Buyer) actually incurred after March 1, 1995 by Buyer or on its behalf in connection with the Merger and all transactions contemplated by this Agreement; provided, however, that Expenses shall be limited to 1% of the Merger Consideration.

          (b) Fee.  If this Agreement is terminated pursuant to:

             (i) Section 7.1(b) by Buyer by reason of the failure to meet any condition contained in Section 6.2(c) due to Seller's knowing and intentional misrepresentation or knowing and intentional breach of a warranty, covenant or agreement and (A) Seller shall have had contacts with a third party about or entered into negotiations relating to a Competing Transaction during the period from the date of this Agreement through the date of termination of this Agreement or (B) within one year after the date of such termination a Competing Transaction shall have occurred or Seller shall have entered into a definitive agreement providing for a Competing Transaction;

             (ii) Section 7.1(c)(i) by Buyer;

             (iii) Section 7.1(c)(ii) by Buyer due to the withdrawal of or material modification in the authorization, approval or recommendation to Seller's stockholders with respect to the Merger or the Agreement by the Seller Board of Directors in a manner adverse to Buyer, and at the time of such withdrawal or modification there exists a Competing Transaction from a third party;

             (iv) Section 7.1(e) by Seller; or

             (v) Section 7.1(g) by Buyer or Seller because this Agreement does not receive the requisite vote of the Seller stockholders and at the time of such vote, there existed a Competing Transaction;

     then Seller shall pay to Buyer a fee in the amount of $3,000,000 (the "Fee"), which amount is inclusive of the Expenses, not as a penalty but as full and complete liquidated damages; provided, however, that no amount shall be paid pursuant to this Section 7.4(b) if Buyer shall be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement. Upon payment of the Expenses or the Fee, this Agreement shall terminate with no further liability of Seller or Buyer at law or equity resulting therefrom. The Fee shall be payable to Buyer notwithstanding that any action taken by the Board of Directors of Seller which may give rise to the obligation to pay the Fee may have been taken in accordance with the fiduciary duties of the Board of Directors. For purposes of Section 7.4(b)(i), action by Seller shall not be deemed to be knowing and intentional if it results solely from acts of non-officer employees of Seller taken without prior knowledge of any officer or director of Seller.

          (c) Payment. Any payment required pursuant to this Section 7.4 shall be made as promptly as practicable, but in no event later than two business days after termination of this Agreement or, in the case of payment of the Expenses, no later than two business days after Buyer's delivery to Seller of a statement setting forth the Expenses in reasonable detail, and shall be made by wire transfer of immediately available funds to an account designated by Buyer; provided, however, that any payment required pursuant to subsection (b)(i)(B) of this Section 7.4 shall be made as promptly as practicable, but in no event later than two business days after the occurrence of the earlier of the Competing Transaction or the execution of a definitive agreement providing for a Competing Transaction. In the event that Buyer is entitled to the Expenses or the Fee, Seller shall also pay to Buyer interest at the rate of 8.0% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Seller to pay the Expenses, the Fee or such interest.

     7.5 Effect of Termination. Except for the provisions of Sections 5.4, 5.5, 7.3, 7.4, this Section 7.5 and Article 8, which shall survive any termination of this Agreement, in the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its respective officers, directors or stockholders; provided, however, that except as expressly set forth in Section 7.4(b), nothing in this Section
7.5 shall relieve any party from liability for the knowing and intentional breach of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Waiver of Certain Conditions. Any party may, at its option, waive in writing any or all of the conditions herein contained to which its obligations hereunder are subject, except that the conditions contained in Section 6.1(a), -(b) and -(d), Section 6.2(a) (with respect to consents and authorizations, orders and approvals of, and filings and registrations with, any Governmental Entity) and -(b) (first sentence) and Section 6.3(a) and -(b) may not be so waived.

     8.2 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

              If to Buyer and SubCorp, to:

                3 Corporate Square, Suite 700
                Atlanta, Georgia 30329
                Fax No. (404) 636-7632
                Attention: Randolph L.M. Hutto
                        Senior Executive Vice President and
                        General Counsel

                with a copy to:

                Sutherland, Asbill & Brennan
                999 Peachtree Street, N.E.
                Atlanta, Georgia 30309-3996
                Fax No. (404) 853-8806
                Attention: George L. Cohen, Esq.

              If to Seller, to:

                435 Ford Road
                Minneapolis, Minnesota 55426
                Attention: William E. Sagan
                        President and Chief Executive
                        Officer

                with copies to:

                Popham, Haik, Schnobrich & Kaufman, Ltd.
                3200 Piper Jaffray Tower
                222 S. Ninth St.
                Minneapolis, Minnesota 55402
                Attention: Bruce B. McPheeters

                Schiff Hardin & Waite
                7200 Sears Tower
                Chicago, Illinois 60606
                Attention: W. Brinkley Dickerson, Jr.

                Special Committee
                c/o Duncan Cocroft, Chairman
                335 S. 6th Street, 49th Floor
                Minneapolis, Minnesota 55402

All such notices and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt. In the case of notices or communications sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice or communication to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice or communication is deemed received.

     8.3 Table of Contents; Headings. The Table of Contents, cross reference pages and headings contained herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     8.4 Variation and Amendment. This Agreement may be varied or amended at any time before or after the approval of this Agreement by the holders of Seller Common Stock by action of the respective Boards of Directors of Seller, Buyer and SubCorp, without action by the stockholders thereof; provided, however, that any variance or amendment made after approval of the Merger by the stockholders of Seller that (i) reduces the Merger Consideration or changes the form of the Merger Consideration or (ii) changes any of the terms and conditions of this Agreement if such change would adversely affect the stockholders of Seller shall be subject to the further approval of Seller's stockholders. Any variation, modification or amendment to this Agreement must be made in writing and executed by each of the parties hereto.

     8.5 No Survival of Representations or Warranties. None of the representations or warranties made in Article 4 of this Agreement shall survive the Effective Time.

     8.6 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be held in New York, New York before a panel of three (3) arbitrators, one selected by Buyer and SubCorp, one selected by Seller and the third selected by mutual agreement of the first two arbitrators. Each arbitrator shall be independent and impartial. Judgment upon any award rendered by the arbitrators may be entered into any court of competent jurisdiction. The determination of which party (or combination of them) bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrators.

     8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     8.8 Waiver. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other agreements contemplated hereby, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein or therein contained.

     8.9 No Third Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of the parties and their respective successors and permitted assignees. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity; provided, however, that all persons who are beneficiaries of Sections 5.14 and 5.15 shall be entitled to enforce the provisions of those sections, respectively. Except for assignments to wholly-owned subsidiaries (direct or indirect) of Buyer, in which event Buyer shall remain liable for the performance of this Agreement, no transfer or assignment (including by operation of law) of this Agreement or of any rights or obligations under this Agreement may be made by any party without the prior written consent of the other parties and any attempted transfer or assignment without that required consent shall be void. No transfer or assignment by a party of its rights under this Agreement shall relieve it of any of its obligations to the other parties under this Agreement.

     8.10 Time of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a public or legal holiday, the party having such right or duty shall have until 5:00 p.m. Atlanta, Georgia time on the next succeeding regular business day to exercise such right or to discharge such duty.

     8.11 Counterparts. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

     8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the conflicts of law principles thereof.

     8.13 Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

                         [Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          EMPLOYEE BENEFIT PLANS, INC.

                                          /s/  TIMOTHY W. KUCK
                                          --------------------------------------
                                          Timothy W. Kuck
                                          Chief Financial Officer
                                          and Secretary

                                          FIRST FINANCIAL MANAGEMENT
                                          CORPORATION

                                          /s/  M. TARLTON PITTARD
                                          --------------------------------------
                                          M. Tarlton Pittard
                                          Vice Chairman, Chief Financial
                                          Officer and Treasurer

                                          GEMINI ACQUISITION CORP.

                                          /s/  M. TARLTON PITTARD
                                          --------------------------------------
                                          M. Tarlton Pittard
                                          President

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER
                                       OF
                            GEMINI ACQUISITION CORP.
                                 WITH AND INTO
                          EMPLOYEE BENEFIT PLANS, INC.

     The undersigned corporation does hereby certify:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

                                   NAME                            STATE OF INCORPORATION
          -------------------------------------------------------  ----------------------
          Gemini Acquisition Corp. ..............................         Delaware
          Employee Benefit Plans, Inc. ..........................         Delaware

     SECOND: That an agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

     THIRD: The name of the surviving corporation in the merger is Employee Benefit Plans, Inc.

     FOURTH: That the following amendment to ARTICLE FOURTH of the Certificate of Incorporation of Employee Benefit Plans, Inc. is effected by the merger:

     ARTICLE FOURTH is DELETED and REPLACED with the following new ARTICLE
FOURTH:

     The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock having a par value of $0.01 per share (the "Common Stock"). The Common Stock (a) shall be one and the same class, (b) shall have full and unlimited voting rights (with each share having one vote on each matter submitted to stockholders for vote), (c) shall have equal rights of participation in dividends and other distributions, and (d) shall be entitled to receive the net assets of the corporation ratably upon dissolution.

but otherwise that the Certificate of Incorporation of Employee Benefit Plans, Inc., as in effect immediately prior to the merger, shall be the Certificate of Incorporation of the surviving corporation.

     FIFTH: The executed agreement of merger is on file at the principal place of business of Employee Benefit Plans, Inc., the surviving corporation. The address of said principal place of business is 435 Ford Road, Minneapolis, Minnesota 55426.

     SIXTH: A copy of the agreement of merger will be furnished by Employee Benefit Plans, Inc., the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

     DULY EXECUTED and delivered by the duly authorized officers of the
Surviving Corporation on                    , 1995.

                                          EMPLOYEE BENEFIT PLANS, INC.

                                          By:
                                             -------------------------

                                          Name:
                                               -----------------------

                                          Title:
                                                ----------------------
Attest:


-------------------------------------
                       ,Secretary

                                                                       EXHIBIT B

                          OPINION OF SELLER'S COUNSEL

     1. Seller is a corporation incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and assets and to conduct its business as it is described in the Registration Statement. Each of Seller's Subsidiaries is a corporation incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is described in the Proxy Statement.

     2. The authorized capital stock of Seller consists of 50,000,000 shares of Seller Common Stock and 2,000,000 shares of Seller Preferred Stock. As of the
date of such opinion, there are                  shares of Seller Common Stock
issued and outstanding and no shares of Seller Preferred Stock are issued and outstanding. The issued and outstanding shares of Seller Common Stock are duly authorized, validly issued, fully paid and non-assessable.

     3. Seller has the corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated on the part of Seller. The Agreement has been duly adopted by the Board of Directors of Seller and duly approved by its stockholders under the DGCL, duly executed and delivered by Seller, and is a valid and binding agreement of Seller enforceable in accordance with its terms, subject to: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally; and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, provided that no opinion is expressed with respect to the enforceability of Sections 5.6, 5.15, 7.2 and 7.4 of the Agreement.

     4. Except as set forth in such opinion, neither the execution nor delivery by Seller of the Agreement and the performance of its obligations hereunder will (with the passage of time or the giving of notice or both): (a) constitute a violation of, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any security interest, lien or other encumbrance or adverse claim against, or upon any of the property of, Seller or any of its Subsidiaries under (i) any term or provision of the Certificate of Incorporation or Bylaws of Seller, (ii) any Material Contract, (iii) any permit, judgment, decree or order of any Governmental Entity that is listed on the Schedules to the Agreement or known to such counsel or
(iv) any applicable law which in the experience of such counsel is normally applicable to transactions of the type contemplated by the Agreement; or (b) create or cause the acceleration of the maturity of, any indebtedness, monetary obligation, or monetary liability of Seller that is listed on the Schedules to the Agreement or is known to such counsel.

     5. Except as set forth in such opinion and except for the filing of the Certificate of Merger with the Secretary of State of Delaware, each consent, authorization, order and approval of, and filing and registration with, any Governmental Entity required to be made or obtained by Seller for the execution and delivery of the Agreement and the other documents and agreements contemplated hereby and the consummation of the transactions contemplated by the Agreement have been made or obtained.

     6. The Proxy Statement sent by Seller to its stockholders for purposes of the Seller Stockholders Meeting held pursuant to Section 5.2 of the Agreement complied as to form in all material respects with the requirements of the DGCL and the Securities Exchange Act of 1934, as amended.

     7. Upon the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with Section 1.3 of the Agreement, the Merger shall become effective in accordance with the DGCL.

Such opinion may be limited to the laws of the State of Delaware and the federal laws of the United States of America and, except as set forth in paragraph 5 above, may exclude the applicability and effect of any antitrust and unfair competition laws. In rendering such opinions such counsel may rely upon opinions of other counsel or provide opinions of other counsel who is reasonably satisfactory to Buyer directly to Buyer as to certain matters, and may rely solely upon certificates of public officials and officers of Seller as to factual matters, shall be under no obligation to make any independent investigation as to factual matters, and as to factual matters such opinion may be limited to the actual knowledge of such counsel. No knowledge of James B. Lockhart, a director of Seller and a shareholder of the firm rendering such opinion, shall be imputed to the firm. As used in the opinion, "actual knowledge" shall mean the current awareness by lawyers in the primary lawyer group of factual matters that such lawyers recognize as being relevant to the opinion or confirmation and shall not require a review of counsel's files. "Primary lawyer group" means the lawyer who signs the opinion letter and each other lawyer in the firm who is responsible for analyzing the particular issue, providing the response concerning the particular issue or reviewing the opinion.

                       CONFIRMATIONS OF SELLER'S COUNSEL

     1. Such counsel has participated in the preparation and review of portions of the Registration Statement and the Proxy Statement. From time to time such counsel has had discussions with officers of Seller and, based solely thereon, no facts pertaining to Seller have come to such counsel's attention which lead such counsel to believe that the Registration Statement and the Proxy Statement (except for the financial statements, schedules and other financial and statistical information included therein as to which such counsel need express no opinion) or any amendment or supplement thereto, at the time they were mailed to the stockholders of Seller and at the time of the Seller Stockholders Meeting to approve the adoption of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Such counsel has not, however, independently verified, is not passing upon, and does not assume any responsibility for or guarantee the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Proxy Statement;

     2. Except as set forth in such opinion, to the knowledge of such counsel there is no litigation or other proceeding against Seller or any Subsidiary, or its respective properties and assets, pending or overtly threatened by a written communication to Seller or any Subsidiary, that would be required to be disclosed pursuant to the requirements of Item 103 of Regulation S-K.

                                                                       EXHIBIT C

                    OPINION OF BUYER'S AND SUBCORP'S COUNSEL

     1. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own its properties and assets and to conduct its business as it is described in the Registration Statement.

     2. SubCorp is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to own its properties and assets and to carry on its business as it is described in the Registration Statement.

     3. The authorized capital stock of Buyer consists of 150,000,000 Buyer Common Shares and 5,000,000 shares of Buyer Preferred Stock. As of
       , 1995 there are               Buyer Common Shares issued and outstanding
and no shares of Preferred Stock issued and outstanding. The issued and outstanding Buyer Common Shares are duly authorized, validly issued, fully paid and non-assessable.

     4. The authorized capital stock of SubCorp consists of 1,000 shares of common stock, $.01 par value. As of the date of such opinion there are 100 shares of SubCorp common stock issued and outstanding. The issued and outstanding shares of SubCorp common stock are duly authorized, validly issued, fully paid and non-assessable.

     5. Each of Buyer and SubCorp has the corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated on the part of Buyer and SubCorp. Each of Buyer and SubCorp has taken all necessary corporate action to authorize the execution and delivery of the Agreement and the consummation by it of the transactions contemplated hereby. The Agreement has been duly adopted by the respective Boards of Directors of Buyer and SubCorp and has been duly approved by the Buyer as the sole stockholder of SubCorp, executed and delivered by each of Buyer and SubCorp and is a valid and binding agreement of Buyer and SubCorp and enforceable in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally; and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, provided that no opinion is expressed with respect to the enforceability of Sections 5.6, 7.2 or 7.4.

     6. Except for the filing of the Certificate of Merger with the Secretary of State of Delaware, each consent, authorization, order and approval of, and filing and registration with, any Governmental Entity required to be made or obtained by each of Buyer and SubCorp for the execution and delivery of the Agreement and the other documents and agreements contemplated hereby and the consummation of the transactions contemplated by the Agreement have been made or obtained.

     7. The Buyer Common Shares issued to the shareholders of Seller shall, upon consummation of the Merger, be validly authorized and issued, fully paid and nonassessable.

     8. Neither the execution nor delivery of the Agreement by each of Buyer and SubCorp and the performance by Buyer and SubCorp of their respective obligations thereunder will constitute a violation of (i) any term or provision of the respective Articles or Certificate of Incorporation or Bylaws of Buyer or SubCorp, (ii) any permit, judgment, decree or order of any Governmental Entity known to such counsel or (iii) any applicable law which in such counsel's experience is normally applicable to transactions of the type contemplated by the Agreement.

     9. The Registration Statement complied as to form in all material respects with federal securities law.

     10. Upon the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with Section 1.3 of the Agreement, the Merger shall become effective in accordance with the DGCL.

Such opinion may be limited to the laws of the States of Delaware and Georgia and the federal laws of the United States of America and, except as set forth in paragraph 6 above, may exclude the applicability and effect of any antitrust and unfair competition laws. In rendering such opinions such counsel may rely upon opinions of other counsel and may rely upon certificates of public officials and officers of Buyer, SubCorp or any of Buyer's other Subsidiaries as to factual matters and shall be under no obligation to make any independent investigation as to factual matters.

                 CONFIRMATION OF BUYER'S AND SUBCORP'S COUNSEL

     1. Such counsel has participated in the preparation and review of the Registration Statement. From time to time such counsel has had discussions with officers, directors and employees of Buyer and the independent accountants who examine certain financial statements of Buyer and its Subsidiaries and, based thereon, no facts have come to such counsel's attention which leads such counsel to believe that the Registration Statement (except for the financial statements, schedules and other financial and statistical information included therein as to which such counsel need express no opinion) or any amendment or supplement thereto contained, at the time it became effective and at the Effective Time, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Such counsel has not, however, independently verified, and is not passing upon, and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained the Registration Statement.

     2. The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and insofar, as such counsel knows, no proceeding for that purpose has been instituted or is pending or contemplated.

                                                                       EXHIBIT D

                        AGREEMENT FROM SELLER AFFILIATES

                                                                  May     , 1995

First Financial Management Corporation
3 Corporate Square, Suite 700
Atlanta, Georgia 30329

Ladies and Gentlemen:

     This letter agreement is being delivered to you pursuant to an Agreement
and Plan of Merger, dated as of May          , 1995 (the "Merger Agreement"), by
and among First Financial Management Corporation ("Buyer"), Employee Benefit Plans, Inc. ("Seller") and Gemini Acquisition Corp., a wholly owned subsidiary of Buyer ("SubCorp"). The Merger Agreement provides that SubCorp will be merged into Seller (the "Merger") and Seller will become a wholly owned subsidiary of Buyer. In accordance with the Merger Agreement, each share of Seller Common Stock (the "Seller Shares") will be converted on the effective date of the Merger into the right to receive shares of Buyer Common Shares (the "Buyer Shares") plus cash in lieu of any fractional shares. I understand that Buyer is not required to proceed with the Merger unless I deliver this letter agreement agreeing to the matters covered herein.

     1. "Affiliate" Status and "Covered Persons." I have been advised that I am or may be deemed to be an "affiliate" of Seller, as that term is defined for purposes of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). As a result, I understand that certain restrictions will apply with respect to the Buyer Shares to be received by or for the account of me and any other person or entity deemed to be the same "person" as me under the SEC's rules (each such person or entity being referred to as a "Covered Person"). I understand that under the SEC's Rule 144(a)(2), each of the following would be considered the same "person" as me and is therefore a "Covered Person" subject to all of the provisions of Section 2 of this letter agreement:

          (a) my spouse and any relative of me or of my spouse who shares my home;

          (b) any trust or estate for which I or any of the persons described in Subsection (a) above collectively owns 10% or more of the total beneficial interest or serves as trustee, executor or in any similar capacity; and

          (c) any corporation or other organization (excluding Buyer) in which I and any of the persons described in Subsection (a) above are the beneficial owners collectively of 10% or more of any class of equity securities or 10% or more of the equity interest.

          I have listed on Attachment A each "Covered Person" related to me in any of the ways described in Subsection (a), (b) or (c) above.

     2. Securities Law Compliance. In connection with the Merger and Buyer's issuance of the Buyer Shares, I represent, warrant and agree as follows:

          (a) I have been advised that, because I may be an "affiliate" of Seller, I or any Covered Person may be deemed an "underwriter" pursuant to paragraph (c) of Rule 145 if I or any Covered Person publicly offers or sells any of the Buyer Shares except as permitted by paragraph (d) of Rule 145.

          (b) I therefore agree that for a period of three years from the effective date of the Merger, neither I nor any Covered Person will make any disposition of the Buyer Shares except in compliance with the provisions of paragraph (d) of Rule 145, or pursuant to an effective registration statement under the Securities Act, or unless Buyer shall have received evidence satisfactory to it, including, if desired by Buyer, receipt of an opinion of counsel satisfactory to it, that such compliance or registration is not required.

          (c) I understand that all of the technical requirements of Rule 145(d)(1) will apply for at least two years after the effective date of the Merger, but that some of these requirements will become inapplicable after two years if the conditions described in Subsection (d) below apply. I understand that Rule 145(d)(1) would permit sales of the Buyer Shares in transactions which satisfy the requirements of paragraphs (c), (e), (f) and
     (g) of Rule 144 of the SEC. I have been advised that Attachment B summarizes the technical requirements that will apply to sales of Buyer Shares unless and until Subsection (d) below applies.

          I understand that the applicable requirements of Rule 145 and related paragraphs of Rule 144 are very technical and that I and any Covered Person should consult with Buyer's Legal Department or a knowledgeable market professional before attempting to effect any sales in reliance on these provisions.

          (d) I also understand that after the second anniversary of the effective date of the Merger, Rule 145(d)(2) will permit the sale of the Buyer Shares if Buyer is then current in its SEC reporting requirements and I am not then an "affiliate" of Buyer and the shares are not, and have not been, owned by anyone considered to be an "affiliate" of Buyer. I further understand that after the third anniversary of the effective date of the Merger, Rule 145(d)(3) will permit the sale of such Buyer Shares if I am not then an "affiliate" of Buyer (and have not been for at least three months) and the shares are not, and have not been, owned by anyone considered to be an "affiliate" of Buyer. (I understand that if I or any Covered Person or any "Acquiring Person" (as defined in Subsection (e) below) were to become an "affiliate" of Buyer, special rules would apply.)

          (e) I acknowledge that if I or any Covered Person sells or otherwise transfers (including by gift) the Buyer Shares in a transaction not conforming to Rule 145(d), the person or entity acquiring such Buyer Shares (the "Acquiring Person") would be deemed to have stepped into my shoes and would be subject to the same transfer restrictions as I am. I acknowledge that it would be necessary for me to require any such Acquiring Person, as a condition of such sale, gift or other transfer, to agree to comply with the transfer restrictions set forth in Section 2 of this letter agreement.

          (f) I understand that Buyer is under no obligation to register the sale, transfer or other disposition of the Buyer Shares by me or any Covered Person or otherwise assist me or any Covered Person in complying with any exemption from registration, except that Buyer has agreed that, for a period of two years following the effective date of the Merger, it will file all reports required to be filed by it under Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations adopted by the SEC thereunder, so as to comply with the current public information requirements of Rule 144(c)(i); provided, however, that if Buyer's obligation to file such reports under Section 13 or 15(d) of the Exchange Act is suspended or terminated in accordance with the provisions of the Exchange Act, Buyer will not be obligated to satisfy the alternative requirements of Rule 144(c)(2) in order to facilitate the availability of Rule 144 for resales of Buyer Shares. Subject to the foregoing proviso, Buyer has agreed to take such further action as I may reasonably request to enable me or any Covered Person to sell in compliance with Rule 144 (or any similar rule adopted by the SEC) any Buyer Shares.

          (g) With respect to all Buyer Shares acquired by me or any Covered Person, I agree that for a period of three years after the effective date of the Merger: (i) stop transfer instructions will be given to Buyer's transfer agent with respect to the Buyer Shares, and (ii) there will be placed on the stock certificates representing the Buyer Shares or any stock certificates issued in substitution or exchange therefor, an appropriate legend stating in substance:

             "The sale, transfer or other disposition of these shares is restricted pursuant to the provisions of an agreement between the registered holder and the Buyer, a copy of which may be examined at the office of Buyer."

     I understand that after the third anniversary of the effective date of the Merger, Buyer will, upon written request by me (or by any Covered Person or Acquiring Person who is the registered holder of any of the Buyer Shares) and surrender of the stock certificates representing such shares (together with any related documenta-tion reasonably requested by Buyer or its transfer agent) reissue stock certificates, without any restrictive legend, representing such shares.

     3. Additional Representation. I have carefully read this letter and have discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of Buyer Shares, to the extent I felt necessary, with my counsel or counsel for Seller.

                                          Very truly yours,

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Please print or type name.
                                          Also please complete the
                                          date on page 1.

     Accepted and agreed to this      day of May, 1995.

                                          FIRST FINANCIAL MANAGEMENT
                                          CORPORATION

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                  ATTACHMENT A

     Set forth below is each person or entity related to me in a way described in Section 1 and thus deemed a "Covered Person" subject to Section 2:

                                  ATTACHMENT B

     Unless and until the conditions described in Subsection (d) of the attached letter apply, Rule 145(d)(1) and the applicable paragraphs of Rule 144 would generally require that any sale of the Buyer Shares:

          (i) would have to be made at a time that Buyer is current in its compliance with SEC reporting requirements;

          (ii) would be subject to the limitation that the total number of shares of Buyer Shares sold in any three-month period by me and by any other person or entity whose sales must be aggregated with mine pursuant to Rule 144(e) (which includes but is not limited to the Covered Persons described in Section 1), could not exceed the higher of 1% of the outstanding shares of Buyer Common Stock or the applicable average weekly trading volume of Buyer Common Stock, as defined in Rule 144; and

          (iii) would have to be made in a "brokers' transaction" or directly with a "market maker" and could not involve special solicitation activities or special payments in excess of normal commissions.

                                                                       EXHIBIT E

                         BONUS AND SEVERANCE AGREEMENT

     THIS IS AN AGREEMENT (this "Agreement") made as of the           day of
                    , 1995, between First Financial Management Corporation, a Georgia corporation ("Buyer") and (the "Employee"), an employee of Employee Benefit Plans, Inc., a Delaware corporation ("Seller").

                                  WITNESSETH:

     WHEREAS, Seller and Buyer have entered into an Agreement and Plan of
Merger, dated as of May,      , 1995 pursuant to which Seller would be merged
with a wholly-owned subsidiary of Buyer;

     WHEREAS, Employee is currently employed by Seller in various capacities and is rendering valuable services to Seller;

     WHEREAS, Buyer believes that an Agreement providing certain assured severance benefits and bonus payments to Employee would further its aims in retaining Employee as an Employee of Seller;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Bonus Payment.  If Employee remains employed by Seller or its affiliate
on a full-time basis throughout the period ending           [(twelve months
after the date of this Agreement)] (the "Retention Period") Employee shall be paid a cash bonus (the "Bonus") equal to twenty (20) percent of Employee's current base salary as set forth in Exhibit A. The Bonus will be payable to Employee within ten (10) business days following the end of the Retention Period.

     2. Severance Arrangement. In the event that Employee is terminated by Seller or an affiliate, without Cause (as defined below), prior to the end of the Retention Period, Employee shall receive a one time payment equal to the product of (i) the Bonus which would have been payable pursuant to Section 1 hereof and (ii) a fraction, the numerator of which is the number of days in the Retention Period during which Employee was employed by Seller or an affiliate and the denominator of which is 365. In the event of such termination without Cause during the Retention Period Employee shall also be entitled to a special one time severance payment equal to two (2) times the amount Employee would be entitled to under the Buyer standard severance policy, with such amount in no event being less than three (3) months of Employee's current base salary as set forth on Exhibit A.

     3. Cause.  For purposes of this Agreement, "Cause" shall mean:

          (a) the willful failure by Employee to substantially perform Employee's duties with Seller or an affiliate after a written notice requesting substantial performance is sent to Employee by Seller or its affiliate, (b) an act or acts of personal dishonesty taken by Employee and intended to result in personal enrichment of the Employee at the expense of Seller or its affiliate, or (c) conviction of Employee of a felony.

     4. Payments. All payments to be made by Seller pursuant to this Agreement will be subject to applicable withholding requirements and shall be made in accordance with regular payroll practices of Seller or its affiliate. The payments described in this Agreement shall be the sole remedy of Employee with respect to Employee's termination of employment by Seller as covered by this Agreement. No payment shall be made by Seller to Employee hereunder if:

          (a) Seller terminates Employee's employment for Cause,

          (b) Employee voluntary resigns from full-time employment from Seller or its affiliate;

          (c) Employee retires from full-time employment with Seller or its affiliate;

          (d) Employee dies;

          (e) Employee is no longer actively employed by Seller or an affiliate due to disability (as such term is defined under Buyer's employee benefit programs).

     5. Miscellaneous; Prior Agreements Superseded. Nothing in this Agreement shall be deemed to require Seller or any affiliate to continue Employee's employment, responsibilities or title for any period of time. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements, if any, of the parties hereto with respect to the subject matter hereof, including without limitation all prior employment or severance agreements and arrangements, and may not be altered except in writing signed by the party against whom the change is being asserted. The failure of any party hereto at any time or times to require the performance of any provisions of this Agreement shall in no manner affect the right to enforce the same; and no waiver by any party hereto of any condition or of a breach of any covenant or agreement contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such covenant or agreement or breach or waiver of any other covenants or agreements contained in this Agreement. All notices under this Agreement shall be made in writing and given either in person or mailed first class mail, postage prepaid, to the address of the party set forth below his or its signature or to such other address as a party thereto may furnish to the others as provided in this sentence; and if notice is given pursuant to the foregoing of a permitted successor or assign, then notice shall thereafter be given pursuant to the foregoing to such permitted successor or assign. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such counterparts.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                          EMPLOYEE BENEFIT PLANS, INC.

                                          By:
                                             -----------------------------

                                          Address:
                                                  ------------------------
                                                  ------------------------
                                                  ------------------------
                                                  ------------------------

                                          EMPLOYEE

                                          By:
                                             -----------------------------

                                          Address:
                                                  ------------------------
                                                  ------------------------
                                                  ------------------------
                                                  ------------------------

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of July 19, 1995, is by and among EMPLOYEE BENEFIT PLANS, INC., a Delaware corporation ("EBP"), GEMINI ACQUISITION CORP., a Delaware corporation ("SubCorp"), and FIRST FINANCIAL MANAGEMENT CORPORATION, a Georgia corporation ("FFMC").

                                   RECITALS:

     WHEREAS, EBP, SubCorp and FFMC entered into an Agreement and Plan of Merger dated as of May 12, 1995 (the "Merger Agreement") with respect to a business combination of EBP and SubCorp;

     WHEREAS, EBP, SubCorp and FFMC desire to amend the Merger Agreement in certain respects as provided herein.

                            STATEMENT OF AMENDMENT:

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Extension of Termination Date. Section 7.1(g) of the Merger Agreement is hereby amended by deleting the referenced termination date of September 30, 1995 and replacing it with October 31, 1995.

     2. General. As hereby amended, all the terms and provisions of the Merger Agreement shall continue in full force and effect.

     3. Counterparts. This Amendment may be executed by each party upon a separate copy, and in such case one counterpart of this Amendment shall consist of enough of such copies to reflect the signatures of all of the parties. This Amendment may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same amendment. Any party may deliver an executed copy of this Amendment by facsimile transmission to the other parties and such delivery shall have the same force and effect as delivery of a manually signed copy of this Amendment.

     IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this Amendment as of the date first set forth above.

                                          EMPLOYEE BENEFIT PLANS, INC.

                                          /s/  William E. Sagan
                                          --------------------------------------
                                          William E. Sagan
                                          President and Chief Executive Officer

                                          GEMINI ACQUISITION CORP.

                                          /s/  Randolph L.M. Hutto
                                          --------------------------------------
                                          Randolph L.M. Hutto
                                          Senior Executive Vice President

                                          FIRST FINANCIAL MANAGEMENT
                                          CORPORATION

                                          /s/  Randolph L.M. Hutto
                                          --------------------------------------
                                          Randolph L.M. Hutto
                                          Senior Executive Vice President

                                                                         ANNEX B

                                LEHMAN BROTHERS

September 19, 1995

Board of Directors
Employee Benefit Plans, Inc.
435 Ford Road
Minneapolis, MN 55426

Members of the Board:

     Employee Benefit Plans, Inc. (the "Company"), First Financial Management Corporation ("FFMC"), and a newly formed subsidiary of FFMC ("SubCorp") have entered into an Agreement and Plan of Merger dated as of May 12, 1995 (as amended, the "Agreement") regarding the proposed merger of SubCorp with and into the Company (the "Merger"). The Agreement provides that, upon effectiveness of the Merger, each issued and outstanding share of the common stock of the Company will be converted into 0.1975 shares of common stock of FFMC (the "Conversion Ratio"). The Agreement further provides that the outstanding employee stock options of the Company will be assumed by FFMC and become options to purchase shares of common stock of FFMC at the Conversion Ratio. The terms and conditions of the Merger are set forth in more detail in the Agreement.

     Subsequent to the execution of the Agreement, FFMC entered into a definitive merger agreement with First Data Corporation ("First Data") pursuant to which FFMC will be merged with a subsidiary of First Data (the "First Data Merger"). If the First Data Merger is consummated, each outstanding share of FFMC common stock, including any such shares acquired by the Company's stockholders pursuant to the Agreement, would be converted into 1.5859 shares of First Data common stock.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger, and have been requested by it to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of the Company of the Conversion Ratio to be offered to such shareholders pursuant to the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

     In arriving at our opinion, we reviewed and analyzed the following: (i) the Agreement; (ii) publicly available information concerning the Company, FFMC and First Data which we believe to be relevant to our inquiry; (iii) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (iv) financial and operating information with respect to the business, operations and prospects of FFMC furnished to us by FFMC; (v) a trading history of the Company's common stock over the last three years, and of FFMC's and First Data's common stock over the last three years, and a comparison of such trading histories with those of other companies which we deemed relevant; (vi) a comparison of the historical financial results and present financial condition of the Company, FFMC and First Data with those of other companies which we deemed relevant; (vii) a review of third party research analyst quarterly and annual earnings estimates for the Company, FFMC and First Data; (viii) analyses of the potential pro forma financial effects of the Merger; and (ix) a comparison of the financial terms of the Merger with the terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the respective managements of the Company, FFMC and First Data concerning each company's business, operations, assets, financial condition and prospects, and undertook such other studies, analyses and investigations as we deemed appropriate for the purposes of the opinion expressed herein.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company, FFMC and First Data that they are not aware of any facts that would make such information inaccurate or misleading.

With respect to the financial forecasts of the Company, upon advice of the Company, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company, FFMC or First Data and have not had access to any financial forecasts from FFMC or First Data. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Conversion Ratio to be offered to the shareholders of the Company pursuant to the Merger is fair to such shareholders.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Lehman Brothers has performed various investment banking services for First Data in the past and has received customary fees for such services. In the ordinary course of our business, we may trade in the equity and debt securities of the Company, FFMC and First Data for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                       B-2